As filed with the Securities and Exchange Commission on August 26, 1999
                                                      Registration No. 333-67343


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                 AMENDMENT NO. 6

                                       to

                                    FORM S-11

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------


                        FBR ASSET INVESTMENT CORPORATION

      (Exact Name of Registrant as Specified in its Governing Instruments)

                   Potomac Tower, 1001 Nineteenth Street North
                            Arlington, Virginia 22209
                                 (703) 469-1000

          (Address, Including Zip Code, and Telephone Number, including
             Area Code, of Registrant's Principal Executive Offices)

                                 ---------------

                                Elaine M. Clancy
                             Chief Financial Officer
                        FBR Asset Investment Corporation
                   Potomac Tower, 1001 Nineteenth Street North
                            Arlington, Virginia 22209
                                 (703) 469-1000
                            (703) 312-9602 (Telecopy)

                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                 ---------------

                                   COPIES TO:

       Randolph F. Totten, Esq.                 Robert S. Smith, Esq.
          Hunton & Williams                   Friedman, Billings, Ramsey
      Riverfront Plaza, East Tower            Investment Management, Inc.
          951 E. Byrd Street                        Potomac Tower
     Richmond, Virginia 23219-4074           1001 Nineteenth Street North
           (804) 788-8200                      Arlington, Virginia 22209
      (804) 788-8218 (Telecopy)                     (800) 846-5050
                                               (703) 312-9756 (Telecopy)

                                 ---------------

This Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

================================================================================

                        FBR Asset Investment Corporation

                                  Common Stock

                                5,767,750 Shares

FBR Asset Investment Corporation is a real estate investment trust that invests in mortgages, mortgage-backed securities and other real estate-related assets, both directly and indirectly through investments in other companies. The selling shareholders identified in this prospectus are offering and selling up to 5,767,750 shares of FBR Asset's common stock. FBR Asset will not receive any proceeds from the sale of those shares.

The selling shareholders may offer their shares of common stock in public or private transactions in the over-the-counter markets, on or off any stock exchange on which the shares may be listed at the time of sale, at prevailing market prices, or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders. FBR Asset's common stock has been approved for listing on the American Stock Exchange under the symbol "FB."

You should consider the risk factors discussed on pages 4-16 before investing in FBR Asset, which include:

     o    Significant Conflicts of Interest;

     o Sensitivity to Fluctuations in Interest Rates, Mortgage Prepayments, and Borrower Defaults;

     o    Leverage;

     o    Riskiness of Interest Rate Hedging;

     o    Sensitivity to Declines in Market Value of Investments;

     o    Management's Limited Experience Operating a REIT; and

     o    Limited Operating History.

================================================================================

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                    This prospectus is dated August 26, 1999.

================================================================================

This prospectus incorporates by reference exhibits to the registration statement that we have filed with the SEC. You may request copies of those exhibits, free of charge, by calling or writing Ms. Elaine Clancy at FBR Asset Investment Corporation, Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, (703) 469-1000.

================================================================================

                                Table of Contents

SUMMARY........................................................................1
   FBR Asset...................................................................1
   FBR & FBR Management........................................................2
   Summary Financial Information...............................................3
RISKS OF INVESTING IN FBR ASSET................................................4
   Conflicts with FBR may result in decisions that do not reflect FBR
   Asset's best interests......................................................4

   FBR Asset's limited operating history does not indicate future results......6

   FBR Management's limited experience in managing a REIT may affect FBR
   Asset's performance.........................................................6
   Declines in the market values of FBR Asset's assets may adversely affect credit availability and periodic reported results....................6
   FBR Asset is heavily dependent upon FBR Management..........................6
   Use of leverage could adversely affect FBR Asset's operations...............7
   FBR Asset's real estate-related investments may incur losses................7
      Changes in interest rates could negatively affect the value of FBR
      Asset's mortgage loans and mortgage-backed securities....................7
      Use of leverage can amplify declines in market value resulting from interest rate increases..................................................8
      Prepayment rates could negatively affect the value of FBR Asset's mortgage-backed securities...............................................8
      Hedging against interest rate exposure may adversely affect FBR
      Asset's earnings.........................................................9
      Multifamily and commercial real estate may lose value and fail to operate profitably.......................................................9
      Investing in subordinated interests exposes FBR Asset to increased credit risk.............................................................10
      Competition in the purchase, sale and financing of mortgage assets may limit the profitability of companies in which FBR Asset invests.....10

      Increased losses on uninsured mortgage loans can reduce the value of
      FBR Asset's equity investments..........................................11

      Prepayment sensitivity of investments in interest-only securities.......11
   Indirect nature of investments exposes FBR Asset to additional risks.......12
      Returns on equity investments are not directly linked to returns on investee companies' assets..............................................12
      Obstacles to success may remain hidden if due diligence is inadequate...12

      Dependence on management of other entities..............................13
      Limited liquidity of equity security investments........................13

      Volatility of prices....................................................13
      Disposition value of investments is dependent upon general and specific market conditions..............................................13

   Management Agreement requires FBR Asset to pay fee upon termination of
   FBR Management.............................................................14

   Tax requirements may restrict FBR Asset's operations.......................14
   Loss of Investment Company Act exemption would adversely affect FBR
   Asset......................................................................15

   Ownership limitation may restrict change of control or business combination opportunities..................................................16

   Board of Directors may change policies without shareholder consent.........16

   No prior market for common shares..........................................17
ORGANIZATION & RELATIONSHIPS..................................................18
FBR & FBR MANAGEMENT..........................................................19
   Related Party Transactions.................................................19
   FBR Management's Executive Officers........................................22
   The Management Agreement...................................................23
FBR ASSET'S BUSINESS..........................................................28
   Operating Policies & Strategies............................................28
   Current Investments........................................................29
      Whole-Pool Mortgage-Backed Securities...................................30
      Real Estate.............................................................37
      Commercial Mortgage Loans & CMBS........................................38
      Loans...................................................................40
      Real Estate-Related Businesses..........................................40

   Summary of Current Investments & Cash and Cash Equivalents.................41
   Dividends & Distribution Policy............................................42
SELECTED FINANCIAL DATA.......................................................44
MANAGEMENT'S DISCUSSION & ANALYSIS............................................45
   Overview...................................................................45
   Results of Operations......................................................45
      Net Income..............................................................45
      Interest and Dividend Income............................................48
      Interest Expense........................................................48
      Dividends Declared and Distributions in Excess of GAAP Net Income.......49
   Changes in Financial Condition.............................................49
      Securities Available for Sale...........................................49
      Repurchase Agreements...................................................50
      Contractual Commitments.................................................51
      Capital Resources and Liquidity.........................................51
      Shareholders' Equity....................................................52
   Year 2000 Compliance.......................................................54
   Market Conditions..........................................................55
      Equity Market Conditions................................................55
      REIT and Real Estate Market Conditions..................................56
      Interest Rate Environment...............................................59
      Market Risk.............................................................61
   Developments Since June 30, 1999...........................................64
FBR ASSET'S DIRECTORS & OFFICERS..............................................65
   The Board of Directors.....................................................65
   The Directors..............................................................67
   Executive Officers Who Are Not Directors...................................68
   Time Required of Directors & Executive Officers............................69
   Executive Compensation & Other Benefits....................................70
FBR ASSET'S CAPITAL STOCK.....................................................72
   General....................................................................72
   Common Stock...............................................................72
   Preferred Stock............................................................72
   Restrictions on Ownership and Transfer.....................................73
   Transfer Agent & Registrar.................................................75
   Reports to Shareholders....................................................76
   FBR Asset's Charter and Bylaws.............................................76
COMMON STOCK AVAILABLE FOR FUTURE SALE........................................77
PRINCIPAL SHAREHOLDERS........................................................78
FEDERAL INCOME TAX CONSEQUENCES OF FBR ASSET'S STATUS AS A REIT...............79
   Taxation of FBR Asset......................................................79
   Requirements for Qualification.............................................81
   Recordkeeping Requirements.................................................90
   Failure to Qualify.........................................................90
   Taxation of Taxable U.S. Shareholders......................................91
   Taxation of U.S. Shareholders on the Disposition of the Common Stock.......93
   Capital Gains and Losses...................................................93
   Information Reporting Requirements and Backup Withholding..................93
   Taxation of Tax-Exempt Shareholders........................................94
   Taxation of Non-U.S. Shareholders..........................................95
   Other Tax Consequences.....................................................97
ERISA CONSIDERATIONS..........................................................98
SELLING SHAREHOLDERS.........................................................100
USE OF PROCEEDS..............................................................103
PLAN OF DISTRIBUTION.........................................................104
OTHER MATTERS................................................................106
   Legal.....................................................................106
   Independent Accountants...................................................106
   Additional Information....................................................106

INDEX TO FINANCIAL STATEMENTS................................................F-1

================================================================================

Neither FBR Asset nor the selling shareholders have authorized anyone to give you any information other than that which is included in this document. Neither FBR Asset nor the selling shareholders have authorized anyone to make any representations to you other than those that are included in this document. If anyone gives you additional information, or makes additional representations, you must not rely on them at all.

This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than those to which it relates, nor is it an offer or solicitation of any person in any jurisdiction to whom it would be unlawful to make an offer or solicitation.

The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after August 26, 1999.


================================================================================

Summary

This summary highlights only a few of the facts that you will need to make an informed decision about investing in FBR Asset. We encourage you to read this entire prospectus, and the other documents to which it refers, very carefully.

References to "we," "us," and "our" indicate the management of FBR Asset.

FBR Asset

FBR Asset is a Virginia corporation that was formed in November 1997. FBR Asset invests in:

     o whole-pool mortgage-backed securities guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae;

     o    residential and commercial real property;

     o    residential and commercial mortgage loans;

     o    residential and commercial mortgage-backed securities;

     o    direct loans to real estate-related companies; and

     o    other real estate-related assets.

FBR Asset invests in some of these assets directly by buying the assets and invests in others indirectly by buying equity interests in, or making loans to, REITs and other companies engaged in real estate-related businesses. In the future, FBR Asset may enter into joint ventures or partnerships that will also invest in these assets.

FBR Asset expects to generate income primarily from the net earnings derived from its investments. FBR Asset also seeks to generate growth in earnings and dividends per share by:

     o increasing the income generated from new assets at a rate faster than the rate of increases in operating expenses;

     o increasing the size of its balance sheet when opportunities in the market for its targeted investments are likely to allow growth in earnings per share;

     o continually reviewing the mix of its investments in an effort to improve and enhance returns; and

     o    using leverage to create greater equity returns for shareholders.

We can give no assurance that FBR Asset will be able to achieve these results. For a detailed discussion of the factors that may limit our ability to achieve these results, see "Risks of Investing in FBR Asset," which begins on page 4.

FBR Asset has elected to be taxed as a REIT under the federal tax laws and intends to continue operating as a REIT. Accordingly, FBR Asset will not incur federal income tax on its earnings to the extent that it distributes those earnings to its shareholders, and as long as the asset, income, stock ownership and minimum distribution tests of the federal tax laws are met. FBR Asset will, however, be subject to tax at normal corporate rates on net income or capital gains not distributed to shareholders.

FBR Asset intends to continue operating its business so as not to become regulated as an investment company under the Investment Company Act of 1940.


For more information about FBR Asset's business, see "FBR Asset's Business" on page 27.


FBR & FBR Management

Friedman, Billings, Ramsey Investment Management, Inc. manages FBR Asset's day-to-day operations, subject to the direction and oversight of FBR Asset's Board of Directors. FBR Management is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc., an investment banking firm that focuses on research, underwriting, brokerage, and asset management activities in various sectors, including real estate, financial services, specialty finance, technology, insurance, and consumer products. FBR Group, together with its other subsidiaries ("FBR"), has presented FBR Asset with opportunities to invest in other companies, including REITs, that invest in or manage real estate and companies that provide services to real estate owners and operators.

FBR Management has engaged BlackRock Financial Management, Inc., a subsidiary of PNC Bank Corp., to sub-manage FBR Asset's mortgage portfolio. Through BlackRock, FBR Asset has access to market expertise and risk management systems that allow FBR Asset actively to monitor and manage its mortgage portfolio's exposure to interest and prepayment risks. FBR Management has retained BlackRock to assist it in assessing credit risk, risk of capital loss, the availability and cost of financing, and yield spread movements on FBR Asset's mortgage assets.

For more information about FBR, FBR Management, and BlackRock, see "FBR & FBR Management" on page 18.

Summary Financial Information


The summary financial data set forth below should be read in conjunction with "Management's Discussion & Analysis" and the Financial Statements and Notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 and 1998, and June 30, 1998, and the statement of operations data for the period from December 15, 1997 (Inception) to December 31, 1997, the year ended December 31, 1998, and the six months ended June 30, 1998, has been derived from FBR Asset's audited financial statements, which are included elsewhere in this prospectus. The selected balance sheet data as of June 30, 1999 and statement of operations data for the six-month period ended June 30, 1999, has been derived from FBR Asset's unaudited financial statements and has been prepared on the same basis as the audited financial statements. The unaudited financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial information set forth herein. The results for the year ended December 31, 1998, and for the six month periods ended June 30, 1998 and 1999, are not necessarily indicative of the results to be expected for any future annual or interim period.

                                  December 15, 1997                                          For the
                                     (Inception)          For the Year             Six Months Ended June 30,
                                       through               Ended           ---------------------------------------
                                  December 31, 1997     December 31, 1998           1998                1999
                                  -------------------   ------------------   -----------------    ------------------
                                                                                                      (unaudited)

Statement of Operations Data
   Interest income..............       $ 18,040            $13,656,097          $4,817,569            $7,745,578
   Dividend income..............        434,717              4,271,405             833,749             2,838,852
   Net realized losses..........              -             (8,369,807)                  -                     -
   Net income ..................        646,921              1,588,235           4,465,641             6,530,192
   Basic and diluted income per
   share........................       $   0.06            $      0.16          $     0.43            $     0.81
   Dividends declared per
   share(1).....................       $   0.06            $      1.16          $     0.50            $     0.71


                                                                                  As of
                                            As of December 31                    June 30,
                                  --------------------------------------     -----------------
                                        1997                 1998                  1999
                                  -----------------     ----------------     -----------------
                                                                                (unaudited)

Selected Balance Sheet Data:
   Mortgage-backed securities,
   at fair value.................  $          -           $161,418,739        $140,943,202
   Cash and cash equivalents.....   163,223,199             41,144,326          20,336,693
   Investments in equity
   securities, at fair value.....    23,318,750             70,983,050          73,515,801
   Total assets..................   190,538,402            295,930,620         253,950,693
   Repurchase agreements.........             -            128,550,000         113,794,000
   Total liabilities.............       771,573            145,026,041         126,969,514
   Accumulated other
   comprehensive income (loss)(2)             -             (9,800,530)        (15,896,077)
   Shareholders' equity..........   189,766,829            150,904,579         126,981,179
   Shares issued and
   outstanding(3)................    10,218,999              8,543,527           7,111,836
   Book value per share..........  $      18.57            $     17.66        $      17.85


(1) Dividends declared are based upon FBR Asset's taxable income. Net realized losses are not included in FBR Asset's ordinary taxable income.

(2) Accumulated other comprehensive loss includes unrealized net gain on mortgage-backed securities of $713,499 as of December 31, 1998, unrealized net loss on mortgage-backed securities of $2,407,299 as of June 30, 1999, and unrealized net loss on investments in equity securities of $10,514,029 as of December 31, 1998, and $13,488,778 as of June 30, 1999.

(3) Reflects 1,872,300 and 3,303,991 shares of treasury stock repurchased as of December 31, 1998 and June 30, 1999, respectively.

Risks of Investing in FBR Asset

Investing in FBR Asset involves various risks, including the risk that you might lose your entire investment. The results of FBR Asset's operations depend upon many factors, including the availability of opportunities to acquire assets, the level and volatility of interest rates, the cost and availability of short- and long-term credit, financial market conditions, and general economic conditions. FBR Asset will strive to attain its objectives through, among other things, FBR Management's research and portfolio management skills. There is no guarantee, however, that FBR Asset will perform successfully, meet its objectives, or achieve positive returns.

Some of the information in this prospectus contains forward-looking statements. Those statements can be identified by the use of words like "may," "will," "expect," "anticipate," "estimate," or other similar words. Those statements discuss our future expectations and contain our projections of operation results or financial condition. When considering forward-looking statements, you should keep in mind the risk factors discussed below and the other cautionary statements contained in this prospectus. Those factors could cause our actual results to differ materially from our expectations and projections.

The following risks are interrelated, and you should treat them as a whole.

Conflicts with FBR may result in decisions that do not reflect FBR Asset's best interests.

FBR Asset is subject to various conflicts of interest arising from its relationship with FBR. Those conflicts include the following:


     o FBR Asset acquires indirect interests in real estate, commercial mortgage loans and commercial mortgage-backed securities by investing in companies whose securities have been underwritten or placed by FBR. FBR and its employees are paid substantial fees for underwriting and placement agent services, and to the extent that the success of a new offering depends upon a significant investment by FBR Asset, FBR Management will have a conflict of interest in recommending that investment to FBR Asset. In those instances, FBR Asset's shareholders will rely on the investment decision of FBR Asset's independent directors, who will in part rely on information provided by FBR Management. At August 20, 1999, the total market value of FBR Asset's investments in securities underwritten or placed by FBR had declined by approximately $21.0 million, or 22.5%, since FBR Asset acquired the securities. Of that $21.0 million loss, approximately $6.6 million was realized and charged to FBR Asset's earnings in 1998 and 1999; the remaining $14.4 million has been charged to shareholders' equity, but not to FBR Asset's earnings. If, however, FBR Asset had sold all of its equity investments on August 20, 1999, the company would have realized a $14.4 million loss and that loss would have been charged directly to earnings.


     o FBR manages other funds that are authorized to invest in assets similar to those in which FBR Asset invests. In particular, FBR manages mutual and private equity funds, and may in the future manage other funds, that invest in private equity securities and in REITs and other real estate-related securities. There may be investment opportunities that are favorable to each of FBR Asset and the other funds managed by FBR. In that case, FBR will allocate investment opportunities among funds based upon primary investment objectives, applicable investment restrictions, and any other factors that FBR deems appropriate and fair under the circumstances.

     o BlackRock, the mortgage portfolio manager, currently manages funds and accounts, and may in the future manage other funds or accounts, that have investment objectives similar to those of FBR Asset. There may be investment opportunities that are favorable to each of FBR Asset and the other funds or accounts managed by BlackRock. Although there are no contractual requirements for BlackRock to allocate specific investment opportunities to FBR Asset, BlackRock will allocate investment opportunities to its accounts in a manner that is reasonably fair to each account over time. In allocating opportunities, BlackRock may consider any factors that it deems appropriate under the circumstances.

     o The incentive portion of the management fee, which is based on FBR Asset's income, may create an incentive for FBR Management to recommend investments that have greater potential for income or appreciation, but that are generally more speculative. If the management fee did not include a performance component, FBR Management might not otherwise recommend those investments because of their speculative nature.

     o A majority of the Board, and each of FBR Asset's executive officers, also serve as executive officers or employees of FBR and devote substantial time to FBR. These persons devote such time and attention to FBR Asset's business as they, in their discretion, deem necessary, but conflicts may arise in allocating management time, services or functions between FBR Asset and FBR. The failure by these people to devote adequate time to FBR Asset could result in FBR Asset failing to take advantage of investment opportunities or failing to take other actions that might be in the company's best interests.

     o FBR may provide a broad range of financial services to enterprises in which FBR Asset has invested or with which it otherwise does business. For these services, FBR will be paid fees or will otherwise receive compensation and thus might have an incentive to recommend an investment to FBR Asset when it might not otherwise choose to do so.

     o Because of its relationship with FBR, FBR Asset may obtain confidential information about the companies in which it has invested. If FBR Asset does possess confidential information about other companies, it may be restricted in its ability to dispose of, increase the amount of, or otherwise take action with respect to its investment in those companies.

FBR Asset's limited operating history does not indicate future results.

FBR Asset was organized in November 1997 and has a limited operating history. Because of this limited history, investors should be especially cautious before drawing conclusions about the company's future. FBR Asset's past performance, particularly given its short operating history, is not necessarily indicative of future results.

FBR Management's limited experience in managing a REIT may affect FBR Asset's performance.

Before November 1997, none of FBR Asset's or FBR Management's officers had ever managed a REIT. FBR Management has no experience in managing a REIT other than its experience with FBR Asset. There can be no assurance that the limited past experience of FBR Management will enable it successfully to manage FBR Asset's business.

Declines in the market values of FBR Asset's assets may adversely affect credit availability and periodic reported results.

FBR Asset's assets are primarily real estate and mortgage assets, which include indirect holdings through investments in other companies. Those assets are classified for accounting purposes as "available-for-sale." Changes in the market values of those assets are directly charged or credited to FBR Asset's shareholders' equity. As a result, a general decline in trading market values may reduce the book value of FBR Asset's assets even though there may have been no change in the inherent value of those assets.


A decline in the market value of FBR Asset's assets may adversely affect FBR Asset in instances where FBR Asset has borrowed money based on the market value of those assets. At June 30, 1999, FBR Asset had $113.8 million in outstanding repurchase agreements that were based on the market value of specific mortgage assets. The market value of those assets was $117.1 million when FBR Asset entered into the repurchase agreements and as of June 30, 1999, was $117.4 million. If the market value of those assets declines, the lender may require FBR Asset to post additional collateral to support the loan. If FBR Asset is unable to post the additional collateral, it may have to sell the assets at a time when it would not otherwise choose to do so. Between January 1, 1999, and June 30, 1999, lenders required FBR Asset to post additional temporary collateral in an approximate aggregate amount of $2.5 million.


FBR Asset is heavily dependent upon FBR Management.

FBR Asset can gain access to good investment opportunities only to the extent that they become known to FBR Management. Gaining access to opportunities is a highly competitive business. FBR, FBR Management, and FBR Asset compete with other companies that have greater capital, more long-standing relationships, broader product offerings, and other advantages. Competitors include, but are not limited to, Merrill Lynch, Morgan Stanley Dean Witter, GE Capital, Ocwen Asset Investment Corp., Imperial Credit Commercial Mortgage Investment Corporation, and General Motors Acceptance Corporation.

FBR Asset is heavily dependent for the selection, structuring, and monitoring of its investments on the diligence and skill of FBR Management's officers and employees, primarily those named under "FBR Asset's Directors & Officers." FBR Asset does not have employment agreements with its senior officers or require FBR Management to employ specific personnel or dedicate employees solely to FBR Asset. FBR Management, in turn, is dependent on the efforts of senior management personnel. Although FBR Asset believes that FBR Management could find replacements for its key executives, the loss of their services could have an adverse effect on the operations of FBR Management and FBR Asset.

Use of leverage could adversely affect FBR Asset's operations.


At June 30, 1999, FBR Asset's outstanding indebtedness for borrowed money was
0.90 times the amount of its equity based on book values. The Board has the authority to increase or decrease the company's debt-to-equity ratio at any time and has not placed any limits on the amount FBR Asset may borrow. During 1998, FBR Asset's debt-to-equity ratio ranged from 0.10 to 1 to 1.2 to 1. During the first half of 1999, FBR Asset's debt-to-equity ratio ranged from 0.81 to 0.92 to
1. If FBR Asset borrows more funds, the possibility that it would be unable to meet its debt obligations as they come due would increase.

Of FBR Asset's $140.9 million mortgage-backed securities at June 30, 1999, $113.8 million were financed with repurchase agreements. As of June 30, 1999, FBR Asset's portfolio of mortgage-backed securities was leveraged at approximately a 4 to 1 ratio, based on book values. Financing assets through repurchase agreements exposes FBR Asset to the risk that margin calls will be made and that FBR Asset will not be able to meet those margin calls. Between December 31, 1998, and June 30, 1999, FBR Asset had margin calls requiring it to post additional temporary collateral in the amount of $2.5 million. Although
FBR Asset was able to meet those margin calls, there can be no assurance that it will be able to meet future margin calls.


As of June 30, 1999, FBR Asset had authorization from its Board to repurchase up to 696,009 shares of FBR Asset's common stock. A repurchase of shares will reduce stockholders' equity and increase leverage and the company's debt-to-equity ratio. See "Management's Discussion & Analysis--Developments Since June 30, 1999."

FBR Asset's real estate-related investments may incur losses.

FBR Asset invests in real estate-related assets and in other entities, such as REITs, that themselves invest in real estate-related assets. Investments in real estate-related assets are subject to a variety of general, regional and local economic risks, as well as the following:

Changes in interest rates could negatively affect the value of FBR Asset's mortgage loans and mortgage-backed securities.

FBR Asset has invested indirectly in mortgage loans by purchasing mortgage-backed securities. Some of the companies in which FBR Asset has invested also own mortgage loans and mortgage-backed securities. At December 31, 1998, and June 30, 1999, all of the mortgage-backed securities held directly by FBR Asset were backed by pools of fixed-rate, residential mortgage loans. An investment in fixed-rate mortgage loans or mortgage-backed securities will decline in value if long-term interest rates increase. Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the mortgage-backed securities owned directly by FBR Asset, those guarantees do not protect FBR Asset from declines in market value caused by changes in interest rates.

A significant risk associated with FBR Asset's current portfolio of mortgage-backed securities is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of FBR Asset's mortgage-backed securities would decline and the weighted average life of the investments would increase. FBR Asset could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on FBR Asset's repurchase agreement borrowings. The swap agreement to which FBR Asset is a party would ameliorate a portion of the risk associated with an increase in short-term interest rates, but only to the extent of the $50 million swap agreement and only until June 2001.

Use of leverage can amplify declines in market value resulting from interest rate increases.

FBR Asset and several of the REITs in which FBR Asset has invested borrow funds to finance mortgage loan investments, which can worsen the effect of a decline in value resulting from an interest rate increase. For example, assume FBR Asset or a REIT in which FBR Asset has invested borrows $90 million to acquire $100 million of 8% mortgage certificates. If prevailing interest rates increase from 8% to 9%, the value of the mortgage loans may decline to a level below the amount required to be maintained under the terms of the borrowing. If the mortgage assets were then sold, FBR Asset or the REIT that owned the mortgage assets would have to find funds from another source to repay the borrowing.

Market values of mortgage loans and mortgage-backed securities may decline without any general increase in interest rates for any number of reasons, as was the case with commercial mortgage loans in the wake of the bankruptcy filing in September 1998 by CRIIMI Mae, Inc., a mortgage REIT.

Prepayment rates could negatively affect the value of FBR Asset's mortgage-backed securities.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers' abilities to prepay their loan. As a consequence, homeowners tend to prepay mortgage loans faster when interest rates decline and when owners of the loans, such as FBR Asset or the REITs in which FBR Asset has invested, do not want them to be prepaid. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Correspondingly, homeowners tend not to prepay mortgage loans when interest rates increase and when owners of the loans want them to be prepaid. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. During 1998, FBR Asset acquired $226.6 million face amount of residential mortgage-backed securities. Principal payments on the mortgage-backed securities averaged $2.7 million per month for the periods that FBR Asset owned the securities. Of that amount, approximately 90-95% were principal prepayments.

Although Fannie Mae, Freddie Mac or Ginnie Mae may guarantee payments on the mortgage-backed securities owned directly by FBR Asset, those guarantees do not protect investors against prepayment risks.

Hedging against interest rate exposure may adversely affect FBR Asset's earnings.

During 1998, FBR Asset entered into two $50 million notional amount interest rate swap agreements to limit, or "hedge," the adverse effects of rising interest rates on its short-term repurchase agreements. In the future, FBR Asset may enter into other interest rate swap agreements. FBR Asset's hedging activity varies in scope based on the level and volatility of interest rates and principal prepayments, the type of mortgage-backed securities held, and other changing market conditions.

The companies in which FBR Asset has invested also enter into interest rate hedging transactions to protect themselves from the effect of changes in interest rates. Interest rate hedging may fail to protect or adversely affect a company because, among other things:

     o interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

     o available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

     o the duration of the hedge may not match the duration of the related liability;

     o the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

     o the party owing money in the hedging transaction may default on its obligation to pay; and

     o the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs FBR Asset's ability to sell or assign its side of the hedging transaction.

In October 1998, FBR Asset sold mortgage assets, repaid certain outstanding repurchase agreements, and terminated a related hedge transaction, resulting in a $1.9 million recorded loss for the fourth quarter of 1998. Similarly, Chastain Capital Corporation, a REIT of which FBR Asset owned 9.53% at June 30, 1999, declared in its 1998 third quarter report a loss of $13.5 million resulting from its termination of an interest rate hedge.

Multifamily and commercial real estate may lose value and fail to operate profitably.

Several of the companies in which FBR Asset has invested own multifamily and commercial real estate. In the future, FBR Asset may invest in other companies that invest in multifamily and commercial real estate or may itself invest in those assets. Those investments and other similar investments are dependent on the ability of the real estate to generate income. Investing in real estate is subject to many risks. Among these are:

     o property managers may not have the ability to attract tenants willing to pay rents that sustain the property and to maintain and operate the properties on a profitable basis;

     o the value of real estate may be significantly affected by general, regional and local economic conditions, and other factors beyond the investor's control;

     o the value of real estate may be significantly affected by unknown or undetected environmental problems; and

     o the value of real estate may be significantly affected by changes in zoning or land use regulations or other applicable laws.

Investing in subordinated interests exposes FBR Asset to increased credit risk.

Although FBR Asset does not directly own "subordinated interests," some of the companies in which FBR Asset invests do. In the future, FBR Asset may invest in other companies that invest in subordinated interests or may itself invest in those interests. Subordinated interests are classes of commercial mortgage-backed securities and mortgage loans that are subject to the senior claim of mortgage-backed debt securities. Losses on the underlying mortgage loans may be significant to the owner of a subordinated interest because the investments are leveraged. For example, assume a REIT acquires a $10 million principal amount subordinated interest in a $100 million pool of mortgage loans that is subject to $90 million of senior mortgage-backed securities. If thereafter there are $7 million of losses on the $100 million of loans, the entire loss will be allocated to the owner of the subordinated interest. In essence, a 7% loss on the loans would translate into a 70% loss of principal for the owner of the subordinated interest.

Competition in the purchase, sale and financing of mortgage assets may limit the profitability of companies in which FBR Asset invests.

Although FBR Asset does not directly own commercial mortgage-backed securities or subordinated interests, some of the mortgage REITs in which FBR Asset invests do. Mortgage REITs derive their net income, in large part, from their ability to acquire mortgage assets that have yields above borrowing costs. In 1997 and 1998, increased competition for subordinated interests developed as new mortgage REITs entered the market. These mortgage REITs raised funds through public offerings and sought to invest those funds on a long-term basis. The amount of funds available for investment, however, exceeded the amount of available investments, which resulted in significant competition for assets. That competition resulted in higher prices for subordinated interests, lowering the yields and narrowing the spread of those yields over borrowing costs.

Competitors for the acquisition of mortgage assets include newer mortgage REITs, such as Imperial Credit Commercial Mortgage Investment Corporation, Anthracite Capital, Inc., AMRESCO Capital Trust, and other REIT and non-REIT investors, such as Lennar Corporation and Capital Trust.

Increased losses on uninsured mortgage loans can reduce the value of FBR Asset's equity investments.

Although the majority of FBR Asset's investments in mortgage loans are insured, several of the companies in which FBR Asset has invested own uninsured mortgage loans. In the future, FBR Asset may invest directly in uninsured mortgage loans.

Owners of uninsured mortgage loans are subject to the risk that borrowers will not pay principal or interest on their mortgage loans as it becomes due. Borrowers become unable to pay their mortgage loans for a wide variety of reasons, including general, regional, local and personal economics and declines in business activity or real estate values. Generally, if a borrower defaults, the owner of the mortgage loan will incur a loss to the extent the value of the property securing the mortgage loan is less than the amount of the mortgage loan. Defaults on mortgage loans often coincide with declines in real estate values, which can create greater losses than anticipated. Increased exposure to losses on uninsured mortgage loans can reduce the value of FBR Asset's equity investments. For example, because of increased delinquencies on its uninsured mortgage loans, Imperial Credit Commercial Mortgage Investment Corporation, a REIT of which FBR Asset owned 3.09% at June 30, 1999, revised its estimates of potential losses in 1998. For this reason, and because it wrote down its interest-only securities to their fair market value based primarily upon prepayments on the underlying mortgage loans, Imperial Credit reflected a non-cash charge of $6.4 million in its financial statements for the third quarter of 1998.

Prepayment sensitivity of investments in interest-only securities

FBR Asset has no direct investments in interest-only securities. The companies in which FBR Asset invests owned no significant amount of interest-only securities as of June 30, 1999, but may do so in the future. FBR Asset may also invest in other companies that invest in interest-only securities or may invest in those securities itself. Interest-only securities are mortgage-backed securities that entitle the holder to receive only interest on the outstanding principal amount of the underlying mortgage loans, and no principal. The value of these interest-only securities can be adversely affected if the underlying mortgage loans are prepaid faster than anticipated and the interest stream therefore decreases. For example, an interest-only security with an initial notional amount of $100 million may entitle a holder to interest equal to 1% on the outstanding notional amount. The holder may anticipate that 10% of the loans will prepay at the end of each year; however the actual experience is that 20% of the loans prepay at the end of each year. In that case, the anticipated and actual cash paid to the holder would be:

           Year                     Anticipated                 Actual
           ----                     -----------                 ------
             1                      $1,000,000               $1,000,000
             2                         900,000                  800,000
             3                         800,000                  600,000
             4                         700,000                  400,000
             5                         600,000                  200,000
             6                         500,000                       --
             7                         400,000                       --
             8                         300,000                       --
             9                         200,000                       --
            10                         100,000                       --
                                    ----------               ----------
         Total                      $5,500,000               $3,000,000
                                    ==========               ==========

Some interest-only securities pay interest based on a floating rate that varies inversely with, and at a multiple of, a specified floating interest rate index, such as LIBOR. The yield on these securities is sensitive not only to prepayments, but also to changes in the related index. For example, a security might bear interest at a rate equal to forty percent minus the product of five and LIBOR, or 40% - (5 X LIBOR). An increase in LIBOR by only 1%, from 6% to 7%, would cause the interest rate on the investment to decline from 10% to 5%.

Indirect nature of investments exposes FBR Asset to additional risks.

Approximately 26% of FBR Asset's total investments, including cash and cash equivalents, as of June 30, 1999, were investments in equity securities issued by REITs and other business entities that own real estate, commercial mortgage loans and commercial mortgage-backed securities. In addition to the risks described above, obtaining interests in real estate and mortgage-related assets indirectly by investing in other enterprises carries the following risks:

Returns on equity investments are not directly linked to returns on investee companies' assets.

FBR Asset owns equity securities of other companies. As an equity holder, FBR Asset's return on its investment is not directly linked to returns on any company's assets, but will depend upon the payment of dividends and changes in the price of the equity securities. Furthermore, as a common shareholder, FBR Asset's claims to the assets of the companies in which it invests are junior to those of other creditors and senior stockholders.

Obstacles to success may remain hidden if due diligence is inadequate.

Before making an investment in another REIT or business entity, FBR Asset will assess the strength and skills of the entity's management and other factors that FBR Asset believes will determine the success of its investment. In making its assessment and otherwise conducting its customary due diligence, FBR Asset will rely on the resources available to FBR Management and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the companies.

Against this background, FBR Asset can give no assurance that the due diligence processes of FBR Management will uncover all relevant facts or that any investment will be successful.

Dependence on management of other entities

FBR Asset does not control the management, investment decisions, or operations of the enterprises in which it has invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to FBR Asset. FBR Asset has no ability to affect these management decisions, and as noted below, FBR Asset may have only limited ability to dispose of its investments.

Limited liquidity of equity security investments

The equity securities of a new entity in which FBR Asset invests are likely to be restricted as to resale and may otherwise be highly illiquid. FBR Asset expects that there will be restrictions on its ability to resell the securities of any newly public company that it acquires for one year after it acquires those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities. As of June 30, 1999, none of the equity securities held by FBR Asset were restricted in this manner.

The securities of newly public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Thus, sales of these securities may cause their values to fluctuate more sharply. Furthermore, and because of its affiliation with FBR, FBR Asset's ability to invest in companies may be constrained by applicable securities laws and the rules of the National Association of Securities Dealers, Inc. This is so because Friedman, Billings, Ramsey & Co., Inc., another subsidiary of FBR Group, is a registered broker-dealer and its investment and trading activities are regulated by the SEC and NASD. For example, the NASD's prohibition on "free-riding and withholding" may limit the number of shares FBR Asset can acquire in a "hot issue" public offering that is underwritten by FBR & Co.

Volatility of prices

Prices of the equity securities of new entities in which FBR Asset invests are likely to be volatile, particularly when FBR Asset decides to sell those securities. FBR Asset makes investments in significant amounts, and resales of significant amounts of securities might adversely affect the market and the sales price for the securities.

Disposition value of investments is dependent upon general and specific market conditions.

Even if FBR Asset makes an appropriate investment decision based on the intrinsic value of an enterprise, FBR Asset has no assurance that the trading market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which FBR Asset has invested could result in a decline in the value of FBR Asset's equity investments.

At August 20, 1999, the total market value of FBR Asset's investments in securities underwritten or placed by FBR had declined by approximately $21.0 million, or 22.5%, since FBR Asset acquired the securities. Of that $21.0 million loss, approximately $6.6 million was realized and charged to FBR Asset's earnings in 1998; the remaining $14.4 million has been charged to shareholders' equity but not to FBR Asset's earnings. See "Summary of Current Investments & Cash and Cash Equivalents" on page 40. FBR Asset believes that much of the decline in value of these investments is attributable to market turmoil during the third and fourth quarters of 1998 and the first quarter of 1999. See "Management's Discussion & Analysis--Market Conditions" on page 44.


Management Agreement requires FBR Asset to pay fee upon termination of FBR Management.

Either FBR Asset or FBR Management may terminate the Management Agreement without cause after December 17, 1999. The Management Agreement requires FBR Asset to pay FBR Management a substantial termination fee in the event that FBR Asset terminates the agreement, except in the case of a termination for cause. The termination fee would equal twelve months of base and incentive fees, as further explained under "FBR & FBR Management --The Management Agreement." For example, if FBR Asset had terminated the Management Agreement in January 1999, the termination fee would have been $1.52 million, the amount of the base fee expensed in 1998. Because no incentive fee was earned in 1998, no additional termination fee would have been due.

Payment of a termination fee could have an adverse effect on FBR Asset's financial condition, cash flows, and results of operations and could reduce the amount of funds available for distribution to shareholders. In the event of termination, if FBR Asset does not have sufficient cash to pay the termination fee, it may have to sell assets even though it would not otherwise choose to do so.

Tax requirements may restrict FBR Asset's operations.

FBR Asset has operated and intends to continue operating in a manner so as to qualify as a REIT for federal income tax purposes. Qualifying as a REIT requires FBR Asset to meet certain tests regarding the nature of its assets and its income on an ongoing basis. Some of FBR Asset's investments are in equity securities of REITs, which are qualifying assets and produce qualifying income for purposes of the REIT qualification tests. The failure of the REITs in which FBR Asset invests to maintain their REIT status, however, could jeopardize FBR Asset's own REIT status.

In order to qualify as a REIT, FBR Asset must distribute to its shareholders, each calendar year, at least 95% of its taxable income, other than any net capital gain. To the extent that FBR Asset meets the 95% distribution requirement, but distributes less than 100% of its taxable income, it will be required to pay income tax on its undistributed income. In addition, FBR Asset will incur a 4% nondeductible excise tax if the actual amount it pays out to its shareholders in a calendar year is less than a minimum amount specified under the federal tax laws. See "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Requirements for Qualification--Distribution Requirements." FBR Asset has distributed and intends to continue distributing all of its taxable income to its shareholders on an annual basis so that it will satisfy the 95% test and avoid both corporate income tax and the 4% excise tax. The U.S. Congress recently passed legislation that would reduce the 95% distribution requirement to 90%. There can be no assurance that such legislation will be enacted into law.

FBR Asset's taxable income may differ substantially from its net income as determined based on generally accepted accounting principles because, for example, FBR Asset may deduct capital losses in determining its GAAP income but not its taxable income. For example, FBR Asset's net income was $0.16 per share in 1998, but it was required to distribute $1.155 per share in order to satisfy the 95% distribution requirement.

FBR Asset may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets ("phantom income") or that cause FBR Asset's shareholders to suffer adverse tax consequences. Although some types of phantom income are excluded in determining the 95% distribution requirement, FBR Asset will incur corporate income tax and the 4% excise tax with respect to phantom income items if it does not distribute those items on an annual basis. As a result of the foregoing, FBR Asset may have less cash than is necessary to distribute all of its taxable income each year. Consequently, FBR Asset may have to incur debt or liquidate assets at rates or times that it regards as unfavorable in order to distribute all of its taxable income and thereby avoid corporate income and excise tax. See "Federal Income Tax Consequences of FBR Asset's Status as a REIT."

If FBR Asset fails to qualify as a REIT in any year, FBR Asset would be required to pay federal income tax on its taxable income. FBR Asset might need to borrow money or sell assets in order to pay that tax. FBR Asset's payment of income tax would decrease the amount of its income available for distribution to shareholders. Furthermore, FBR Asset no longer would be required to distribute substantially all of its taxable income to its shareholders. Unless its failure to qualify as a REIT is excused under federal tax laws, FBR Asset could not re-elect REIT status until the fifth calendar year following the year in which it fails to qualify.

Loss of Investment Company Act exemption would adversely affect FBR Asset.

FBR Asset believes that it is not, and intends to continue operating so as not to become, regulated as an investment company under the Investment Company Act because it is "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Specifically, FBR Asset has invested, and intends to continue investing, at least 55% of its assets in mortgage loans or mortgage-backed securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of its assets in mortgages, mortgage-backed securities, securities of REITs, and other real estate-related assets.

If FBR Asset fails to qualify for that exemption, it could be required to restructure its activities. For example, if the market value of FBR Asset's investments in equity securities were to increase by an amount that resulted in less than 55% of the company's assets being invested in mortgage loans or mortgage-backed securities, FBR Asset might have to sell equity securities in order to qualify for its exemption under the Investment Company Act. The sale could occur under adverse market conditions.

Ownership limitation may restrict change of control or business combination opportunities.

In order for FBR Asset to qualify as a REIT, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve FBR Asset's REIT status, FBR Asset's Charter generally prohibits:

     o shareholders, other than FBR and some mutual funds and pension plans, from directly or indirectly owning more than 9.9% of the outstanding common stock or preferred stock of any series,

     o FBR from directly or indirectly owning more than 20% of the outstanding common stock or preferred stock of any series, and

     o some mutual funds and pension plans from directly or indirectly owning more than 15% of the outstanding common stock or preferred stock of any series.

FBR Asset's Board has exempted FBR from the 20% ownership limit applicable to it. The exemption permits FBR to own up to 30% of the outstanding common stock or preferred stock of any series.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of FBR Asset's common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. See "FBR Asset's Capital Stock--Restrictions on Ownership and Transfer" and "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Requirements for Qualification."

Board of Directors may change policies without shareholder consent.

FBR Asset's major policies, including its investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, are determined by its Board of Directors. The Board may amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the common shareholders. The effect of those changes may be positive or negative. FBR Asset's Charter also authorizes the Board of Directors to issue up to 50,000,000 shares of preferred stock and to establish the preferences and rights of any shares of preferred stock issued. Although FBR Asset has no current intention to issue any series of preferred stock, the issuance of preferred stock could increase the investment risk associated with common stock ownership, delay or prevent a change in control of FBR Asset, or otherwise change the nature of an investment in FBR Asset's common stock.

No prior market for common shares.

Prior to this offering, there has been no public market for FBR Asset's common stock. Although the company's common stock has been approved for listing on the American Stock Exchange, we can give no assurance that an active trading market will develop.

Organization & Relationships





                               [GRAPHIC OMITTED]

FBR & FBR Management

FBR is a full-service investment banking firm that makes a market in more than 400 securities and provides research coverage on more than 400 publicly traded companies.


As of June 30, 1999, FBR, including FBR Management, which is a registered investment adviser under the Investment Advisers Act of 1940, managed more than $812 million of net assets. Of those assets, $213 million were managed in separately managed accounts, including FBR Asset's account. FBR's investment management services include more traditional management services for individual accounts and investment funds. These funds include four open-end mutual funds, an offshore fund whose capital is maintained outside the United States, proprietary investment partnerships, and private equity and venture capital funds. Two of FBR's mutual funds seek capital appreciation through investments in financial services companies. The third fund invests in the equity securities of small cap companies that FBR believes to be undervalued, and the fourth invests in REITs and other real estate-related securities.


FBR Group, the parent company of FBR Management, completed an initial public offering in December 1997, and its stock is listed on the New York Stock Exchange. FBR Group's management and employees own a majority of its outstanding stock. On December 29, 1997, PNC Bank Corp. purchased 4.9% of FBR Group's outstanding shares of common stock. PNC is the majority owner of BlackRock, the sub-manager of FBR Asset's mortgage portfolio, and also owns less than 5% of Anthracite, one of the companies in which FBR Asset has invested. Pursuant to a non-binding memorandum of understanding entered into between FBR and PNC in October 1997, FBR and PNC have established a strategic business relationship with respect to selected capital markets and related activities. The understanding provides a framework pursuant to which FBR and PNC work together on an arms-length basis to refer potential business to each other. FBR and PNC have also agreed to work together to provide enhanced derivatives, asset securitization, bridge lending, and other bank financing products to FBR's clients.

Related Party Transactions

Because of its extensive involvement in real estate securities, FBR may have material direct and indirect interests in, or relationships with, companies in which FBR Asset also has an interest. FBR's interests may conflict with FBR Asset's interests. For example, FBR Asset may purchase equity securities of a company whose securities have been or will be underwritten by FBR or of a company on which FBR provides ongoing research or in whose securities FBR makes a market. Any such purchase of securities by FBR Asset creates a conflict because it may indirectly benefit FBR and its directors, officers, and owners.

FBR Asset has made the following investments in companies with which FBR has a relationship:

FBR was the lead underwriter in October 1997 of an initial public offering by Imperial Credit Commercial Mortgage Investment Corporation of 30 million shares of common stock at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in December 1997, FBR Asset purchased in open-market transactions 900,000 shares of Imperial Credit common stock at an average price per share of $14.50. As of August 20, 1999, shares of Imperial Credit were selling for $10.75 per share. On June 30, 1999, FBR Asset purchased 400,000 shares of Series B 11.5% cumulative preferred stock of Imperial Credit Industries, Inc., an affiliate of Imperial Credit, in a privately negotiated transaction for $25 per share.

Since 1994, FBR has provided underwriting and other investment banking services to Prime Group Inc. and its affiliates. Between January 1, 1997, and June 30, 1999, FBR acted as lead underwriter or co-manager, or provided advisory services to affiliates of Prime Group Inc., in connection with $710.5 million of capital raising and $973.1 million of merger transactions. On December 23, 1997, FBR Asset entered into an interim financing and security agreement with Prime Capital Holdings, LLC, an affiliate of Prime Group Inc., for up to $20 million. As of December 31, 1998, approximately $12.5 million, which includes approximately $1 million of accrued interest, had been drawn against this loan. The note accrues interest at a rate between 12% and 17% per annum depending upon the funding period, and interest is payable monthly on the twenty-fifth day of each month. The agreement originally called for the repayment of principal on May 31, 1998. Prime Capital Holdings, LLC has used the proceeds of the loan to fund commercial first mortgages and mezzanine loans. In order to give Prime Capital sufficient time to negotiate a sale of those loans in one or more sale or securitization transactions, FBR Asset extended the maturity date on the $12.5 million balance until June 30, 1999, and Prime Capital paid 1% of the aggregate advance balance in consideration for that extension. In accordance with the extension agreement, and subject to the claims of some of Prime Capital's senior lenders, Prime is required to repay FBR Asset from the proceeds of any sale of the loans. As of June 30, 1999, the outstanding principal balance of the loan had been reduced to $10.2 million. FBR Asset further extended the maturity date on the remaining $10.2 million balance until September 30, 1999. On August 4, 1999, Prime Capital paid $315,500 in principal payments to reduce the outstanding balance to $9.9 million.


FBR was the co-managing underwriter in November 1997 of an initial public offering by Prime Group Realty Trust, another affiliate of Prime Group Inc., of 12,380,000 common shares at a public offering price of $20.00 per share. FBR was the co-managing underwriter in May 1998 of an offering by Prime Group Realty of 4,000,000 preferred shares at an offering price of $25.00 per share. On February 5, 1999, FBR Asset loaned Prime Group Realty $7 million. The loan was secured by real property and was due and payable on August 5, 1999. The loan bore interest at a rate of 15% per annum and was repaid on July 14, 1999.


FBR Asset acquired 123,500 common shares of Prime Retail, Inc., an affiliate of Prime Group Inc., in open-market transactions at an average price per share of $9.73. As of August 20, 1999, shares of Prime Retail were selling for $7.50 per share. On April 21, 1999, FBR Asset acquired 78,400 shares of Prime Retail's Series A 10.5% preferred stock in open-market transactions at $18.55 per share. As of August 20, 1999, those shares were selling for $18.44 per share. FBR Asset has also committed to loan Prime Retail up to $20 million.

In connection with the organization of Building One Services Corporation, FBR Asset agreed to acquire 500,000 shares of Building One for $10,000,000, or $20 per share. FBR Asset also agreed not to sell the shares purchased until after November 25, 1998. At the time of the acquisition, FBR Asset was a wholly-owned subsidiary of FBR. FBR was the lead underwriter of a $480 million initial public offering by Building One that closed in December 1997. The public offering price was $20 per share and the underwriting discount was 7%. W. Russell Ramsey, one of FBR Management's executive officers, served as a director of Building One until June 30, 1999. On May 11, 1999, Building One Services Corporation announced the results of a tender offer that expired on April 29, 1999. Pursuant to Building One's tender offer, FBR Asset sold 297,341 of its Building One common shares for a price of $22.50 per share, or $6.7 million. FBR Asset retained 202,659 shares of Building One's common stock. As of August 20, 1999, shares of Building One were selling for $12.88 per share.

FBR was the lead underwriter in January 1998 of an initial public offering by Resource Asset Investment Trust of 2,833,334 shares at a public offering price of $15 per share. The underwriting discount was 7%. Beginning in February 1998, FBR Asset has purchased in open-market transactions 344,575 shares of Resource common stock at an average price per share of $15.36. As of August 20, 1999, shares of Resource were selling for $12.00 per share.

FBR was the lead underwriter in February 1998 of an initial public offering by Capital Automotive REIT of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, FBR Asset purchased from Capital Automotive 1,792,115 shares for $25 million, or $13.95 per share. At the time of purchase, FBR Asset agreed not to sell the shares purchased until after February 12, 1999. William R. Swanson, one of FBR Asset's directors and executive officers, is a director of Capital Automotive. As of August 20, 1999, shares of Capital Automotive were selling for $12.88 per share.

FBR was the lead underwriter in March 1998 of an initial public offering by Anthracite Capital, Inc. of 20 million shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, FBR Asset purchased from Anthracite 716,846 shares for $10 million, or $13.95 per share. At the time of purchase, FBR Asset agreed not to sell the shares purchased until after March 24, 1999. In September and October 1998, FBR Asset purchased an additional 865,000 shares of Anthracite in open-market transactions for $8.3 million, or an average price per share of $9.64. As of August 20, 1999, shares of Anthracite were selling for $6.75 per share.

FBR was the lead underwriter in April 1998 of an initial public offering by Chastain Capital Corporation of 7,380,000 common shares at a public offering price of $15 per share. The underwriting discount was 7%. In a privately negotiated transaction that closed at the same time, FBR Asset purchased from Chastain 700,000 shares for $9,765,000, or $13.95 per share. At the time of purchase, FBR Asset agreed not to sell the shares purchased until after April 15, 1999. In the fourth quarter of 1998, FBR Asset recorded a charge to operations in the amount of $6,615,000 to reflect management's determination that the decline in the value of Chastain's stock was other than temporary. On May 14, 1999, Chastain announced that its Board of Directors had voted to sell all of Chastain's assets, either through a plan or liquidation or through a sale of the company. As of August 20, 1999, shares of Chastain were selling for $6.63 per share.

In June 1998, FBR entered into an agreement with Kennedy-Wilson Inc. to underwrite an offering of common shares of Kennedy-Wilson to obtain capital for the expansion of its business. At the same time, FBR Asset loaned Kennedy-Wilson $10 million that was due and payable in December 1998. In December 1998, Kennedy-Wilson paid $2.5 million in principal on the loan, and the term of the $7.5 million balance was extended to June 3, 1999. The loan bore interest at 17% per annum and entitled FBR Asset to five-year warrants to acquire 131,096 shares of Kennedy-Wilson stock at a price of $7.5526 per share. The entire outstanding balance of this loan was repaid from the proceeds of an equity offering by Kennedy-Wilson on May 17, 1999. As of August 20, 1999, shares of
Kennedy-Wilson were selling for $8.00 per share.

On June 30, 1998, FBR Asset purchased 520,000 common shares of East-West Bancorp, Inc. from selling shareholders for a purchase price of $5.2 million, or $10 per share, in a $237.8 million private transaction. FBR acted as placement agent in the transaction and for its services received a private placement fee equal to 7%. As of August 20, 1999, shares of East-West Bancorp were selling for $10.00 per share.


FBR was the lead underwriter in May 1997 of an initial public offering by Brookdale Living Communities, Inc. of 4,500,000 common shares at a public offering price of $11.50 per share. FBR was the lead underwriter in December 1997 of a secondary offering by Brookdale of 2,000,000 common shares at a share price of $16.69 and was the lead underwriter in November 1998 of a secondary offering by Brookdale of 2,000,000 common shares at a share price of $16.50. On January 25, 1999, FBR Asset loaned Brookdale $5 million in subordinated debt that was due and payable on April 26, 1999. The loan bore interest at 13% per annum. FBR Asset agreed to extend the maturity date on the loan to May 21, 1999, at an interest rate of 15% per annum. On May 14, 1999, Brookdale repaid the entire outstanding balance of the loan.

FBR Management's Executive Officers

The following table sets forth some information about the executive officers of FBR Management. FBR Management's executive officers are also directors or executive officers of FBR Asset. No executive officer is related by blood, marriage, or adoption to any other director or executive officer of FBR Asset or FBR.

Name                          Age        Position(s) Held
----                          ---        ----------------

Emanuel J. Friedman           52         Chairman & Chief Executive Officer

Eric F. Billings              46         Vice Chairman & Chief Operating Officer

W. Russell Ramsey             39         President & Secretary

For biographical information on Messrs. Friedman and Billings, see "FBR Asset's Directors & Officers--The Board of Directors."

W. Russell Ramsey is President of FBR Group. He has continuously served as President of FBR Group since co-founding FBR in 1989. As of June 30, 1999, Mr. Ramsey owned 12.0% of the outstanding common stock of FBR Group. Mr. Ramsey is involved in FBR's investment banking, research, brokerage, and asset management activities. Before co-founding FBR, Mr. Ramsey served as Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

The Management Agreement

FBR Asset and FBR Management entered into a Management Agreement on December 17, 1997. The following section summarizes the Management Agreement. This section does not completely describe the Management Agreement, and you should not rely on it as if it did. You may obtain a complete copy of the Management Agreement by following the document request procedures set forth in the "Additional Information" section of this document.

FBR Management's Responsibilities

FBR Management has only the authority that FBR Asset's Board of Directors delegates to it. FBR Management is at all times subject to the Board's supervision. Generally, FBR Management performs the services necessary to keep FBR Asset running on a day-to-day basis. These services include:

Investment Services

     o    representing FBR Asset in connection with

          o    the purchase and sale of assets,

          o    commitments to purchase and sell assets, and

          o    the maintenance and administration of FBR Asset's portfolio;

     o engaging in hedging activities on FBR Asset's behalf, consistent with FBR Asset's status as a REIT;

     o upon request by and in accordance with the directions of the Board of Directors, investing or reinvesting any of FBR Asset's money;

     o acting as liaison between FBR Asset and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets;

Advisory Services

     o consulting with FBR Asset on the formulation of investment criteria and guidelines;

     o furnishing reports and collecting information relating to FBR Asset's assets, interest rates, and general economic conditions;

     o furnishing reports regarding FBR Asset's activities and the services performed for FBR Asset by FBR Management;

     o monitoring and providing the Board of Directors with price information and other data obtained from nationally recognized dealers that maintain markets in assets identified by the Board, and providing data and advice to the Board of Directors in connection with the identification of such dealers;

     o counseling FBR Asset in connection with policy decisions to be made by the Board of Directors;

     o counseling FBR Asset regarding the maintenance of its status as a REIT and monitoring compliance with the various REIT qualification tests;

     o counseling FBR Asset regarding the maintenance of its exemption from the Investment Company Act and monitoring compliance with the various requirements for that status;

Administrative Services

     o providing executive and administrative personnel, office space, and office services required in rendering services to FBR Asset;

     o administering FBR Asset's day-to-day operations and performing and supervising the performance of such other necessary administrative functions as may be agreed upon by FBR Management and the Board of Directors, including

          o    the collection of revenues,

          o    the payment of FBR Asset's debts and obligations,

          o the maintenance of appropriate computer services to perform such administrative functions, and

          o    other customary functions related to portfolio management;

     o communicating on behalf of FBR Asset with holders of FBR Asset's securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with those holders; and

     o to the extent not otherwise subject to an agreement executed by FBR Asset, designating servicers for mortgage loans sold to FBR Asset and arranging for the monitoring and administering of those services.

FBR Management has engaged BlackRock to advise it on the management of FBR Asset's mortgage portfolio and may enter into subcontracts with other parties, including FBR, to provide other services to FBR Asset.

The Management Fee

Base Management Fee

FBR Management is entitled to receive a quarterly base management fee equal to the sum of:

     o 0.25% per annum of the average book value of FBR Asset's mortgage assets during each calendar quarter, and

     o 0.75% per annum of the average book value of the remainder of FBR Asset's invested assets during each calendar quarter.

The Board of Directors may adjust the base management fee in the future if necessary to align the fee more closely with the actual costs of services and, by agreement with FBR Management, may reduce the base management fee to the extent FBR Asset incurs costs internally.

For the period December 17, 1997 through December 31, 1998, the base management fee was $1,579,348. For the six months ended June 30, 1999, the base management fee was $678,706.

Incentive Compensation

FBR Management is also entitled to receive incentive compensation based on FBR Asset's performance. For each calendar quarter, FBR Management is entitled to receive 25% of the "Incentive Calculation Amount" for the 12 month period ending with the end of that calendar quarter.

The "Incentive Calculation Amount" for any 12 month period means an amount equal to the product of

  (A)    25% of the dollar amount by which

         (1) (a) FBR Asset's Funds from Operations (before the incentive fee) per share of common stock, based on the weighted average number of shares outstanding, (b) plus gains or minus losses from debt restructuring and sales of property per share, based on the weighted average number of shares outstanding, exceed

         (2) an amount equal to (a) the weighted average of the price per share at the initial offering price ($20) and the price per share at any secondary offerings by FBR Asset multiplied by (b) the 10-Year U.S. Treasury Rate plus five percent per annum multiplied by

  (B) the weighted average number of common shares outstanding during the applicable period.

"Funds from Operations" as defined by the National Association of Real Estate Investment Trusts means net income computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from Operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and should not be considered as an alternative to net income as an indication of FBR Asset's performance or to cash flows as a measure of liquidity or ability to make distributions.


As used in calculating FBR Management's compensation, the term "10-Year U.S. Treasury Rate" means the arithmetic average of the weekly average yield to maturity for actively traded current coupon U.S. Treasury fixed-rate securities, adjusted to constant maturities of ten years, published by the Federal Reserve Board during a quarter. The average 10-Year U.S. Treasury Rate for the three months ended June 30, 1999, was 5.53%.


No incentive compensation had been earned by FBR Management as of June 30, 1999.

Options Owned by FBR Management

FBR Management received options to acquire 1,021,900 shares of FBR Asset's stock at an option price of $20 per share. In connection with the execution of the sub-management agreement, FBR Management assigned options to acquire 51,095 shares to BlackRock. In connection with the establishment of FBR Asset's stock incentive plan, FBR Management agreed to rescind options to acquire 155,000 shares, leaving FBR Management with options to acquire 815,805 shares. FBR Management also intends to assign certain of these options to FBR's officers and employees. The options held by FBR Management and BlackRock are exercisable in whole or in part at any time before December 17, 2007.

Expenses

Because FBR Management's employees will perform due diligence tasks that purchasers of real estate typically hire outside consultants to perform, FBR Management will be reimbursed for FBR Management's out of pocket costs in performing due diligence on assets purchased or considered for purchase by FBR Asset. Moreover, FBR Management tracks the time its employees spend in performing such due diligence tasks and is entitled to reimbursement for the allocated portion of the salary and benefits of such employees. However, (1) the amount of due diligence costs for which FBR Management receives reimbursement with respect to any asset may not exceed an arm's length due diligence fee for such asset, and (2) FBR Management is not entitled to reimbursement for any due diligence or employee time costs associated with investments in securities being underwritten or placed by FBR.

Limits of Responsibility

Under the Management Agreement, FBR Management does not assume any responsibility other than to render the services called for and is not responsible for any action of the Board of Directors in following or declining to follow its advice or recommendations. FBR Asset has agreed to indemnify FBR Management, FBR, and their directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges, and claims arising from acts not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

The Management Agreement does not restrict the right of FBR Management or any of its officers, directors, employees, or FBR to engage in any business or render services of any kind to any other person, including the purchase of, or the rendering of advice to others who purchase REIT or other securities or other real estate-related assets that meet FBR Asset's policies and criteria.

Term of Management Agreement

The Management Agreement has an initial term expiring on December 17, 1999. FBR Asset may terminate the Management Agreement without cause at any time after December 17, 1999, upon 60 days written notice by a majority vote of FBR Asset's independent directors or by a vote of the holders of a majority of the outstanding common shares. If terminated, FBR Management will be entitled to all fees accrued through the date of termination and, as a termination fee, will be entitled to an amount equal to the sum of the base management fee and incentive management fee earned during the twelve months preceding the final day of the calendar quarter last ending prior to the date of termination. In addition, FBR Asset has the right to terminate the Management Agreement without paying a termination fee if FBR Management violates any material provision of the Management Agreement and fails to cure the violation.

FBR Asset's Business

Operating Policies & Strategies

FBR Asset relies upon the professionals employed by FBR to evaluate opportunities for investment. Since its inception in 1989, FBR has sought to identify rapidly changing industries and industries that are not fully understood or appropriately valued by the market. Real estate is one of the sectors on which FBR currently focuses. FBR has specialized in underwriting offerings of REIT securities, particularly REITs that invest in mortgage loans and mortgage-backed securities. From 1993 to 1998, FBR served as managing underwriter in the public issuance of $5.3 billion of REIT and real estate equity securities, consisting of $2.2 billion of mortgage and hybrid REITs and $3.1 billion of equity REITs and real estate operating companies.

FBR Asset believes that there is a global trend towards the securitization of real estate and real estate-related assets and that this trend is represented by the increased formation of non-traditional REITs. FBR Asset also believes that there is a global trend towards the consolidation of real estate owners and operators and companies that provide services to real estate owners and operators. FBR Asset expects these trends to provide it with significant opportunities for investing in real estate-related assets. FBR Asset also anticipates that, notwithstanding the late 1998 decline in the mortgage REIT market, additional REITs or real estate-related companies will be organized in the future and that through investments in those companies, FBR Asset can diversify and expand its investments in the real estate market.

FBR Asset's goal, subject to maintaining its REIT qualification, is to acquire assets that it believes will generate the highest returns on capital invested. To determine which assets are likely to provide those returns, FBR Asset considers:

     o    the amount and nature of anticipated cash flows from the asset;

     o    the risks of investing in the asset;

     o FBR Asset's ability to pledge the asset to secure collateralized borrowings;

     o    the capital requirements for purchasing and financing the asset;

     o    the potential for appreciation and depreciation of the asset's value;
          and

     o    the cost of financing, hedging and managing the asset.

FBR Asset is an opportunistic investor and does not have or expect to adopt guidelines dictating specific investment or operating restrictions. Among other things, FBR Asset may, without the consent of its stockholders:

     o    borrow any amount of money as FBR Asset has already done;

     o issue preferred stock that has liquidation and dividend preferences over the outstanding common stock;

     o    make loans to other companies as FBR Asset has already done;

     o    invest in securities of other issuers as FBR Asset has already done;

     o sell existing investments and make additional investments as FBR Asset has already done;

     o    offer securities in exchange for property; and

     o repurchase or otherwise reacquire FBR Asset's shares as FBR Asset has already done.

Likewise, as to specific investments, FBR Asset may invest directly or indirectly in any type of mortgage, real estate or real estate-related assets, as well as in other assets, subject to the policy that FBR Asset maintain its qualification as a REIT and its exemption from registration as an investment company.

FBR Asset expects that investment opportunities will change. Based on the recent past, FBR Asset anticipates that REITs will continue to have difficulty accessing the public capital markets. In this environment, FBR Asset will seek what it considers to be attractive opportunities to invest on a privately negotiated basis. For example, FBR Asset believes there will be opportunities to enter into joint ventures with other REIT and non-REIT investors seeking to complete planned acquisitions, to provide mezzanine loans with equity features, and to provide private equity financing. If an adequate amount of what FBR Asset considers to be appropriate investments becomes available, FBR Asset intends to borrow funds to make additional investments.

Current Investments

FBR Asset invests directly in whole-pool mortgage-backed securities, commercial loans, and equity securities of real estate-related businesses and invests indirectly in commercial and residential real estate, commercial mortgage loans, and commercial mortgage-backed securities. As to FBR Asset's indirect investments, FBR Asset holds interests in those assets through its equity ownership of other companies. As an equity holder, FBR Asset's return on its investment is not directly linked to returns on any company's assets, but will depend upon the authorization and payment of dividends and changes in the price of the company's equity securities. Furthermore, as a common stockholder, FBR Asset's claims to the assets of the companies in which it invests are subordinated to those of creditors and other senior stockholders.

Based upon the information provided on Form 10-Q for the quarter ended June 30, 1999, by the companies in which FBR Asset held equity securities on that date, FBR Asset believes that at June 30, 1999, approximately 62% of FBR Asset's assets were invested in residential mortgage-backed securities, approximately 13% were invested in commercial real estate, approximately 8% were invested in commercial mortgage loans, approximately 4% were invested in commercial mortgage-backed securities, approximately 7% were loans made to other companies, and approximately 6% did not fit into the identified categories.

Based upon the information provided on form 10-K for the year ended December 31, 1998, by the companies in which FBR Asset held equity securities on that date, FBR Asset believes that at December 31, 1998, approximately 66% of FBR Asset's assets were invested in residential mortgage-backed securities, approximately 11% were invested in commercial real estate, approximately 5% were invested in commercial mortgage loans, approximately 2% were invested in commercial mortgage-backed securities, approximately 8% were loans made to other companies, and approximately 8% did not fit into the identified categories.

Whole-Pool Mortgage-Backed Securities

FBR Asset currently invests, and intends to continue investing, at least 55% of its assets in whole-pool mortgage-backed securities. Those securities represent the entire ownership interest in pools of mortgage loans made by lenders such as savings and loan institutions, mortgage bankers, and commercial banks. Various government, government-related and private organizations assemble the pools of loans for sale to investors, such as FBR Asset.

At June 30, 1999, FBR Asset owned mortgage-backed securities guaranteed by Freddie Mac, Fannie Mae, or Ginnie Mae that had a market value of $140.9 million, and had borrowed $113.8 million to finance its investment in those securities. Anthracite Capital, Inc., one of the companies in which FBR Asset has invested, also owned similar securities at December 31, 1998, and June 30, 1999.

Mortgage-backed securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, mortgage-backed securities provide for a monthly payment that consists of both interest and principal. In effect, these payments are a "pass-through" of the monthly interest and principal payments made by borrowers on their mortgage loans, net of any fees paid to the issuer or guarantor of the securities.

The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage-backed securities, as described above, and the possibility that principal may be prepaid on the mortgage-backed securities at any time due to prepayments on the underlying mortgage loans. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Mortgage prepayments are affected by factors including the level of interest rates, general economic conditions, the location and age of the mortgage, and other social and demographic conditions. Generally prepayments on pass-through mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. Reinvestment of prepayments may occur at higher or lower interest rates than the original investment, thus affecting the yield on FBR Asset's investments.

At June 30, 1999, FBR Asset owned 33 fixed rate, residential mortgage-backed securities that represented the entire ownership interest in pools of single-family mortgage loans. In connection with those investments, FBR Asset entered into one interest rate swap and two repurchase agreements. The mortgage-backed securities, the swap, and the repurchase agreements are summarized on the following table:

                                                                                           Effective    Effective
                                                  Original       Market       Nominal       Weighted    Duration     Relevant
                        Issue        Face         Principal     Value at       Yield      Average Life     at       Prepayment
   Descriptive         Date of      Amount         Amount        6/30/99         at        at 6/30/99    6/30/99    Assumption
    Title(1)         Securities  (thousands)     (thousands)   (thousands)   6/30/99(5)     (years)      (years)    (% PAM)(2)
    ---------        ----------  -----------     -----------   -----------   ----------     -------      -------    -----------

Freddie Mac
FGOLD 15-yr.           5/1/98      $ 68,567       $ 79,334      $ 67,903        6.80%          5.40        3.40         144

Fannie Mae
FNMA 15-yr.            5/1/98      $ 20,867       $ 23,381      $ 20,626        6.75%          5.50        3.43         144

Freddie Mac
FGOLD 30-yr.           7/1/93      $  3,379       $ 11,850      $  3,457        6.86%          2.40        1.90         200

Freddie Mac
FGOLD 15-yr.           9/1/95      $  3,397       $  7,496      $  3,425        6.72%          3.70        2.36         159

Fannie Mae
30-yr.                 4/1/98      $ 10,983       $ 16,291      $ 11,144        6.96%          3.70        2.82         170

Fannie Mae
30-yr.                 4/1/98      $ 10,770       $ 16,868      $ 11,410        6.58%          3.00        2.18         268

Ginnie Mae
30-yr.                 11/1/89     $ 13,244       $ 45,874      $ 13,724        7.14%          5.90        2.88         177

Freddie Mac
FGOLD 15-yr.           9/1/98      $  9,783       $ 10,083      $  9,254        6.79%          5.60        4.18         129
                                   --------       --------      --------        ----           ----        ----         ---

   Mortgage
   Portfolio
   Total                           $140,990       $211,177      $140,943        6.82%          5.10        3.20         174
                                   ========       ========      ========        ====           ====        ====         ===
Repurchase
Agreement
Liability              6/21/99                                  $113,794        5.06%

Interest Rate Swap
Agreement              6/1/98                     $ 50,000(3)                    (4)                       1.62


(1) All of the mortgage-backed securities are backed by pools of fixed-rate mortgages and are principal and interest paying instruments.

(2) Prepayment assumptions express the relationship between the assumption for a specific pass-through security and a prepayment assumption model ("PAM"). For example, a prepayment assumption of 100% PAM for a 30-year mortgage assumes a prepayment rate increase of 0.2% per month for the first 30 months, and then levels off at 6% for the remainder of the term. "50% PAM" means that the prepayment rate is half of "100% PAM" for that month. "300% PAM" means that the prepayment rate is three times "100% PAM" for that month. We can give no assurance that actual prepayments will not be materially different from the prepayment rates assumed in the PAM. For more information on the risk of prepayments with respect to mortgage investments, see "Prepayment rates could negatively affect the value of FBR Asset's mortgage-backed securities" on page 8.

(3)  Notional amount.

(4) Under the interest rate swap agreement, FBR Asset receives quarterly payments of interest based on three-month LIBOR and remits semi-annual payments at a fixed rate of approximately 5.9% based in each case on the $50 million notional amount.


(5) The nominal yield is the internal rate of return of the security based on the given market price. It is the single discount rate that equates a security price (inclusive of accrued interest) with its projected cash flows. For a mortgage product, it represents the yield for a given yield curve environment based on prepayments for that environment.

As the table above shows, the average nominal yield (as defined in footnote 5 above) on FBR Asset's mortgage-backed securities at June 30, 1999, was approximately 6.82%. The yield is based on the anticipated life of the securities. If the actual life of the security is reduced below its anticipated life, the yield would be reduced. The actual life of the mortgage-backed securities is reduced if the mortgage loans underlying the securities are prepaid faster than anticipated at the time the securities were acquired.

The table that follows outlines the recent prepayment experience of the mortgage-backed securities owned by FBR Asset in terms of PAM. See footnote 2 to the table on page 30 for a more detailed discussion of PAM. For each category of securities in which FBR Asset owns only one pool of mortgage loans, the prepayment history is for that specific pool. For each category of securities in which FBR Asset holds multiple pools of mortgage loans, we have presented the prepayment history of a representative pool. Several securities were recently issued and thus have little prepayment history.

                                                                 Period from            Period from
                                         Face Amount          January 1999 to         June 1998 to
Mortgage-Backed Securities              (in thousands)        June 1999 (% PAM)      June 1999 (% PAM)
--------------------------              --------------        -----------------      -----------------
Freddie Mac FGOLD 15yr. 6.5%               $ 68,567                   516                   511
Fannie Mae 15yr. 6.5%                        20,867                   447                   466
Freddie Mac FGOLD 15yr. 7.0%                  3,397                   586                   492
Freddie Mac FGOLD 30yr. 8.0%                  3,379                   282                   299
Fannie Mae 30yr. 7.5%                        10,983                   412                   414
Fannie Mae 30yr. 9.0%                        10,770                   413                   433
Ginnie Mae 30yr. 7.95%                       13,244                   387                   421
Freddie Mac FGOLD 15yr. 5.5%                  9,783                   272                   N/A
                                           --------
   Total                                   $140,990
                                           ========


Freddie Mac Certificates

The Federal Home Loan Mortgage Corporation, better known as "Freddie Mac," is a privately owned government-sponsored enterprise created pursuant to Title III of the Emergency Home Finance Act of 1970. Freddie Mac's principal activities currently consist of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. Freddie Mac guarantees to holders of Freddie Mac certificates, such as FBR Asset, the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the underlying mortgage loans, but does not guarantee the timely payment of scheduled principal on the underlying mortgage loans. The obligations of Freddie Mac under its guarantees are solely those of Freddie Mac and are not backed by the full faith and credit of the United States. If Freddie Mac were unable to satisfy its obligations, distributions to FBR Asset would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to FBR Asset would be adversely affected by delinquent payments and defaults on those mortgage loans.

Fannie Mae Certificates

The Federal National Mortgage Association, better known as "Fannie Mae," is a privately owned, federally chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. Fannie Mae provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. Fannie Mae guarantees to registered holders of Fannie Mae certificates, such as FBR Asset, that it will distribute amounts representing scheduled principal and interest (at the rate provided by the Fannie Mae certificate) on the mortgage loans in the pool underlying the Fannie Mae certificate, whether or not received, and the full principal amount of any mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of Fannie Mae under its guarantees are solely those of Fannie Mae and are not backed by the full faith and credit of the United States. If Fannie Mae were unable to satisfy its obligations, distributions to FBR Asset would consist solely of payments and other recoveries on the underlying mortgage loans, and accordingly, monthly distributions to FBR Asset would be adversely affected by delinquent payments and defaults on the mortgage loans.

Ginnie Mae Certificates

The Government National Mortgage Association, better known as "Ginnie Mae," is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development. Title III of the National Housing Act of 1934 authorizes Ginnie Mae to guarantee the timely payment of principal and interest on certificates that represent an interest in a pool of mortgages insured by the Federal Housing Administration under the Housing Act or partially guaranteed by the Veteran's Administration under the Servicemen's Readjustment Act of 1944 and other loans eligible for inclusion in mortgage pools underlying Ginnie Mae certificates. Section 306(g) of the Housing Act provides that "the full faith and credit of the United States is pledged to the payment of all amounts that may be required to be paid under any guaranty under this subsection." An opinion, dated December 12, 1969, of an Assistant Attorney General of the United States provides that guarantees under section 306(g) of Ginnie Mae certificates of the type that may be purchased by FBR Asset are authorized to be made by Ginnie Mae and "would constitute general obligations of the United States backed by its full faith and credit."

Single-Family and Multifamily Privately-Issued Certificates

Although FBR Asset does not own single-family or multifamily privately-issued certificates, some of the companies in which it invests may own these certificates. FBR Asset may in the future invest in other companies that invest in these assets or may invest in them itself.

Single-family and multifamily privately-issued certificates are pass-through certificates that are not issued or guaranteed by one of the agencies described above and that are backed by a pool of single-family or multifamily mortgage loans. Single-family and multifamily privately-issued certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of those institutions.

While agency certificates are backed by the express obligation or guarantee of one of the agencies, as described above, single-family and multifamily privately-issued certificates are generally covered by one or more forms of private credit enhancements. Those credit enhancements provide an extra layer of loss coverage in the event that losses are incurred upon foreclosure sales or other liquidations of underlying mortgaged properties in amounts that exceed the equity holder's equity interest in the property and result in realized losses. Forms of credit enhancements include, but are not limited to, limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization, and subordination.

Borrowed Funds

FBR Asset may reduce the amount of equity capital it has invested in mortgages or other assets by funding a portion of those investments with long-term borrowings, warehouse lines of credit, or other borrowing arrangements. Borrowing funds creates interest expense that can exceed the revenue FBR Asset earns from its financed assets. To the extent that revenue derived from those assets exceeds the interest expense, FBR Asset's net income will be greater than if FBR Asset had not borrowed funds. Conversely, if the revenue from those assets does not sufficiently cover the expense, FBR Asset's net income will be less than if FBR Asset had not borrowed funds.

FBR Asset has borrowed and intends to continue borrowing funds by entering into repurchase agreements. Under these agreements, FBR Asset sells assets to a third party with the commitment to repurchase the same assets at a fixed price on an agreed date. The repurchase price reflects the purchase price plus an agreed upon market rate of interest. FBR Asset accounts for repurchase agreements as loans, secured by the underlying assets, that FBR Asset owes to the third party.

FBR Asset intends to use the proceeds from borrowings to invest in mortgages or other assets and to repeat this process of borrowing and investing, while continually monitoring its use of leverage. Based on book values, the debt-to-equity ratio as of June 30, 1999, on FBR Asset's mortgage-backed securities portfolio was 4 to 1. Traditionally, lenders have permitted repurchase agreement borrowings against agency mortgage-backed securities at a debt-to-equity ratio of up to 19 to 1. FBR Asset does not currently intend to increase its leverage ratio, although its Charter and Bylaws do not impose any specific limits on permissible leverage.

What follows are two examples of how FBR Asset might use borrowings to increase the yield on a hypothetical mortgage-backed security:

      ----------------------------------------------------------------------------------
                                                   Example 1             Example 2
                                                   ---------             ---------
      1.   Amount invested in mortgage-
           backed security....................     $10,000,000          $10,000,000

      2.   Annual interest rate on
           mortgage-backed security...........           7.25%                7.25%

      3.   Income from mortgage-backed
           security  (1 x 2)*.................     $   725,000          $   725,000

      4.   Amount borrowed to finance
           investment in mortgage-backed
           security...........................     $ 8,000,000          $ 5,000,000

      5.   Interest rate on amount borrowed...           5.50%                5.50%

      6.   Interest expense (4 x 5)*..........     $   440,000          $   275,000

      7.   Equity capital invested (1 - 4)*...     $ 2,000,000          $ 5,000,000

      8.   Management fee (0.25% x
           $10,000,000).......................     $    25,000          $    25,000

      9.   Hedging expense (4 x 1%)*..........     $    80,000          $    50,000

      10.  Total expenses (6 + 8 + 9)*........     $   545,000          $   350,000

      11.  Net income on mortgage-backed
           security (3-10)*...................     $   180,000          $   375,000

      12.  Return on equity capital invested
           (11 / 7)*..........................           9.00%                7.50%
      ----------------------------------------------------------------------------------

     * The numbers in parentheses, unless otherwise specified, refer to the line numbers on the far left.

In example 1 above, FBR Asset uses borrowed funds to increase the initial yield on its investment from 7.25% to 9.0%. In example 2 above, FBR Asset borrows less funds and increases its yield only from 7.25% to 7.50%. FBR Asset plans to complete these types of transactions by arranging loans in which it pledges its assets as collateral to secure its repayment obligations. Some of those loans may be margin loans in which a decline in the pledged assets' market value could trigger an early repayment of FBR Asset's obligations. If FBR Asset repays loans early, then the return on equity would be reduced. As reflected above, if FBR Asset were required to increase the amount of equity capital it invested by $3 million in order to prepay $3 million of the loan, then the return on equity would be reduced from 9.00% to 7.50%.

Hedging & Interest Rate Management

FBR Asset acquires derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. FBR Asset does not intend to acquire derivative instruments for speculative purposes. FBR Asset's hedging activities may include entering into interest rate swaps and caps and options to purchase swaps and caps. Under the tax laws applicable to REITs, FBR Asset generally will be able to enter into swap or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments to hedge indebtedness that FBR Asset may incur, or plans to incur, to acquire or carry real estate assets. The applicable tax provisions, however, may limit FBR Asset's ability to enter into other types of hedging transactions. If so, FBR Asset may conduct some or all of its hedging activities through a to-be-formed subsidiary that is fully subject to income tax.

FBR Asset engages in a variety of interest rate management techniques that are intended to match the effective maturity of, and the interest received on, its assets with the effective maturity of, and the interest owed on, its liabilities. FBR Asset generally will be able to use those techniques directly, instead of through a corporate subsidiary that is fully subject to corporate income taxation. FBR Asset, however, cannot give any assurances that it can successfully implement its investment and leverage strategies. FBR Asset's interest rate management techniques may include:

     o    puts and calls on securities or indices of securities;

     o    Eurodollar futures contracts and options on such contracts;

     o interest rate swaps, which are the exchange of fixed-rate payments for floating-rate payments; or

     o    other similar transactions.

FBR Asset may also use these techniques to attempt to protect itself against declines in the market value of its assets that result from general trends in debt markets. The inability to match closely the maturities and interest rates, or the inability to protect adequately against declines in the market values, could result in losses with respect to FBR Asset's mortgage assets.


At June 30, 1999, FBR Asset owned $140.9 million of long-term fixed-rate mortgage-backed securities and was indebted for $113.8 million under short-term repurchase agreements. These agreements expire and are renewed on a regular basis. As of June 30, 1999, all of the repurchase agreements held by FBR Asset had a stated maturity date of July 19, 1999. On July 19, 1999, $110.6 million of the expired repurchase agreements were renewed; the renewed agreements had a stated maturity date of August 19, 1999. On August 19, 1999, $107.8 million of the expired agreements were renewed; the renewed agreements have a stated maturity date of September 20, 1999. The interest rate received by FBR Asset under the short-term borrowing arrangements increases and decreases as short-term interest rates increase or decrease. The interest rate on the mortgage-backed securities remains constant. If short-term rates increase significantly above 6.82%, which is the average nominal yield (as defined in footnote 5 on page 30) on FBR Asset's mortgage portfolio as of June 30, 1999, the interest owed on the borrowings would exceed the interest income payable to FBR Asset on its mortgage-backed securities.


To limit the adverse effect of rising short-term interest rates under its short-term repurchase agreements, FBR Asset entered into two interest rate swap agreements pursuant to which FBR Asset paid a fixed interest rate on $100 million notional amount of borrowings and received a variable interest rate on $100 million notional amount of borrowings. FBR Asset realized a $1.9 million loss when it terminated one $50,000,000 agreement in October 1998. The remaining $50,000,000 agreement matures on June 1, 2001.

Interest rate management techniques do not eliminate risk. For example, if both long-term and short-term interest rates were to increase significantly, it could be expected that:

     o the weighted average life of the mortgage-backed securities would be extended because prepayments of the underlying mortgage loans would decrease; and

     o the market value of the fixed rate mortgage-backed securities would decline as long-term interest rates increased.

Yet, in this situation, the interest rate swap agreement would be ineffective for periods after its June 1, 2001 termination date, and if FBR Asset sold the fixed-rate mortgage-backed securities to pay down its short-term borrowings, it would realize a loss because of the decline in their market value.

Real Estate

FBR Asset seeks to invest in real property to generate income and to provide the company with the potential for capital appreciation in the value of property owned. Although FBR Asset does not currently own any direct interests in real property, it does own interests in real property through its equity investments in Capital Automotive REIT, and to a lesser extent through its equity investments in Prime Retail, Resource, and Imperial Credit. Through its relationship with FBR, FBR Asset was able to acquire the stock of Capital Automotive before Capital Automotive offered its stock to the public. FBR Asset purchased shares of Prime Retail, Resource and Imperial Credit in open-market transactions. FBR Asset has also committed to loan Prime Retail $20 million.

Capital Automotive REIT invests in the real property and improvements used by operators of multi-site, multi-franchised motor vehicle dealerships and motor vehicle-related businesses located in major metropolitan areas of the United States. Capital Automotive is a self-administered and self-managed Maryland REIT that primarily acquires real property and simultaneously leases back this property to automobile dealers. These transactions generally have the following characteristics:

     o Capital Automotive's interest in the property acquired generally includes the land, buildings and improvements, related easements and rights and fixtures, but not any personal property, furniture or equipment.

     o The leases generally range from 8 to 11 years and may be extended for one or two terms of 10 years at the option of the lessee.

     o The leases typically require the lessee to pay substantially all expenses associated with the operation of the real property, such as real estate taxes and other governmental charges, insurance, utilities, service, maintenance and, therefore are on a "triple-net" basis.

     o Upon expiration or termination of the lease, the lease generally provides that additions, repairs, renovations and improvements become the property of Capital Automotive.

     o The leases also typically require the lessee to operate the property only for the same purpose for which it was used on the date Capital Automotive purchased it, unless Capital Automotive consents to a different use.

These types of "sale-leaseback" transactions generally enable Capital Automotive to eliminate brokerage, re-leasing and similar costs and the risk of high lessee turnover due to the general, historic long-term operation of automobile dealerships.

Prime Retail invests in factory outlet centers. Prime is a self-administered and self-managed REIT that develops, acquires, owns and operates factory outlet centers in the United States. Resource invests in commercial office buildings and land. Resource is a Maryland REIT whose principal business activity is to provide specialized commercial mortgage loans to those who do not meet the traditional underwriting standards of other lenders, but Resource also owns real estate.

In the future, FBR Asset may invest in other companies that own real property. In addition, FBR Asset may purchase real property directly or through joint ventures that purchase real property.

Commercial Mortgage Loans & CMBS

FBR Asset invests in commercial mortgage loans and commercial mortgage-backed securities, commonly known as "CMBS." At June 30, 1999, FBR Asset owned interests in commercial loans and CMBS indirectly through its investments in Anthracite Capital, Inc., Chastain Capital Corporation, Imperial Credit Commercial Mortgage Investment Corporation, Prime Capital, Resource Asset Investment Trust and East-West Bancorp. FBR acted as lead underwriter or placement agent for each of these companies. Through its relationship with FBR, FBR Asset was able to acquire stock in Anthracite and Chastain before or while the companies offered their stock to the public or, in the case of East-West Bancorp, when FBR placed the stock with private investors.

In the future, FBR Asset may invest in other companies that originate or acquire commercial mortgage loans or CMBS. In addition, FBR Asset may purchase commercial mortgage loans and CMBS directly.

Commercial mortgage loans are loans secured by senior or subordinate liens on commercial or multifamily real estate. The characteristics of the commercial mortgage loans held by companies in which FBR Asset invests vary widely. Some of those companies' commercial mortgage loan holdings are performing loans that can be securitized. Imperial Credit, for example, invests primarily in performing multifamily and commercial term loans. East-West Bancorp originates commercial mortgage loans to borrowers who have ties to the Asia Pacific region. Prime Capital originates first and mezzanine commercial loans. Chastain was organized to originate commercial mortgage loans in the major metropolitan markets in the United States.

Some of the companies in which FBR Asset invests also own commercial mortgage loans that are not intended to be securitized. For example, Resource originates wraparound loans, in which a borrower grants Resource a junior lien mortgage with a principal amount equal to the principal amount owed under any existing loans plus an additional amount that Resource actually advances to the borrower. The borrower makes all loan payments to Resource, which in turn pays the prior lenders principal and interest on the prior loans. Because the loans made by Resource are subordinated and include an obligation by Resource to make payments on prior loans, these loans involve different and carry more significant risk than traditional first mortgage loans originated by institutional lenders and thus are generally not suitable for securitization. Anthracite and Chastain own other commercial loans that generally are not securitized because they involve a higher degree of credit risk, they have a shorter term, or because they cannot be grouped together easily. These loans include mezzanine loans, which are loans subject to a prior lien on the property, bridge loans, which are short-term loans that are intended to provide interim financing before a property is sold or the loan refinanced, and loans made to facilitate construction of new commercial properties.

FBR Asset, or the companies in which it invests, may invest in commercial mortgage loans with borrowers who are delinquent in payments on the loans. A lender can purchase this kind of loan at a price less than the amount owed on the loan, which enables the lender to work out a forbearance plan or other restructuring. If an agreement cannot be made, the lender ultimately may foreclose on the loan, acquiring ownership of the commercial property.

In addition to investing in commercial mortgage loans, some of the companies in which FBR Asset invests own CMBS. At June 30, 1999, FBR Asset owned interests in CMBS through its equity ownership of Anthracite, Imperial Credit and Chastain. Imperial Credit issues CMBS secured by its commercial term loans and retains an equity interest in those loans with characteristics similar to a subordinated CMBS. When organized, Chastain planned to create CMBS and retain similar equity interests.

CMBS typically are divided into two or more classes, sometimes called "tranches." Generally the most senior class or classes would be rated investment grade, which increases the marketability of the class. The junior, or subordinated, classes typically would include a non-investment grade rated class and an unrated, higher-yielding credit support class. The market for non-investment grade CMBS is limited, and holders of CMBS have incurred, and might in the future incur, significant losses if required to sell them as a result of margin calls or otherwise.

Each class of CMBS generally is issued with a stated principal amount and a specific fixed or variable interest rate. The principal of and interest on the underlying mortgage loans may be allocated to the classes of CMBS in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of payments on the underlying mortgage loans. For example, subordinated classes of CMBS provide credit protection to the more senior classes because the subordinated classes absorb all losses from loan defaults and foreclosures before any losses are allocated to the more senior classes. Typically, prepayments on mortgage loans are paid to the more senior classes of CMBS for a period of time or until the senior classes are paid in full. In some instances, subordinated classes of CMBS are not entitled to receive any scheduled payments of principal until the more senior classes are paid in full or until a specified time.

Some classes of CMBS are not entitled to any payments of principal, or are entitled to only nominal principal payments. These classes are known as interest-only securities or "IOs." IOs are sensitive to prepayments on the underlying mortgage loans, and IO classes of CMBS are sensitive to losses resulting from defaults on the underlying mortgage loans. In November 1998, Imperial Credit reported a non-cash charge of $6.4 million, or $0.20 per share, primarily because of a write down of its IOs to estimated fair market value. According to Imperial Credit's management, the write down was necessary because the company revised its estimates of anticipated prepayments and losses on the underlying loans.

To the extent that FBR Asset holds interests in commercial mortgage loans and CMBS through its investments in other companies, FBR Asset must rely on the management of those other companies to make decisions with respect to the commercial mortgage loans and CMBS. In general, FBR Asset will have no ability to control those decisions. Moreover, the management of those other companies are not required to inform FBR Asset of their decisions, although to the extent the companies are reporting companies under the Securities Exchange Age of 1934, they must file reports of material events with the SEC.

Loans

FBR Asset directly invests in real estate-based loans. Investments in 1998 were loans to Prime Capital and Kennedy-Wilson aggregating $20 million. Since December 31, 1998, FBR Asset invested $12 million in loans to Brookdale Living Communities and Prime Group Realty Trust, both of which have been repaid, and has committed to loan Prime Retail $20 million. Each of these loans provides debt financing for capital needs not covered by traditional secured and senior loans and available equity. FBR Asset anticipates that there will be a continued demand for this type of loan and that it will make additional, similar real estate-based loans in the future.

Real Estate-Related Businesses

The tax rules limit FBR Asset's ability to expand its investments beyond its core direct and indirect investments in mortgage loans, mortgage-backed securities and real estate. Subject to those limits, however, FBR Asset invests in businesses that provide services to real estate owners and operators.

For example, FBR Asset owns common stock in Building One Services Corporation. Building One intends to become a national single-source provider of facilities services. Building One currently derives most of its income from providing janitorial maintenance management services and electrical and mechanical installation and maintenance services. Building One actively seeks to expand its business by acquiring or merging with other facilities service providers.

FBR Management believes that additional opportunities may arise in the future for FBR Asset to invest in businesses that provide services to real estate owners and operators. In many cases, FBR Management believes that these investments may provide higher returns than mortgage and real estate assets. Accordingly, subject to applicable tax restrictions, FBR Asset may invest in real estate-related businesses in the future.

Summary of Current Investments & Cash and Cash Equivalents

The following table summarizes FBR Asset's investments as of December 31, 1998, and June 30, 1999.


                                                                  As of December 31, 1998
                                                           -----------------------------------------
                                                              Amount                      Percentage
                                 Shares      Percent           of             Market       Increase
                                Owned(7)   Ownership(7)    Investment         Value       (Decrease)
                                --------   ------------    ----------         -----       ----------

Mortgage-Backed Securities         N/A         N/A         $160,750,240    $161,418,739      0.44%
                                                           ------------    ------------

Equity Investments(1)(2)
   Anthracite Capital, Inc.
     (AHR)                      1,581,846      7.53%       $ 18,334,496    $ 12,358,170    (32.60%)

   Capital Automotive REIT
     (CARS)                     1,792,115      7.23%         25,000,000      26,657,711     (6.63%)

   Chastain Capital
     Corporation                  700,000      9.53%          9,765,000       3,150,000    (67.74%)
     (CHAS)(3)

   Imperial Credit Commercial
     Mortgage Inv. Corp.
     (ICMI)                       900,000      3.09%         13,050,230       8,437,500    (35.35%)

   Imperial Credit Industries,
     Inc. (ICII pfd)              400,000         0%                  -               -         -

   Prime Retail, Inc. (PRT)       123,500      0.29%          1,201,317       1,211,844      0.88%

   Prime Retail, Inc., pfd
     (PRT pfd)                     78,400      0.18%                  -               -         -

   Resource Asset Investment
     Trust (RAS)                  344,575      5.59%          5,292,516       3,790,325    (28.38%)

   Building One Services
     Corporation (BOSS)           202,659      0.46%         10,000,000      10,437,500      4.38%

   East-West Bancorp, Inc.
     (EWBC)                       520,000      2.19%          5,200,000       4,940,000     (5.00%)
                                                           ------------    ------------    ------
     Total Equity Investments                              $ 87,843,559    $ 70,983,050    (19.20%)
                                                           ------------    ------------    ------
Promissory Notes(2)
   Prime Capital Holdings,
    LLC(4)                         N/A         N/A         $ 12,504,334    $ 12,504,334      N/A

   Prime Group Realty Trust        N/A         N/A                    -               -      N/A

   Kennedy-Wilson, Inc.(5)         N/A         N/A            7,525,479       7,525,479      N/A

   Brookdale Living
     Communities (BLCI)            N/A         N/A                    -               -      N/A
                                                           ------------    ------------

     Total Promissory Notes                                $ 20,029,813    $ 20,029,813      N/A
                                                           ------------    ------------
Cash and Cash Equivalents          N/A         N/A         $ 41,144,326    $ 41,144,326      N/A
                                                           ------------    ------------
Total Investments & Cash
   and Cash Equivalents                                    $309,722,938    $293,575,928     (5.21%)
                                                           ============    ============    ======


                                                  As of June 30, 1999
                                  --------------------------------------------------
                                     Amount                             Percentage
                                      of               Market            Increase
                                   Investment          Value          (Decrease)/(6)
                                   ----------          -----          --------------

Mortgage-Backed Securities       $143,350,501       $140,943,202         (1.68%)
                                 ------------       ------------

Equity Investments(1)(2)
   Anthracite Capital, Inc.
     (AHR)                       $ 18,334,496       $ 10,380,864        (43.38%)

   Capital Automotive REIT
     (CARS)                        25,000,000         23,745,524         (5.02%)

   Chastain Capital
     Corporation                    3,150,000          4,637,500         47.22%
     (CHAS)/(3)

   Imperial Credit Commercial
     Mortgage Inv. Corp.
     (ICMI)                        13,050,230          9,731,250        (25.43%)

   Imperial Credit Industries,
     Inc. (ICII pfd)               10,000,000         10,000,000          0.00%

   Prime Retail, Inc. (PRT)         1,201,317          1,072,906        (10.69%)

   Prime Retail, Inc., pfd
     (PRT pfd)                      1,454,320          1,553,104          6.79%

   Resource Asset Investment
     Trust (RAS)                    5,292,516          4,350,259        (17.80%)

   Building One Services
     Corporation (BOSS)             4,053,180          2,811,894        (30.63%)

   East-West Bancorp, Inc.
     (EWBC)                         5,200,000          5,232,500          0.63%
                                 ------------        -----------        -------
     Total Equity Investments    $ 86,736,059(8)    $ 73,515,801(8)     (15.24%)(8)
                                 ------------       ------------        -------
Promissory Notes(2)
   Prime Capital Holdings,
     LLC(4)                      $ 10,264,058       $ 10,264,058          N/A

   Prime Group Realty Trust         7,000,000          7,000,000          N/A

   Kennedy-Wilson, Inc.(5)                  -                  -          N/A

   Brookdale Living
     Communities (BLCI)                     -                  -          N/A
                                 ------------       ------------

     Total Promissory Notes      $ 17,264,058       $ 17,264,058          N/A
                                 ------------       ------------
Cash and Cash Equivalents        $ 20,336,693       $ 20,336,693          N/A
                                 ------------       ------------
Total Investments & Cash
   and Cash Equivalents          $267,687,311       $252,059,754         (5.84%)
                                 ============       ============        =======


(1) The symbols in parentheses next to the company names are the symbols of those companies on Nasdaq or a national securities exchange. Each of these companies is a reporting company under the Securities Exchange Act of 1934. Information is available about these companies on the SEC's website, www.sec.gov.

(2) FBR has underwritten or privately placed the securities of these companies or their affiliates. See "FBR & FBR Management--Related Party Transactions" on page 18.

(3) FBR Asset realized a permanent loss on its investment in Chastain as of December 31, 1998, equal to $6,615,000.

(4) Includes principal of $11,557,442 as of December 31, 1998 and $10,235,059 as of June 30, 1999, and accrued interest receivable of $946,892 as of December 31, 1998, and $28,999 as of June 30, 1999.

(5) Includes principal of $7,500,000 and accrued interest receivable of $25,479 as of December 31, 1998.

(6) The amount by which the market value at June 30, 1999, differs from the amount of FBR Asset's original investment, except for Chastain, which is discussed in footnote 3.

(7)  As of June 30, 1999.


(8) As of August 20, 1999, the amount of FBR Asset's equity investments was $86,736,059. On that date, those investments had a market value of $72,379,522, which represents a 16.55% decrease in their value from the amount of FBR Asset's original investment, except for Chastain, which is discussed in footnote 3.

The following table shows, for the calendar year 1998 and for the first quarter of 1999, FBR Asset's investments and cash and cash equivalents, including, with respect to its investments, the weighted average cost of each investment based on the number of days from January 1, 1998, to December 31, 1998, and January 1, 1999 to June 30, 1999, on which FBR Asset held each investment, and the gross income from each investment for the year ended December 31, 1998, and for the six months ended June 30, 1999.

                                          For the Year Ended               For the Six Months
                                          December 31, 1998               Ended June 30, 1999
                                      ---------------------------   ----------------------------
                                        Weighted        Gross          Weighted       Gross
                                      Average Cost      Income       Average Cost     Income
                                      ------------      ------       ------------     ------
Mortgage-Backed Securities            $169,564,932   $  7,101,326   $151,662,859   $  4,701,607
                                      ------------   ------------   ------------   ------------
Equity Investments

   Anthracite Capital, Inc.           $ 10,356,129   $    739,613   $ 18,334,496   $  1,376,206
   Capital Automotive REIT              21,986,301      1,569,893     25,000,000        591,398
   Chastain Capital Corporation          6,581,342        287,000      3,150,000              -
   Imperial Credit Commercial
     Mortgage Inv. Corp.                13,050,230      1,062,000     13,050,230        540,000
   Imperial Credit Industries, Inc.              -              -              -              -
   Prime Retail, Inc.                      374,166         36,433      1,201,317         72,865
   Prime Retail, Inc., preferred                 -              -        570,479         51,450
   Resource Asset Investment Trust       4,329,152        576,466      5,292,516        175,733
   Building One Services                10,000,000              -      8,357,232              -
     Corporation
   East-West Bancorp, Inc.               2,621,370              -      5,200,000         31,200
                                      ------------   ------------   ------------   ------------
       Total Equity Investments &
         Dividends                    $ 69,298,690   $  4,271,405   $ 80,156,270   $  2,838,852
                                      ------------   ------------   ------------   ------------

Promissory Notes
   Prime Capital Holdings, LLC        $  7,947,365   $  1,248,707   $ 11,564,915   $  1,244,264
   Prime Group Realty, Inc.                      -              -      5,685,513        448,039
   Kennedy-Wilson Inc.                   5,506,849        749,264      7,079,404        511,411
   Brookdale Living Communities                  -              -      3,011,050        224,727
                                      ------------   ------------   ------------   ------------

       Total Promissory Notes         $ 13,454,214   $  1,997,971   $ 27,340,882   $  2,428,441
                                      ------------   ------------   ------------   ------------

   Cash & Cash Equivalents            $ 84,496,947   $  4,556,800   $ 26,767,566   $    615,530
                                      ------------   ------------   ------------   ------------

         Total Investments and
           Cash & Cash Equivalents    $336,814,783   $ 17,927,502   $285,927,577   $ 10,584,430
                                      ============   ============   ============   ============

Dividends & Distribution Policy

To maintain its status as a REIT for federal income tax purposes, FBR Asset is required to distribute substantially all of its taxable income, which may differ materially from its income calculated in accordance with generally accepted accounting principles, to its shareholders each year. In order to satisfy this requirement, FBR Asset intends to declare regular quarterly dividends and to distribute any taxable income remaining at the end of a year with a first quarter dividend in the following year.

The Board of Directors may change the dividend policy at any time. The Board of Directors will declare dividends based on:

     o    the taxable income of FBR Asset;

     o    the financial condition of FBR Asset;

     o the distributions required to maintain REIT status and to avoid corporate income tax and the 4% excise tax; and

     o    other factors that the Board of Directors considers relevant.

To date, FBR Asset has declared the following dividends:

    For the Period                       Total              Per Share
---------------------------          --------------        ----------

12/15/97 - 12/31/97                  $   562,045(1)        $  0.055
01/01/98 - 03/31/98                    2,083,165              0.200
04/01/98 - 06/30/98                    3,072,669              0.295
07/01/98 - 09/30/98                    3,379,798(2)           0.360
10/01/98 - 12/31/98(3)                 2,563,058              0.300
01/01/99 - 03/31/99                    2,741,872              0.325
04/01/99 - 06/30/99                    2,702,498              0.380
                                     -----------           --------
                                     $17,105,105           $  1.915
                                     ===========           ========

(1) Includes $0.005 dividend declared in June 1998 and paid in July 1998 for shareholders of record as of December 31, 1997.

(2)  Dividend declared and paid in October 1998.

(3)  Dividend paid in January 1999.

Through December 31, 1998, FBR Asset had paid substantially all of its dividends to date out of current or accumulated earnings and profits; only 10% of those dividends was a return of capital for 1998 federal income tax purposes. The level of quarterly dividends is based on a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters or of income calculated in accordance with generally accepted accounting principles.

Distributions to shareholders will generally be subject to tax as ordinary income, although in appropriate circumstances a portion of a distribution may be designated by FBR Asset as capital gain or may be determined to be a tax-free return of capital. FBR Asset generally does not intend to declare more than a de minimis amount of dividends that are a return of capital for tax purposes, except in those instances where companies in which FBR Asset invests determine that a portion of their dividends are a return of capital. FBR Asset will furnish annually to each shareholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. For a discussion of the federal income tax treatment of distributions by FBR Asset, see "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Taxation of Taxable U.S. Shareholders."

Selected Financial Data


The selected financial data set forth below should be read in conjunction with "Management's Discussion & Analysis" and the Financial Statements and Notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1997 and 1998 and June 30, 1998, and statement of operations data for the period from December 15, 1994 (Inception) to December 31, 1997, the year ended December 31, 1998, and the six-month period ended June 30, 1998, has been derived from FBR Asset's audited financial statements, which are included elsewhere in this prospectus. The selected balance sheet data as of June 30, 1999 and statement of operations data for the six-month period ended June 30, 1999, has been derived from FBR Asset's unaudited financial statements and has been prepared on the same basis as the audited financial statements. The unaudited financial statements include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial information set forth herein. The results for the year ended December 31, 1998, or the six month periods ended June 30, 1998 and 1999, are not necessarily indicative of the results to be expected for any future annual or interim period.

                                                       December 15, 1997        For the       For the Six Months Ended June 30,
                                                      (Inception) through     Year Ended      ---------------------------------
                                                       December 31, 1997   December 31, 1998         1998            1999
                                                       -----------------   -----------------  ----------------  ---------------
                                                                                                                (unaudited)

Statement of Operations Data:
   Interest income .................................      $     18,040       $ 13,656,097       $  4,817,569     $  7,745,578
   Dividend income .................................           434,717          4,271,405            833,749        2,838,852
   Other income ....................................           268,520                  -                  -                -
   Interest expense ................................                 -          5,359,633            552,783        3,382,129
   Management Fee expense ..........................            58,623          1,520,725            469,139          678,706
   Other expense ...................................            15,733          1,089,102            163,755          736,756
   Net realized gains (losses) .....................                 -         (8,369,807)                 -          743,353
   Net income ......................................           646,921          1,588,235          4,465,641        6,530,192
   Basic and diluted income per share ..............      $       0.06       $       0.16       $       0.43     $       0.81
   Dividends declared per share(1) .................      $       0.06       $       1.16       $       0.50     $       0.71
   Weighted average basic and diluted shares .......        10,218,999         10,044,483         10,399,515        8,109,353

                                                                  As of December 31            As of June 30,
                                                          --------------------------------    ---------------
                                                               1997             1998               1999
                                                          ---------------   --------------    ---------------

Selected Balance Sheet Data:                                                                    (unaudited)
   Mortgage-backed securities, at fair value .......      $          -       $161,418,739       $140,943,202
   Cash and cash equivalents .......................       163,223,199         41,144,326         20,336,693
   Investments in equity securities, at fair value..        23,318,750         70,983,050         73,515,801
   Total assets ....................................       190,538,402        295,930,620        253,950,693
   Repurchase agreements ...........................                 -        128,550,000        113,794,000
   Total liabilities ...............................           771,573        145,026,041        126,969,514
   Accumulated other comprehensive (loss)(2) .......                 -         (9,800,530)       (15,896,077)
   Shareholders' equity ............................       189,766,829        150,904,579        126,981,179
   Book value per share ............................      $      18.57       $      17.66       $      17.85
   Common shares issued and outstanding(3) .........        10,218,999          8,543,527          7,111,836

                                                        December 15, 1997        For the          For the Six
                                                      (Inception) through      Year Ended        Months Ended
                                                       December 31, 1997    December 31, 1998   June 30, 1999
                                                       -----------------    -----------------   -------------
Other Selected Data                                                                              (unaudited)
   Weighted average daily borrowings ...............      $           -      $144,793,891(4)    $126,557,757
   Average equity ..................................        189,766,829       182,750,145        139,523,251

(1) Dividends are calculated and declared based on estimates of FBR Asset's taxable income.

(2) Accumulated other comprehensive loss includes unrealized net gain on mortgage-backed securities of $713,499 as of December 31, 1998, unrealized net loss on mortgage-backed securities of $2,407,299 as of June 30, 1999, and unrealized net loss on investments in equity securities of $10,514,029 as of December 31, 1998, and $13,488,778 as of June 30, 1999.

(3) Reflects 1,872,300 and 3,303,991 shares of treasury stock repurchased as of December 31, 1998 and June 30, 1999, respectively.

(4) For May 13, 1998 through year end. Repurchase agreements were entered into on May 13, 1998.

Management's Discussion & Analysis

Overview

FBR Asset targets investments in real estate and real estate-related companies. FBR Asset has invested, and intends to continue investing in, whole-pool mortgage-backed securities that are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae, mortgage loans, mortgage-backed securities, real property, and joint ventures formed to own real property. FBR Asset invests in some of these assets indirectly through its investments in and loans made to REITs and other companies.

As of June 30, 1999, FBR Asset had:

     o mortgage-backed securities totaling $140.9 million, which were financed with repurchase agreements totaling $113.8 million;

     o investments in equity securities of nine companies with an original total cost basis of $86.7 million and a total market value of $73.5 million as of June 30, 1999; and

     o    loans to two companies totaling $17.2 million.

Results of Operations

FBR Asset began operations on December 15, 1997. Operations from December 15, 1997 through December 31, 1997, were not material. The following discussion sets forth the significant components of FBR Asset's net income for the six month periods ended June 30, 1999 and 1998, and for the year ended December 31, 1998.

Net Income

FBR Asset's sole sources of income since inception have been quarterly dividend earnings on its REIT holdings and interest earnings on its mortgage-backed securities, notes receivable, and cash and cash equivalents. FBR Asset's primary sources of interest income to date have been its investments in fixed-rate mortgage-backed securities and outstanding loans. Interest income is recorded based on contractual rates of interest and amortization of any premium or discount associated with the original purchase. The amount of future contractual interest income received may be adversely affected in the event of prepayments or defaults on the mortgage loans underlying the mortgage-backed securities. Generally, as interest rates fall, prepayment rates may increase significantly. Accordingly, FBR Asset's interest income for any given period may not be indicative of that for future interim or annual periods.


Net income for the six months ended June 30, 1999, was $6.5 million, or $0.81 per share basic and diluted. This is an increase of 44% over net income of $4.5 million for the six months ended June 30, 1998, or $0.43 per share basic and diluted. The increase is primarily due to increased interest income and dividend income. Interest income, including interest earned on mortgage-backed securities, notes receivable, outstanding loans, and cash and cash equivalents for the six months ended June 30, 1999, was $7.7 million compared to $4.8 million for the six months ended June 30, 1998. This represents an increase of 60%, which is attributable to increased income from mortgage-backed securities and notes receivable. FBR Asset did not begin investing in mortgage-backed securities until the second quarter of 1998.

For the six months ended June 30, 1999, the weighted average annual yield on FBR Asset's mortgage-backed securities was 6.25%. As of June 30, 1999, FBR Asset had 33 investments in mortgage-backed securities.


For the six months ended June 30, 1999, based on interest and dividend income accrued on, and the weighted average cost of, equity securities and promissory notes, the weighted average annual yield on FBR Asset's equity securities and promissory notes was 9.88%, compared to 4.34% for the six months ended June 30, 1998. The increase reflects the increase in investment of cash in promissory notes and the increase in the number of dividend-paying equity securities.

Net income for the year ended December 31, 1998, was $1.6 million, or $0.16 per share (basic and diluted). Interest income, including interest earned on mortgage-backed securities, notes receivable, and cash and cash equivalents, for the year ended December 31, 1998, was approximately $13.7 million.

For the year ended December 31, 1998, the weighted average yield on FBR Asset's mortgage-backed securities was 6.19%. For that same period the weighted average yield on equity securities and cash and cash equivalents was approximately 7.90% and 5.39%, respectively.

In order to maintain its preferential tax status under the federal income tax laws, a REIT must distribute at least 95% of its taxable income to shareholders. REITs generally make distributions on a quarterly basis. FBR Asset has received and expects to continue receiving quarterly distributions from its equity investments in other REITs, except for Chastain, which suspended its quarterly dividend for the fourth quarter of 1998 and the first and second quarters of 1999. However, depending on the nature of the underlying business of each REIT investment, quarterly distributions and annual taxable income may vary. As a result, dividend distributions for any one quarterly or annual period may not be indicative of receipts for future quarterly or annual periods. Dividend income for the six months ended June 30, 1999, was $2.8 million, compared to $833,749 for the six months ended June 30, 1998. The increase is due to increased investments by FBR Asset in REIT securities that pay dividends. Dividend income for the year ended December 31, 1998, was $4.3 million.

FBR Asset did not begin to leverage its mortgage portfolio until May 1998. FBR Asset anticipates that its cost of borrowed funds will continue to comprise the largest portion of its total expenses in future periods.


FBR Asset incurred interest expense of $3.4 million for the six months ended June 30, 1999. This represents 70.5% of the total expenses for the period. At June 30, 1999, FBR Asset had $113.8 million outstanding under repurchase agreements, with a weighted average cost of borrowing equal to 5.06%. At June 30, 1998 FBR Asset had $181.3 million outstanding under repurchase agreements, with a weighted average cost of borrowing equal to 5.46%.


Interest expense of $5.4 million attributable to FBR Asset's repurchase and interest rate swap agreements accounted for 67.3% of FBR Asset's total expenses for the year ended

December 31, 1998. As of December 31, 1998, $128.6 million was outstanding under repurchase agreements, with a weighted average cost of borrowing equal to 5.08%.

For the year ended December 31, 1998, FBR Asset recognized non-recurring expenses of $8.5 million, resulting from two actions. First, FBR Asset determined that there had been an other than temporary impairment to the value of its investment in Chastain and charged earnings $6.6 million to reduce the carrying value of the investment to the market value of the Chastain stock as of December 31, 1998. Second, FBR Asset sold mortgage-backed securities in October 1998, and in connection with the sale, repaid certain short-term repurchase agreements and terminated an interest rate swap agreement. The swap agreement termination charge of $1.9 million was also charged to earnings.

FBR Management has subcontracted with a mortgage portfolio manager, BlackRock, to manage FBR Asset's mortgage portfolio. BlackRock receives a fee based on the average gross asset value of FBR Asset's mortgage portfolio. See Note 5 of Notes to Financial Statements. FBR Management receives a quarterly fee based on FBR Asset's average invested assets. FBR Management is also entitled to receive an annual incentive fee if Funds from Operations, as defined on page 24 of this prospectus, exceed certain thresholds. From inception through March 31, 1999, FBR Asset's Funds from Operations did not exceed the threshold amounts.

Management fees for the six months ended June 30, 1999, were $678,706 compared to $469,139 for the six months ended June 30, 1998. The increase is due to increased assets under management.

Management fees for the year ended December 31, 1998, were approximately $1.52 million.

In connection with the organization of FBR Asset, FBR Asset granted FBR Management ten-year options to acquire 1,021,900 shares of FBR Asset common stock at a purchase price of $20 per share. The value of the options at the date of grant was $909,492, and is being amortized over the two years ending December 31, 1999. For the year ended December 31, 1998, $454,746 was charged to income. For the six months ended June 30, 1999, $227,373 was charged to income. The remaining $227,373 will be charged to income in 1999.

Professional fees consist primarily of legal and accounting fees. Professional fees were $414,780 for the six months ended June 30, 1999, and $132,035 for the six months ended June 30, 1998. The increased fees are attributable to legal and audit fees related to this filing.

Professional fees were approximately $440,185 for the year ended December 31, 1998 and consisted primarily of legal and accounting fees. The legal fees are attributable to the costs associated with the acquisition of assets and FBR Asset's private placement of its equity securities. Accounting fees are primarily attributable to the audits related to this filing.

Interest and Dividend Income

The following tables set forth information regarding the total amount of income from interest and dividend earning assets and the resultant average yields for the year ended December 31, 1998 and the six months ended June 30, 1998 and 1999. Information is based on daily average balances during the period.

                                                                Year Ended December 31, 1998

                                                                                               Weighted
                                                                                Weighted        Average
                                                    Interest/Dividend            Average        Annual
                                                          Income                 Balance         Yield
                                                    -----------------         ------------     ---------

Mortgage securities available for sale(1)             $ 7,101,326             $169,564,932       6.19%
Investment in equity securities and
  promissory notes(2)(3)                                6,269,376               82,752,904       7.90%
Cash and cash equivalents                               4,556,800               84,496,947       5.39%
                                                      -----------             ------------       ----
         Total(3)                                     $17,927,502             $336,814,783       6.41%
                                                      ===========             ============       ====

(1)  Weighted average mortgage assets were held for 247 days.

(2) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital and Kennedy-Wilson. Such amounts are included as interest income in FBR Asset's statements of income included in its financial statements.

(3) FBR Asset accrues dividend income based on declared dividends for the periods presented.


                                                              Six Months Ended June 30, 1999

                                                                                               Weighted
                                                                                Weighted        Average
                                                    Interest/Dividend            Average        Annual
                                                          Income                 Balance         Yield
                                                    -----------------         ------------     ---------

Mortgage securities available for sale                $ 4,701,607             $151,662,859       6.25%
Investment in equity securities and
  promissory notes(1)(2)                                5,267,293              107,497,152       9.88%
Cash and cash equivalents                                 615,530               26,767,566       4.64%
                                                      -----------             ------------       ----
         Total(2)                                     $10,584,430             $285,927,577       7.46%
                                                      ===========             ============       ====


(1) Includes accrued interest and amortized commitment fees on convertible loans to Prime Capital, Brookdale and Kennedy-Wilson. Such amounts are included as interest income in FBR Asset's statements of income included in its financial statements.

(2) FBR Asset accrues dividend income based on declared dividends for the periods presented.


                                                              Six Months Ended June 30, 1998
                                                                                               Weighted
                                                                                Weighted        Average
                                                    Interest/Dividend            Average        Annual
                                                          Income                 Balance         Yield
                                                    -----------------         ------------     ---------


Mortgage securities available for sale                $ 1,160,309             $ 86,968,581         7.73%
Investment in equity securities and
  promissory notes(1)                                   1,314,696               61,050,933         4.34%
Cash and cash equivalents                               3,176,313              121,318,967         5.28%
                                                      -----------             ------------         ----
         Total(1)                                     $ 5,651,318             $269,338,481         5.86%
                                                      ===========             ============         ====


(1) FBR Asset accrues dividend income based on declared dividends for the periods presented.

Interest Expense

The following table sets forth information regarding the total amount of interest expense from repurchase agreements, including the net amount payable under the interest rate swap agreement and the resultant average yields. Information is based on daily average balances during the reported periods.

                                                            Year ended December 31, 1998

                                                                          Weighted        Weighted
                                                   Interest                Average         Average
                                                   Expense               Balance(1)       Expense
                                                ------------            ------------      -------
Repurchase agreements(2)                        $  5,359,633            $144,793,891        5.82%
                                                ============            ============        ====

(1) At December 31, 1998, FBR Asset had $128,550,000 outstanding under repurchase agreements, with a weighted-average remaining maturity of 73 days.

(2)  Repurchase Agreements were entered into on May 13, 1998.


                                                          Six Months Ended June 30, 1999

                                                                          Weighted        Weighted
                                                   Interest                Average         Average
                                                   Expense               Balance(1)       Expense
                                                ------------            ------------      -------
Repurchase agreements                           $  3,382,129            $126,557,757        5.39%
                                                ============            ============        ====


(1) At June 30, 1999, FBR Asset had $113,794,000 outstanding under repurchase agreements, with a weighted-average remaining maturity of 19 days.


                                                          Six Months Ended June 30, 1998

                                                                          Weighted        Weighted
                                                   Interest                Average         Average
                                                   Expense               Balance(1)       Expense
                                                ------------            ------------      -------
Repurchase agreements                           $    552,783            $  76,929,06        5.46%
                                                ============            ============        ====


(1) At June 30, 1998, FBR Asset had $181,287,958 outstanding under repurchase agreements, with a weighted-average remaining maturity of 19 days.

Dividends Declared and Distributions in Excess of GAAP Net Income

For the six months ended June 30, 1999, FBR Asset declared dividends of $5.4 million, or $0.71 per share. For the period from January 1, 1998 through December 31, 1998, FBR Asset declared dividends in the amount of $11.1 million, or $1.155 per share, as reflected in Note 3 of Notes to Financial Statements. These dividends covered FBR Asset's undistributed taxable income for the period from January 1, 1998, through December 31, 1998, which exceeded its net income calculated based on generally accepted accounting principles. For federal income tax purposes, 90% per share of dividends paid in 1998 is ordinary income to FBR Asset's stockholders, and 10% per share is a return of capital for 1998.

Changes in Financial Condition

Securities Available for Sale

FBR Asset invests in mortgage-backed securities that are agency pass-through securities representing a 100% interest in the underlying conforming mortgage loans. Conforming loans comply with the underwriting requirements for purchase by Fannie Mae, Freddie

Mac, and Ginnie Mae. These securities bear little risk of credit loss due to defaults because they are guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac.

FBR Asset held mortgage-backed securities of $140.9 million as of June 30, 1999. FBR Asset held mortgage-backed securities of $218.7 million on June 30, 1998. At December 31, 1998, FBR Asset held mortgage-backed securities equal to $161.4 million.

Premium balances associated with the purchase of mortgage-backed securities are amortized as a decrease in interest income over the life of the security. FBR Asset includes on its balance sheet unamortized premiums representing the difference between the remaining principal value and the then current historical amortized cost of mortgage-backed securities acquired. At June 30, 1999, the amount of unamortized premium recorded in FBR Asset's statement of financial condition was $2.4 million. At December 31, 1998, the amount of unamortized premium recorded in FBR Asset's statement of financial condition was $2.7 million.

Given FBR Asset's current portfolio composition, if mortgage principal repayment rates increase over the life of the mortgage-backed securities comprising the current portfolio, all other factors being equal, FBR Asset's net interest income would decrease during the life of the mortgage-backed securities, as FBR Asset would be required to amortize its net premium balance into income over a shorter time period. Similarly, if mortgage principal repayment rates decrease over the life of the mortgage-backed securities, all other factors being equal, FBR Asset's net interest income would increase during the life of the mortgage-backed securities, as FBR Asset would be required to amortize its net premium balance over a longer time period.

FBR Asset received mortgage principal repayments equal to $16.9 million for the six months ended June 30, 1999. Mortgage principal repayments received were $21.2 million for the year ended December 31, 1998.

At June 30, 1999, $13.5 million of net unrealized losses on equity securities and $2.4 million of net unrealized losses on mortgage-backed securities were included in FBR Asset's statement of financial condition as accumulated other comprehensive loss. At December 31, 1998, $10.5 million of net unrealized losses on equity securities and $0.7 million of net unrealized gains on mortgage-backed securities were included in FBR Asset's statement of financial condition as accumulated other comprehensive loss. See "Stockholders' Equity" elsewhere in "Management's Discussion and Analysis" and Note 3 of Notes to Financial Statements for further discussion.

Repurchase Agreements

To date, FBR Asset's debt has consisted entirely of borrowings collateralized by a pledge of most of FBR Asset's mortgage-backed securities. FBR Asset has obtained, and believes it will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with FBR Asset's financing objectives. FBR Asset limits its borrowings, and thus its potential asset growth, in order to maintain unused borrowing capacity, and thereby increase the liquidity and strength of its balance sheet.

FBR Asset had $113.8 million outstanding under repurchase agreements with several financial institutions on June 30, 1999. FBR Asset had $181.3 million outstanding under repurchase agreements on June 30, 1998. At June 30, 1999, the ratio of the company's indebtedness for borrowed money to shareholder's equity was 0.90 to 1.

At June 30, 1999, the term to maturity of FBR Asset's borrowings had been limited to 30 days with a weighted average remaining maturity of 19 days and a weighted average cost of funds on outstanding borrowings of 5.06%.

On December 31, 1998, FBR Asset had $128.6 million outstanding under various repurchase agreements with several financial institutions. At December 31, 1998, the ratio of the company's indebtedness for borrowed money to shareholders' equity was 0.85 to 1.

For the year ended December 31, 1998, the term to maturity of FBR Asset's borrowings had been limited to 92 days with a weighted average remaining maturity as of December 31, 1998, of 73 days and a weighted average cost of funds on outstanding borrowings of 5.08%.

Contractual Commitments

During 1998, FBR Asset entered into two interest rate swap agreements to offset the potential adverse effects of rising interest rates under some of its short-term repurchase agreements, of which only one remains a commitment. That agreement is with Salomon Brothers Holding Company Inc. Salomon Smith Barney Holdings, Inc., the parent company of Salomon Brothers Holding Inc., has a long-term debt rating of "A" by S&P. Under the swap agreement with Salomon, FBR Asset receives quarterly payments of interest based on three-month LIBOR and remits semi-annual payments based on a fixed interest rate of approximately 5.9% based upon the $50 million notional amount of the swap.


The swap became effective on June 1, 1998, and matures on June 1, 2001. At June 30, 1999, the interest rate payable to FBR Asset by Salomon was 5.07%. At December 31, 1998, the interest rate payable to FBR Asset by Salomon was 5.07%. The timing of quarterly receipts under the swap approximates the timing of the repricing dates for the repurchase agreements. The payments received under the swap agreement have substantially offset the interest payments under the repurchase agreements. In some circumstances, FBR Asset may be required to provide collateral to secure its obligations under the interest rate swap agreement or may be entitled to receive collateral from the counterparty to the swap agreement. At June 30, 1999 and December 31, 1998, $0.5 million of collateral was required under the interest rate swap agreement.


In October 1998, FBR Asset terminated an interest rate swap agreement with Lehman Brothers. As a result of the termination, FBR Asset realized a loss of $1.9 million that was recognized as a charge to income.

Capital Resources and Liquidity

Liquidity is a measurement of FBR Asset's ability to meet potential cash requirements including ongoing commitments to repay borrowings, fund investments, loan acquisition and lending activities, and for other general business purposes. The primary sources of funds for liquidity consist of repurchase agreements and maturities, distributions or principal payments on mortgage-backed and equity securities, and proceeds from sales of those securities. To date, proceeds from the issuance of common stock and repurchase agreements have provided FBR Asset with sufficient funding for its investment needs. Potential future sources of liquidity for FBR Asset include existing cash balances, borrowing capacity through margin accounts, and future issuances of common, preferred stock or debt. FBR Asset believes that its existing cash balances, borrowing capacity through margin accounts and borrowing capacity under collateralized repurchase agreements will be sufficient to meet its investment objectives and fund operating expenses for at least the next twelve months. There can be no assurance that FBR Asset will be able to generate sufficient funds from future operations, or raise sufficient debt or equity on acceptable terms, to take advantage of investment opportunities that become available. Should FBR Asset's needs ever exceed these sources of liquidity, management believes FBR Asset's mortgage-backed securities could be sold, in most circumstances, to provide cash.


For the six months ended June 30, 1999, FBR Asset's operating activities provided net cash flows of $4 million. The primary source of operating cash flow was interest on mortgage-backed securities, interest on notes receivable and dividends from REIT investments. For the six months ended June 30, 1998, FBR Asset's operating activities provided net cash flows of $4.3 million.

For the six months ended June 30, 1999, FBR Asset's investing activities provided net cash flows of $14.2 million compared to net cash used for the six months ended June 30, 1998, of $289.2 million. The decrease in net cash used is primarily attributable to a decrease in new investments in mortgage-backed securities.

For the six months ended June 30, 1999, net cash used in FBR Asset's financing activities was $39.0 million compared to net cash provided by financing activities for the six months ended June 30, 1998, of $182.4 million. The decrease in cash provided from financing activities is primarily attributable to FBR Asset's purchase of mortgage-backed securities in the second quarter of 1998.


For the year ended December 31, 1998, FBR Asset's operating activities provided net cash flows of $11.2 million. The primary source of operating cash flow was interest on mortgage-backed securities and cash equivalents and dividends from REIT investments. For the same period, FBR Asset's investing activities, which were primarily purchases of mortgage-backed securities and equity investments, resulted in net cash out-flows totaling $232.3 million. FBR Asset's financing activities resulted in net cash in-flows of $99.0 million during the year ended December 31, 1998. Cash flows from financing activities consisted primarily of net proceeds from short-term repurchase agreements and proceeds from the issuance of 196,828 shares of common stock in January 1998, offset partially by funds used to repurchase FBR Asset's common stock and funds distributed to shareholders.

Shareholders' Equity

FBR Asset accounts for its investments in mortgage-backed securities and other equity instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, FBR Asset has classified these investments as "available-for-sale." Securities classified as available for sale are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity as accumulated other comprehensive income.

Also in accordance with SFAS 115, management must regularly evaluate whether declines in the market value of its securities available-for-sale are other than temporary. In performing this evaluation, FBR Asset looks to the financial condition and business performance of each investment relative to that expected at the time of purchase. FBR Asset also evaluates overall economic and industry-specific conditions.

If FBR Asset determines that declines are other than temporary, it records a charge against income for the difference between an investment's cost basis and its estimated fair value. For the year ended December 31, 1998, FBR Asset recorded a charge to reflect the decline in value of its investment in Chastain, which FBR Asset determined was other than temporary. That determination resulted, in substantial part, from Chastain's announcement that it was suspending its dividend for the fourth quarter of 1998.


As of December 31, 1998, the value of the equity securities in FBR Asset's portfolio had declined from $87.8 million from the date the investments were made to $71 million. As of June 30, 1999, the value of the equity securities in FBR Asset's portfolio had declined from $86.7 million as of the date the investments were made to $73.5 million. Declines have been recorded as accumulated other comprehensive income in the statement of financial condition, except that for the year ended December 31, 1998, FBR Asset realized and charged to income a loss of $6.6 million on its investment in Chastain. See Note 6 of Notes to Financial Statements.


With respect to each of FBR Asset's other equity investments, management believes that, as of June 30, 1999 and December 31, 1998, their decline in fair value was temporary. That belief is based on several facts, including the following:

     o    None of the other REITs has suspended their dividends.

     o Each of the equity securities has increased in fair value since the worst of the liquidity crisis in September 1998.

     o Each of the REIT securities owned has experienced pricing movements similar to the Morgan Stanley REIT Index for the past six months. This similar movement indicates that the entire industry has declined and not just one specific company.

     o The sharpest movements within the REIT sector track similar declines and subsequent increases in the Dow Jones Index (serving as a leading indicator by several weeks) and the Russell 2000 Index.

Based on these factors, FBR Asset believes that the declines are not persistent declines in market value, but rather reflect general market and REIT sector pricing movements, and are therefore temporary changes. Further, FBR Asset has the intent and ability to hold each of its investments to allow for the anticipated recovery in stock prices. There can be no assurance, however, that other charges will not be required in future periods.

As a result of "mark-to-market" accounting treatment, the book value and book value per share of FBR Asset are likely to fluctuate far more than those of companies who do not make investments in marketable and non-marketable debt and equity securities. As a result, comparisons with these companies may not be meaningful.

In June 1998, FBR Asset's Board of Directors authorized a program to repurchase up to 2,000,000 shares of FBR Asset's common stock. On March 30, 1999, FBR Asset's Board authorized the repurchase of up to 2,000,000 additional shares of FBR Asset's common stock. Between June 1998 and June 1999, FBR Asset repurchased 3,303,991 shares of its common stock at an average price of $13.01 per share.

Year 2000 Compliance

FBR Asset's software and information systems are Year 2000 compliant. However, FBR Asset places significant reliance on the technologies of BlackRock. Management has inquired of BlackRock and has been provided information regarding the status of BlackRock's Year 2000 readiness. BlackRock has identified its critical technology areas and systems with Year 2000 exposure. Those systems and the areas identified by BlackRock that may affect FBR Asset include BlackRock's internally developed trading and analytical systems, the accounting and reporting systems for fixed income securities including mortgage-backed investments, and relationships with daily market pricing and data providers, asset custodians and clearing brokers. BlackRock has indicated that it has completed all testing, remediation, and validation of its internal systems. Furthermore, BlackRock has received written assurances from all of its critical vendors that their products or systems are Year 2000 compliant. In addition, in excess of 90% of BlackRock's other vendors have represented in writing that their products or systems are Year 2000 compliant. To date, BlackRock has not received any responses from vendors indicating that they will not be Year 2000 compliant by the end of 1999. There is no assurance, however, that either BlackRock's internal systems or the external systems it uses will work properly on or after January 1, 2000.

BlackRock has completed developing its contingency plans related to this issue. BlackRock expects that those plans will be fully implemented by the end of 1999. BlackRock has estimated that the aggregate cost of its Year 2000 compliance efforts will not exceed $500,000, although the cost may be higher.

To a lesser extent, FBR Asset also relies on the technologies of FBR Management. That reliance primarily relates to information technology systems, more specifically, the general ledger applications and to a lesser degree the brokerage and trading information and market data systems. These systems are commercially provided and widely-used. FBR and FBR Management have contacted all material third parties and have received written responses from 100% of the key external vendors whose software and hardware supports the systems material to FBR Asset's operations, acknowledging that the software and hardware used by FBR and FBR Management is Year 2000 compliant. FBR and FBR Management has also received written responses from the suppliers of building services for the office space occupied by FBR and FBR Management, acknowledging that their underlying computer systems are Year

2000 compliant. Because of the relatively low volume of FBR Asset's monthly trading and accounting transactions, FBR Asset believes that if FBR Management were unable to provide these services because of Year 2000 problems, FBR Asset could obtain comparable, Year 2000 compliant services elsewhere. Management has, however, inquired of FBR Management and FBR and has been provided the following information regarding the status of FBR's Year 2000 readiness.

Both FBR Management and FBR are currently in the process of finalizing their own internal testing, remediation and validation of all vendor supported critical systems, including those related to FBR Asset. FBR Management and FBR are also currently finalizing their contingency planning for Year 2000 and have represented that those plans will be completed and tested in the third quarter of 1999. FBR Management and FBR have represented to FBR Asset that the total cost to complete their Year 2000 compliance efforts is estimated to be less than $350,000.

FBR Asset is currently evaluating its contingency plan alternatives, particularly with respect to its reliance on the information systems provided by BlackRock and FBR Management. FBR Asset expects to complete such plans not later than the third quarter of 1999.

There can be no assurance that the systems on which FBR Asset currently relies will be operationally effective by the end of 1999. If those systems are not Year 2000 compliant, their failure could have a material adverse effect on FBR Asset's operations. Furthermore, the failure of banking and securities systems in general--although an unlikely occurrence and one totally beyond our control--could have a material adverse effect on FBR Asset's operations. In the worst case, FBR Asset could be required to establish its ownership of assets and its entitlement to interest and dividend payments on those assets. FBR Asset maintains trade tickets and other written documentation that it believes would be adequate to establish its ownership of those assets.

Market Conditions

The ability of FBR Asset to make investments is dependent upon a number of factors, including the overall health of the equity and debt capital markets, the condition of the U.S. and foreign real estate markets, the ability of other REITs and real estate owners and operators to access equity and debt through the capital markets, the availability of credit to finance the acquisition of assets, and the interest rates that FBR Asset pays to finance its purchases.

Equity Market Conditions

The first half of 1999 continued to be a volatile period for the U.S. equity markets. The Standard & Poor's 500 Index, or "S&P 500," is a capitalization-weighted index of 500 stocks designed to measure changes in the aggregate market value of 500 stocks that represent all major industries. The S&P 500 began the period at 1,228.1 and ended the period at 1,372.7, an increase of 11.8%. In contrast, the S&P 500 started January 1, 1998 at 975.0 and ended June 30, 1998 at 1,133.8, an increase of 16.3%. The S&P 500 increased 21.1% from June 30, 1998 to June 30, 1999.

FBR Asset has investments in REIT securities and small-cap stock securities. While the S&P 500 was up from the first half of 1998 to the first half of 1999, indices that track composite prices for small-cap and REIT stocks reflect a different performance. A key index that tracks small-cap stocks is the Russell 2000 Index. The Russell 2000 is comprised of the smallest 2000 companies in the Russell 3000 Index, which represents 98% of the investable securities in the U.S. equity market. The Russell 2000 was at 421.3 on January 1, 1999 and 457.68 on June 30, 1999, an increase equal to 8.6%. The Russell 2000 was at 436.5 on January 1, 1998 and
457.4 on June 30, 1998, an increase equal to 4.8%. From June 30, 1998 to June 30, 1999 the Russell 2000 was unchanged.

The Morgan Stanley REIT Index is a total return index that tracks the most actively traded real estate investment trusts and is designed to be a measure of real estate equity performance. On January 1, 1999, the Morgan Stanley REIT Index was 306.1 and on June 30, 1999, it closed at 316.3, an increase equal to 3.3%. For the first half of 1998, the Morgan Stanley REIT Index started at 363.2 and ended at 345.4, a decrease equal to 4.9%. The Morgan Stanley REIT Index declined 8.4% from June 30, 1998 to June 30, 1999.

Some of the factors FBR Asset believes are influencing the equity markets include strong demand for stocks of internet and technology stocks and large-cap industrial stocks.

1998 was a volatile year in the U.S. equity and debt markets. The S&P 500 began the year at 975.0 and ended the year at 1,229.2, an increase of 26.1%. However, from July 15, 1998, to October 21, 1998, the S&P 500 dropped approximately 100 points, a decrease equal to 10%. The Russell 2000 began 1998 at 436.5 and ended the year at 422.0, a decrease of 3.32%. Similar to the mid-1998 drop in the S&P 500, the Russell 2000 dropped from a 1998 high on April 21, 1998, of 491.4 to a low on October 10, 1998, of 310.3, a decline of 36.9%. The Morgan Stanley REIT Index began 1998 at 363.2 and ended the year at 302.4, a decrease of 16.7%.

Some of the factors that FBR Asset believes influenced the fluctuations of the equity markets in 1998 include statements from the Chairman of the Federal Reserve Board, Alan Greenspan, that the prices of stocks reflected an "irrational exuberance" relative to historical price earnings ratios, a declaration from the Russian government that it did not intend to continue current payments on its outstanding debt obligations, general turmoil in Asia, particularly Asian financial institutions, and currency devaluation in Brazil.


The debt markets were also affected by the factors influencing the equity markets. In response to concerns about a potential recession in the U.S. and events such as the Russian bond default, the Federal Reserve cut the federal funds rate, the rate it charges on overnight borrowings by banks, on three separate occasions in 1998. General uneasiness about the health of international economies prompted investors to sell their investments in the debt of other countries and invest the sales proceeds in U.S. Treasuries. As a result, prices for U.S. Treasuries increased and yields decreased.


REIT and Real Estate Market Conditions

Since inception, FBR Asset has made aggregate investments of $99.3 million in equity securities of ten companies, including six REITs and three companies that operate real estate-related businesses. The value of FBR Asset's equity investments is subject to factors that affect the stock prices of companies in which it has invested. FBR Asset and the companies in which it has invested are affected by changes in interest rates, the condition of the REIT equity and debt markets, the availability of credit to REITs through commercial mortgage-backed securities issuance and lending from financial institutions, and the underlying leasing, occupancy and development trends affecting the fundamental operations of real property.

REIT Equity Market

REITs, such as FBR Asset, are required to distribute to their shareholders at least 95% of their taxable income each year. As a result, REITs have limited ability to retain earnings for growth and must access the capital markets on a continual basis to finance growth plans. During the period from 1995 to mid-1998, the prices of REIT stocks steadily increased, driven by investor expectations that REITs would use the proceeds from equity financings to acquire additional properties that would generate accretive earnings. However, FBR Asset believes that as more REITs raised more money and prices for property acquisitions increased, there were fewer opportunities available for REITs to acquire properties that were accretive to earnings. As a result, in mid-1998, investors began to adjust their growth expectations for REITs, which caused REIT stock prices to decline. In addition, just as the global financial crises caused investors to sell investments in foreign debt issuances and invest in U.S. Treasuries, FBR Asset believes that investors began selling REIT securities to invest in larger, more well-capitalized stocks such as those included in the S&P
500. See "Equity Market Conditions" for a more detailed discussion of the factors that FBR Asset believes to have influenced the equity markets.


FBR Asset's ability to fund its growth and find attractive investments is, in part, dependent upon the market conditions for REITs. During the first half of 1999, there was one REIT initial public offering that raised $13.7 million and 8 secondary offerings that raised $512.3 million. This compares to 15 REIT initial public offerings, which raised $2.1 billion during the first six months of 1998 and 133 secondary offerings, which raised $6.8 billion. In 1998, there were sixteen REIT initial public offerings, which raised a total of $2.1 billion. Of the sixteen REIT initial public offerings, seven were mortgage REITs, which raised $860 million. Of the seven mortgage REIT initial public offerings, FBR Asset invested $19.8 million in contemporaneous private placements by two. Of the nine equity REIT initial public offerings, FBR Asset invested $25 million in a contemporaneous private placement by one.


The market for initial public offerings and secondary common stock offerings of REIT securities was robust during the first and second quarters of 1998. However, because of factors affecting the debt and equity markets, the market for REIT offerings essentially closed during the third and fourth quarters. The table below summarizes public common equity raised by REITs for each quarter from January 1, 1998, through June 30, 1999.

                                   IPO                                       Secondary
                  ---------------------------------------     ----------------------------------------
                               ($ In Millions)                            ($ In Millions)
                                                   Market                                        Market
                  Mortgage     Equity              Value         Mortgage   Equity               Value
    1998           REITs        REITs    Total    6/30/99          REITs     REITs    Total     6/30/99
    ----           -----        -----    -----    -------          -----     -----    -----     -------
First Quarter     $ 522.3    $  657.4  $1,179.7   -33.10%        $ 71.6   $4,250.8   $4,322.4   -12.83%
Second Quarter      325.7       557.3     883.0   -27.02%          44.1    2,395.4    2,439.5   -11.00%
Third Quarter        12.0         0.0      12.0   -54.69%           0.0      100.9      100.9    -2.63%
Fourth Quarter        0.0         0.0       0.0     0.00            0.0      211.2      211.2    -2.84%
                  -------    --------  --------   ------         ------   --------   --------   ------

    Total 1998    $ 860.0    $1,214.7  $2,074.7   -30.64%        $115.7   $6,958.3   $7,074.0   -11.76%
                  =======    ========  ========   ======         ======   ========   ========   ======
    1999
    ----

First Quarter     $   0.0    $   13.7  $   13.7    -6.25%        $  0.0   $  149.1   $  149.1    -2.98%
Second Quarter        0.0         0.0       0.0     0.00            0.0      363.2      363.2    -2.97%
                  -------    --------  --------   ------         ------   --------   --------   ------

  Year-to-Date
    1999          $   0.0    $   13.7  $   13.7    -6.25%        $  0.0   $  512.3    $ 512.3    -2.97%
                  =======    ========  ========   ======         ======   ========    =======   ======



Source: CommScan Equidesk, Inc. & Bloomberg

FBR Asset's investments in REITs have experienced declines similar to the declines in market value reflected above. See "Summary of Current Investments & Cash and Cash Equivalents." Historically, FBR Asset has invested in REITs and companies that propose to elect REIT status. There has been no significant strengthening in the market for REIT stocks since December 31, 1998.

Real Estate Market

Despite the fluctuations of the REIT equity markets, FBR Asset believes the underlying fundamentals in real estate have continued to improve. Overall vacancy rates in many major U.S. real estate markets have decreased from highs reached in the late 1980s and early 1990s to levels that historically would have resulted in substantial increases in speculative development. However, FBR Asset believes that REIT investors and reports by analysts who follow REITs have effectively restrained new speculative development activity by reducing the availability of financing for development and by analyzing and questioning the need for new developments.

FBR Asset believes that sectors of the commercial real estate market such as central business district office buildings, industrial warehouse facilities that serve as national distribution centers, luxury and full service hotels, apartments in areas where development is constrained by lack of land or development restrictions, and assisted living facilities with strong operators are still attractive to institutional investors.

FBR Asset has invested in the equity securities of Prime Retail, which invests in factory outlet malls, and East-West Bancorp, which invests in multifamily housing. In addition, FBR Asset has made loans to Kennedy-Wilson, Prime Capital, Prime Group and Brookdale, as described below.

Real Estate-Based Lending Market

One of the most important factors associated with an investment in real estate is the availability of debt to finance a significant portion of the investment. In recent years, traditional lending sources such as banks and insurance companies have been supplemented by capital market financing through lending conduits. These conduits make loans and finance the loans by the sale of securities backed by and payable from the payments on the loans. The growth of these commercial mortgage-backed securities, or CMBS, has been significant.

The mortgage loans that can be most efficiently securitized are traditional first mortgage loans underwritten to traditional institutional lending standards. The CMBS that can be most easily placed at attractively low interest rates are those that have been rated in one of the investment grade categories by a recognized rating agency.


FBR Asset has concentrated its investment in real estate based lending investments in real estate based loans that are not easily securitized and, to a lesser extent, in CMBS that are not investment grade rated. FBR Asset has made indirect investments in commercial mortgage REITs whose business plans contemplated them retaining subordinated mortgage loans that they originate or acquire and securitize. The market value of those mortgage REITs has declined significantly since the time FBR Asset made those investments, attributable in fact to the filing in October of 1998 by CRIIMI MAE, the largest commercial mortgage REIT, for protection under Chapter 11 of the bankruptcy code. The filing by CRIIMI MAE and general market conditions resulted in a tightening of credit available to mortgage REITs. This in turn made it more difficult for mortgage REITs and other conduit lenders to originate loans and finance growth.

FBR Asset has made direct investments in real estate based loans. Investments in 1998 were loans to Prime Capital and Kennedy-Wilson aggregating $19 million. Since December 31, 1998, FBR Asset has invested $12 million in loans to Brookdale Living Communities and Prime Group Realty Trust and has committed to loan $20 million to Prime Retail. Each of these loans provides debt financing for capital needs not covered by traditional secured and senior loans and available equity. FBR Asset anticipates that there will be a continued demand for this type of loan and that it will make additional similar real estate based loans in the future.


Interest Rate Environment

FBR Asset's earnings depend, in part, on the relationship between long-term interest rates and short-term interest rates. FBR Asset's direct investments in mortgage-backed securities bear interest at fixed rates determined by reference to the yields of medium- or long-term U.S. Treasury securities or at adjustable rates determined by reference to the yields on various short-term instruments.


From January 1, 1999 to June 30, 1999, interest rates on 10-year U.S. Treasury securities increased for an average yield equal to 5.26%. At the same time, one-month LIBOR decreased to an average yield for the period equal to 4.96%. As a result, the yield curve flattened such that short-term, non-Treasury borrowing rates approximately equaled long-term Treasury rates. For the same period in 1998, the average yield on 10-year U.S. Treasury securities was 5.59% and the average yield on one-month LIBOR was 5.65%. The average yield on the 10-year U.S. Treasury decreased by 5.90% from the first half of 1998 to the first half of 1999. For the same period, the average yield on one-month LIBOR decreased by 12.21%.

From January 1, 1998, to December 31, 1998, interest rates on U.S. Treasury securities declined, in part, as a reaction to global financial uncertainties. U.S. and international investors reduced their exposure to foreign government and corporate bonds and increased their investments in U.S. Treasury securities. This resulted in higher prices for Treasury securities and lower yields. As a result, the yield curve inverted such that short-term, non-Treasury borrowing rates exceeded long-term Treasury rates.


FBR Asset has invested in fixed-rate long-term mortgage-backed securities and financed a significant portion of that investment with short-term borrowings at short-term borrowing rates. As a general matter, FBR Asset's mortgage-backed securities portfolio performs better when the spread between short-term interest rates and long-term interest rates increases and less well as it decreases. The following table summarizes the relationship in 1998 and the first half of 1999 between one-month LIBOR and the 10-year U.S. Treasury yield. FBR Asset's borrowings typically bear interest rates that have historically moved in close relationship to LIBOR. FBR Asset's incentive management fee is based on the ten-year U.S. Treasury.

                                                                   Yield
                         ----------------------------------------------------------------------------------------

                                  High                            Low                          Average

                         --------------------------     --------------------------  -----------------------------
                         10-Year               Net      10-Year               Net     10-Year             Net
                         Treasury   LIBOR    Spread     Treasury   LIBOR    Spread   Treasury  LIBOR    Spread
                         --------   -----    ------     --------   -----    ------   --------  -----    ------

First Quarter              5.77%    5.72%     0.05       5.36%     5.59%     -0.23    5.58%   5.65%     -0.07

Second Quarter             5.81%    5.69%     0.12       5.35%     5.64%     -0.29    5.60%   5.66%     -0.06

Third Quarter              5.52%    5.66%    -0.14       4.42%     5.34%     -0.92    5.20%   5.62%     -0.42

Fourth Quarter             4.94%    5.63%    -0.69       4.16%     5.03%     -0.87    4.66%   5.36%     -0.70
                         ------     ----     -----      -----    ------      -----  -------  ------     -----

1998 Average               5.51%    5.68%    -0.17       4.88%     5.40%     -0.52    5.27%   5.57%     -0.30
                         ======     ====     =====      =====    ======      =====  ======   =====      =====

1998
Increase/(Decrease)       -0.83    -0.09                 -1.2     -0.56               0.92   -0.29

1998 Percentage
Increase/(Decreases)     -14.39%   -1.57%              -22.39%   -10.02%            -16.49%  -5.13%


First Quarter 1999         5.42%    5.06%     0.36       4.61%     4.93%     -0.32    4.98%   4.95%     -0.03


Second Quarter 1999        6.03%    5.24%     0.79       5.03%     4.90%      0.13    5.53%   4.96%      0.57
                         ------     ----     -----      -----    ------      -----  -------  ------     -----
Year-to-Date
Average                    5.73%    5.15%     0.58%      4.82%     4.92%     -0.10    5.26%   4.96%      0.30%
                         ======     ====     =====      =====    ======      =====  ======   =====      =====



Source: Bloomberg


As the table indicates, as of December 31, 1998, the average yield on the ten-year U.S. Treasury security had decreased 16.49% during 1998, from 5.58% to 4.66%, and LIBOR decreased 5.13% from 5.65% to 5.36% during the same period.

For the period ended June 30, 1999, the weighted average annual yield on mortgage-backed securities owned by FBR Asset was 6.25%; the annual management fee associated with that investment was 0.25%; and the weighted average interest rate on FBR Asset's repurchase agreement borrowings was 5.39%. The net interest rate spread was 0.61%.


For the year ended December 31, 1998, the weighted average annual yield on mortgage-backed securities owned by FBR Asset was 6.19%; the annual management fee associated with that investment was 0.25%; and the weighted average interest rate on

FBR Asset's repurchase agreement borrowings was 5.82%. The net interest rate spread was 0.12%.

The decline in the yields of U.S. Treasury securities have caused an increase in the spreads in the CMBS market. Increasing spreads, in turn, have caused declines in CMBS values. As a result, many lenders who financed CMBS assets with repurchase agreements have required borrowers to meet margin calls resulting from the declining value of the CMBS assets. Unlike CMBS, the mortgage-backed securities held directly by FBR Asset are insured by Ginnie Mae, Fannie Mae or Freddie Mac and are not leveraged to the fullest extent possible. There can be no assurance that FBR Asset can obtain additional leverage, that margin calls will not be made, or that replacement financing will be available if lenders rescind their repurchase agreements.

For the mortgage REITs in which FBR Asset has invested, the inversion of the yield curve, coupled with the higher yields commanded by investors in CMBS, made it less profitable or unprofitable to acquire and finance commercial mortgage loan portfolios priced at a spread fixed to corresponding U.S. Treasury rates.

Market Risk

Market risk generally represents the risk of loss that can result from a change in the prices of equity securities in the equity market, a change in the value of financial instruments as a result of changes in interest rates, a change in the volatility of interest rates or, a change in the credit rating of an issuer. FBR Asset is exposed to the following market risks as a result of its investments in mortgage-backed securities and equity investments. None of these investments are held for trading purposes.

Interest Rate Risk

FBR Asset is subject to interest rate risk as a result of its investments in mortgage-backed securities and its financing with repurchase agreements, all of which are interest rate sensitive financial instruments. FBR Asset is exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve. FBR Asset attempts to hedge a portion of its exposure to interest rate risk primarily through the use of interest rate swaps.

FBR Asset's primary risk is related to changes in both short and long term interest rates, which affect the company in several ways. As interest rates increase, the market value of the mortgage-backed securities may be expected to decline, prepayment rates may be expected to go down and durations may be expected to extend. An increase in interest rates is beneficial to the market value of FBR Asset's swap position as the cash flows from the floating rate portion increase under this scenario. The reverse is true for mortgage-backed securities and the swap if interest rates decline.

The fair value of interest rate swap agreements that qualify as hedges is not recorded for accounting purposes. The differential between amounts paid and received under the swap agreements is recorded as an adjustment to the interest expense incurred under the repurchase agreements. In the event of early termination of a swap agreement, a gain or loss is recorded and the company receives or makes a payment based on the fair value of the swap agreement.

The table that follows shows the expected change in market value for FBR Asset's current mortgage-backed securities and interest rate swaps under several interest rate "shocks." Interest rates are defined by the U.S. Treasury yield curve. The changes in rates are assumed to occur instantaneously. It is further assumed that the changes in rates occur uniformly across the yield curve and that that the level of LIBOR changes by the same amount as the yield curve. Actual changes in market conditions are likely to be different from these assumptions.

Changes in value are measured as percentage changes form their respective values presented in the column labeled "Value at 6/30/99." Actual results could differ significantly from these estimates.

The change in value of the mortgage-backed securities also incorporates assumptions regarding prepayments, which are based on a proprietary model. This model forecasts prepayment speeds based, in part, on each security's issuing agency (Fannie Mae, Ginnie Mae or Freddie Mac), coupon, age, prior exposure to refinancing opportunities, the interest rate distribution of the underlying loans, and an overall analysis of historical prepayment patterns under a variety of past interest rate conditions.


                                            Value at                       Value at
                                          6/30/99 with                   6/30/99 with
                                            100 basis                     100 basis
                                              point                         point
                              Value        increase in       Percent    decrease in        Percent
                          at 6/30/99(1)  interest rates      Change     interest rates      Change
                          -------------  --------------    ----------   --------------    ----------
Assets

  Mortgage securities     $140,943,202      136,079,195       (3.45%)    $144,850,207       2.77%
  Other                    113,007,491      113,007,491           -       113,007,491          -
                          ------------     ------------                  ------------
    Total Assets          $253,950,693     $249,086,686       (1.92%)    $257,857,698       1.54%
                          ============     ============                  ============
Liabilities

  Interest rate swap      $    (16,905)(2) $   (796,535)(2)              $    791,387 (2)
  Other                    126,969,514      126,969,514                   126,969,514
                          ------------     ------------                  ------------
    Total Liabilities     $126,952,609     $126,172,979      (0.61%)     $127,760,901       0.64%
                          ============     ============                  ============

Shareholders' Equity
  Common stock            $    104,158     $    104,158           -      $    104,158          -
  Paid-in-capital          194,097,193      194,097,193           -       194,097,193          -
  Accumulated other
    comprehensive income
    (loss)                 (15,879,172)     (19,963,549)     (25.72%)     (12,780,459)     19.51%
                          ------------     ------------                  ------------
  Retained earnings
    (deficit)               (8,339,757)      (8,339,757)          -        (8,339,757)         -
  Treasury stock           (42,984,338)     (42,984,338)          -       (42,984,338)         -
                          ------------     ------------                  ------------
    Total Shareholders'
      Equity              $126,998,084(2)  $122,913,707       (3.22%)    $130,096,797       2.44%
                          ============     ============                  ============

   Total Liabilities and
   Shareholders' Equity   $253,950,693     $249,086,686       (1.92%)    $257,857,698       1.39%
                          ============     ============                  ============


(1)  Includes Accrued Interest.

(2) In accordance with GAAP, the fair value of interest rate swaps accounted for as hedges is not recorded. Accordingly, the carrying value of the interest rate swap in the company's financial statements is $0. See Note 2 to Notes to Financial Statements. The fair value of the interest rate swap is based on quoted market prices as of June 30, 1999. As of June 30, 1999, interest payments received under the swap agreement were based on an interest rate of 5.07% while interest payments made were based on an interest rate of 5.9%.

As shown above, the portfolio generally will benefit less from a decline in interest rates than it will be adversely affected by a similar-scale increase. This effectively may limit investors' upside potential in a market rally.

The value of FBR Asset's investments in other companies is also likely to be affected by significant changes in interest rates. First, many of the companies are exposed to risks similar to those identified above as being applicable to FBR Asset's direct investments. Second, the REITs in which FBR Asset has invested tend to trade on a yield basis. As interest rates increase, the yield required by investors in REITs, thrifts and other financial institutions increases with the result that market values decline. Finally, changes in interest rates often affect market prices of equity securities generally. Because each of the companies in which FBR Asset invests has its own interest rate risk management process, it is not feasible for us to quantify the potential impact that interest rate changes would have on the stock price or the future dividend payments by any of the companies in which FBR Asset has invested.

Equity Price Risk

FBR Asset is exposed to equity price risk as a result of its investments in equity securities of REITs and other real estate related companies. Equity price risk changes as the volatility of equity prices changes or the values of corresponding equity indices change.

While it is impossible to project with any exactitude what factors may affect the prices of equity sectors and how much that might be, the table below illustrates the impact a ten percent increase and a ten percent decrease in the price of the equities held by FBR Asset would have on the value of the total assets and the book value of FBR Asset as of June 30, 1999.


                                          Value at                        Value at
                                          June 30,                        June 30,
                          Value at       1999 with                        1999 with
                          June 30,      10% increase       Percent       10% decrease       Percent
                            1999          in price         Change          in price         Change
                          --------      ------------       -------       ------------       -------
Assets

  Equity securities     $ 73,515,801    $ 80,867,381        10.00%      $ 66,164,221        (10.00%)
  Other                  180,434,892     180,434,892            -        180,434,892             -
                        ------------    ------------                    ------------
      Total Assets      $253,950,693    $261,302,273         2.89%      $246,599,113         (2.89%)
                        ============    ============                    ============
Liabilities             $126,969,514    $126,969,514            -       $126,969,514             -
                        ------------    ------------                    ------------
Shareholders' Equity
  Common stock          $    104,158    $    104,158            -       $    104,158             -
  Paid-in-capital        194,097,193     194,097,193            -        194,097,193             -
  Accumulated
    comprehensive
    income (loss)        (15,896,077)     (8,544,497)       46.25%       (23,247,657)       (46.25%)

  Retained earnings
    (deficit)             (8,339,757)     (8,339,757)           -         (8,339,757)            -
  Treasury stock         (42,984,338)    (42,984,338)           -        (42,984,338)            -
                        ------------     -----------                    ------------

    Total
      Shareholders'
      Equity            $126,981,179    $134,332,759         5.79%      $119,629,599         (5.79%)
                        ============    ============                    ============
    Total Liabilities
      and Shareholders'
      Equity            $253,950,693    $261,302,273         2.89%      $246,599,113         (2.89%)
                        ============    ============                    ============

Book value per share    $      17.85    $      18.89         5.79%      $      16.82         (5.79%)


Except to the extent that FBR Asset sells its equity investments, an increase or decrease in the market value of those assets will not directly affect FBR Asset's earnings, although an increase or decrease in interest rates would affect the market value of the assets owned by the companies in which FBR Asset invests. Consequently, if those companies' earnings are affected by changes in the market value of their assets, that could in turn impact their ability to pay dividends, which could in turn affect FBR Asset's earnings. If FBR Asset had sold all of its equity investments on June 30, 1999, the company would have incurred a loss of approximately $13.2 million which would have been charged to earnings.


Developments Since June 30, 1999


FBR Asset has further extended the maturity date on its loan to Prime Capital Holdings LLC until September 30, 1999. On August 4, 1999, Prime Capital Holdings LLC paid $315,500 in principal payments to reduce the outstanding balance of the loan to $9.9 million.

On August 11, 1999, FBR Asset committed to loan $20 million to Prime Retail, Inc. for a nine-month period. The loan bears an initial interest rate of 11.5% per annum.

FBR Asset's Directors & Officers

FBR Asset's principal executive offices are located in Arlington, Virginia, at Potomac Tower, 1001 Nineteenth Street North. The phone number is (703) 469-1000.

The Board of Directors

Composition of the Board

FBR Asset's Board consists of five members. All directors are elected at each annual meeting of FBR Asset's shareholders for a term of one year. Directors hold office until their successors are elected and qualified. Two of FBR Asset's five directors are independent directors. The remaining three directors are Affiliates of FBR Management.

An "independent director" is a person who has not, in the past two years:

      o    owned an interest in FBR Management or any of its Affiliates;

      o    been employed by FBR Management or any of its Affiliates;

      o been an officer or director of FBR Management or any of its Affiliates; or

      o    performed services for FBR Management or any of its Affiliates.

No person will be disqualified from serving as an independent director solely because that person maintains a discretionary brokerage account with FBR Management or its Affiliates.

An "Affiliate" of FBR Management is any person, including a corporation or other entity, that:

      o    FBR Management directly or indirectly controls;

      o    directly or indirectly controls FBR Management;

      o    is under common control with FBR Management;

      o is an officer of, partner in, or director of FBR Management, or serves in a similar capacity with respect to FBR Management; or

      o directly or indirectly, beneficially owns, controls or holds, with the power to vote, more than 10% of any class of FBR Management's equity securities.

Affiliates of FBR Management also include those persons, including corporations and other entities:

      o for which FBR Management serves as an officer, partner, or director, or serves in some similar capacity; or

      o of which FBR Management beneficially owns, controls or holds, with the power to vote, directly or indirectly, more than 10% of a class of that person's equity securities.

FBR Asset's Charter requires that, except in the case of a vacancy, at least 30% of the members of the Board of Directors must be independent directors. With a view toward protecting the interests of FBR Asset's shareholders in transactions involving conflicts with FBR Management, a majority of the independent directors must approve:

      o any transaction in which FBR Asset seeks to acquire securities that are being underwritten or placed by FBR; and

      o any transaction involving FBR Asset in which FBR has a material financial interest, as determined by all of the directors in their role as fiduciaries, including but not limited to, any decisions concerning the termination or renewal of the Management Agreement.

In making their decisions, the independent directors will consider information provided by FBR Management and such other information as they deem appropriate to determine whether such transactions will be in FBR Asset's best interests. The independent directors will not otherwise participate in FBR Asset's daily operations and will have no ability to cause the company to take action or refrain from taking action against the wishes of the inside directors. The independent directors will, however, review transactions engaged in by FBR Asset on a quarterly basis and will review FBR Asset's investment policies annually. Investors should be aware that, in conducting these reviews, the independent directors will rely primarily on information provided to them by FBR Management.

Executive Committee

The executive committee consists of Messrs. Friedman, Billings, and Swanson. Mr. Billings serves as the chairman of the executive committee. When the Board is not in session, the executive committee exercises all of the Board's authority, provided, however, that unless otherwise authorized by FBR Asset's Bylaws, the executive committee does not have the authority to elect directors, declare dividends or distributions on stock, recommend to shareholders any action that requires shareholder approval, amend or repeal FBR Asset's Bylaws, approve any merger or share exchange that does not require shareholder approval, authorize the issuance of stock, or approve transactions that require the approval of the independent directors.

Audit Committee

The audit committee consists solely of FBR Asset's independent directors, Messrs. Harlan and Lindner. The audit committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The audit committee also meets with the independent auditors and with appropriate financial personnel of FBR Asset regarding these matters. The audit committee recommends to the Board the appointment of independent auditors, subject to ratification by the shareholders at the annual meeting. The independent auditors periodically meet alone with the audit committee and have unrestricted access to the audit committee.

Contracts Committee

The contracts committee consists solely of FBR Asset's independent directors, Messrs. Harlan and Lindner. The contracts committee assists the Board in reviewing any contract that FBR Asset may propose to enter into with FBR Management or its Affiliates, including without limitation, the Management Agreement, and monitors on an ongoing basis the performance of FBR Management or any of its Affiliates pursuant to any such contract.

Nominating Committee

The nominating committee consists solely of FBR Asset's independent directors, Messrs. Harlan and Lindner. The nominating committee assists the Board in establishing processes for director nominations, including the criteria for selecting nominees, and identifies and recommends nominees for election to the Board.

The Directors

FBR Asset's directors are as follows:

The Independent Directors


Name                                 Age         Position(s) Held with FBR Asset
----                                 ---         -------------------------------
Stephen D. Harlan                     65         Director

Russell C. Lindner                    45         Director

Directors Affiliated with FBR Management

Name                                 Age         Position(s) Held with FBR Asset
----                                 ---         -------------------------------
Emanuel J. Friedman                   52         Chairman of the Board

Eric F. Billings                      46         Vice Chairman, President &
                                                 Chief Executive Officer

William R. Swanson                    50         Executive Vice President &
                                                 Chief Operating Officer

Stephen D. Harlan is Chairman of H.G. Smithy Company, a specialized real estate firm that provides mortgage banking, finance, investment, advisory, and property management services to commercial real estate investors. Before joining H.G. Smithy in 1993, Mr. Harlan was Vice Chairman of KPMG Peat Marwick, where he also served on KPMG's International Council, Board of Directors, and Management Committee. In June 1995, President Clinton appointed Mr. Harlan to the District of Columbia Financial Responsibility and Management Assistance Authority, for which he previously served as Vice Chairman. Mr. Harlan chairs the Finance Committee, and is a member of the Board of Directors of MedStar Health, Inc. He
(i) serves on the Board of Directors of the Mary and Daniel Loughran Foundation, Inc., (ii) is a member of the Senior Council of the Greater Washington Board of Trade, (iii) is a Trustee and member of the Executive Committee of the Carnegie Endowment for International Peace, and (iv) is the Chairman of the Board of the Counsel for Court Excellence.

Russell C. Lindner is Chairman of the Forge Company, the parent company of Colonial Parking, Inc. He has continuously served as Chairman of the Forge Company since January 1, 1994. Mr. Lindner is a former or current board member of Riggs Bank (Board of Consultants), The National Conference of Christians and Jews (DC), Jubilee Housing, GW Law Alumni Association, The Salvation Army (DC), The Federal City Council, and the National Rehabilitation Hospital. Mr. Lindner recently also served a three-year term as Chairman of the Board of The Landon School. Mr. Lindner received a Bachelor of Arts from John Hopkins University, a Juris Doctor from The George Washington University, and a Masters of Science from the Massachusetts Institute of Technology.

Emanuel J. Friedman is Chairman and Chief Executive Officer of FBR Group. He has continuously served as Chairman and Chief Executive Officer of FBR Group since co-founding FBR in 1989. As of March 31, 1999, Mr. Friedman owned 21.6% of the outstanding common stock of FBR Group. Mr. Friedman is involved in FBR's investment banking, research, brokerage, and asset management activities. He also manages private investment funds sponsored by FBR Management. Mr. Friedman founded the Friedman, Billings, Ramsey Foundation, a charitable foundation, in 1993 and currently serves as one of its directors. Mr. Friedman entered the securities industry in 1973, when he joined Legg Mason Wood Walker & Co., Inc., and from 1985 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

Eric F. Billings is Vice Chairman and Chief Operating Officer of FBR Group. He has continuously served as Vice Chairman and Chief Operating Officer of FBR Group since co-founding FBR in 1989. As of March 31, 1999, Mr. Billings owned 17.9% of the outstanding common stock of FBR Group. Mr. Billings is involved in FBR's investment banking, research, brokerage, and asset management activities. He also manages private investment funds sponsored by FBR Management and is a director and executive officer of the FBR Family of Funds. Mr. Billings entered the securities industry in 1982, when he joined Legg Mason Wood Walker & Co., Inc., and from 1984 until 1989, he was Senior Vice President in the institutional sales group at Johnston, Lemon & Co., Incorporated, a Washington, DC brokerage firm.

William R. Swanson is a Managing Director of FBR & Co.'s real estate investment banking group. Mr. Swanson joined FBR Group in February, 1994. Before that, Mr. Swanson served as president of H.G. Smithy Company, Inc., a specialized real estate firm that provides mortgage banking, finance, investment, advisory, and property management services to commercial real estate investors. Before working at H.G. Smithy, Mr. Swanson served as a managing director at LaSalle Partners, Ltd. While with LaSalle Partners, Mr. Swanson managed and directed the firm's acquisition and development activities for the southeastern region of the United States. Mr. Swanson received a Bachelor of Science in accounting from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant. Mr. Swanson is also a director of Capital Automotive REIT, one of the companies in which FBR Asset has invested.

Executive Officers Who Are Not Directors

All of FBR Asset's executive officers are Affiliates of FBR Management. All officers serve at the discretion of FBR Asset's Board of Directors.

Name                                 Age         Position(s) Held with FBR Asset
----                                 ---         -------------------------------
Elaine M. Clancy                      34         Senior Vice President, Chief
                                                 Financial Officer & Secretary

Robert S. Smith                       39         Senior Vice President

Kurt R. Harrington                    46         Treasurer

John M. Blassingame, Jr.              35         Controller

Elaine M. Clancy is a Senior Vice President of FBR & Co.'s real estate investment banking group. Ms. Clancy joined FBR in 1994. Prior to joining FBR & Co., Ms. Clancy was a Manager of Finance for Combined Properties, Inc., a real estate firm in Washington, DC, which owns shopping centers. Before Combined Properties, Ms. Clancy was a financial analyst with La Salle Partners. Ms. Clancy received a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Business Administration from James Madison University.

Robert S. Smith is Executive Vice President and General Counsel of FBR Group and FBR Management. Before joining FBR in January 1997, Mr. Smith was a partner in the law firm of McGuire, Woods, Battle & Boothe, LLP, where he had been in practice since 1986, and represented FBR from its inception in 1989. Mr. Smith formerly practiced as a lawyer in the United Kingdom from 1982-1985. Mr. Smith received his Masters in Law from the University of Virginia and his diploma in legal practice and a Bachelor of Laws from the University of Edinburgh.

Kurt R. Harrington joined FBR Group in March 1997, as Vice President, Finance/Treasurer. From September 1996 to March 1997, Mr. Harrington was a consultant to the venture capital industry. For the five years before then, Mr. Harrington was Chief Financial Officer of Jupiter National, Inc., a publicly-traded venture capital company, and in that capacity, served as a director of a number of companies, including Viasoft, Inc., a publicly-held software company from January 1994 to October 1995. Mr. Harrington is a Certified Public Accountant.

John M. Blassingame, Jr., joined FBR Group in February 1998, as a Senior Accountant. From 1993 to 1998, Mr. Blassingame was a Senior Accountant at Capital Real Estate Investment where he supervised a REIT portfolio consisting of approximately 5,000 apartment units, with approximately $50 million in yearly gross revenues. From 1988 to 1993, Mr. Blassingame was a Senior Public Fund Accountant at Oxford Realty Services Corp., where he supervised the SEC filings for Oxford Residential Properties. Mr. Blassingame received a Bachelor of Business Administration in Accounting from The University of the District of Columbia.

Time Required of Directors & Executive Officers

FBR Asset requires its directors and executive officers to devote only so much of their time to FBR Asset's affairs as is necessary or required for the effective conduct and operation of FBR Asset's business. Because FBR Management assumes principal responsibility for managing FBR Asset's affairs, FBR Asset does not expect its officers, in their capacities as officers, to devote substantial portions of their time to FBR Asset. However, in their capacities as officers or employees of FBR Management or its Affiliates, they will devote such portion of their time to FBR Asset's affairs as is required to perform FBR Management's duties under the Management Agreement.

Executive Compensation & Other Benefits

Directors' Fees

Each independent director receives an annual director's fee of $20,000. After the Board's first four meetings, each independent director will receive $1,000 for each additional Board meeting that he personally attends. Directors who are Affiliates of FBR Management will not receive separate compensation from FBR Asset. FBR Asset will, however, reimburse all directors, including affiliated directors, for the costs and expenses of attending all Board meetings.

Salaries

FBR Asset has not paid, and does not expect to pay, any cash compensation to those executive officers who are also executive officers or employees of FBR Management or any of its Affiliates. That policy may change, however, if at any time, FBR Management ceases to conduct FBR Asset's day-to-day operations.

Indemnification

FBR Asset's Articles require FBR Asset to indemnify its current and former directors, officers, employees and agents to the fullest extent permitted by Virginia law. If a director, officer, employee or agent becomes a party to a proceeding because of his or her position in FBR Asset, Virginia law permits the company to indemnify that person against judgments, penalties, settlements and reasonable expenses incurred in connection with that proceeding. However, FBR Asset may not indemnify the person if:

      o    the person was judged liable to FBR Asset; or

      o the person received an improper personal benefit in money, property or services.

The SEC has expressed the opinion that public policy would prevent FBR Asset from indemnifying its directors, officers, or any persons controlling FBR Asset from liability under the Securities Act of 1933.

FBR Asset's Articles also limit, to the fullest extent permitted by Virginia law, any director's or officer's personal liability for money damages. Under current Virginia law, this means that a director or officer would owe money damages only if the person engaged in willful misconduct or a knowing violation of the criminal law of any federal or state securities law.

Stock Options

FBR Asset has adopted a stock option plan that provides for the grant of both tax-qualified incentive stock options and non-qualified stock options. FBR Asset's Board, or a committee appointed by the Board, administers the stock incentive plan, which is designed to promote the success and enhance the value of FBR Asset by linking the interests of those who provide services to FBR Asset with the interests of FBR Asset's shareholders, and by providing those persons with an incentive for outstanding performance. The stock incentive plan is further intended to provide flexibility to FBR Asset in its ability to motivate, attract and retain persons upon whose judgment, interest, and special efforts FBR Asset's successful operation is largely dependent.

Officers, employees, and directors of FBR Asset and FBR, as well as other persons who provide services to FBR Asset, are eligible to participate in the stock incentive plan. The Board or a committee of the Board determines which officers, employees, and service providers will participate in the plan and sets the terms of these persons' awards.

The stock incentive plan provides that the total number of shares of common stock available for issuance under the plan may not exceed 155,000 shares. The options granted under the stock incentive plan will be exercisable in whole or in part at any time before December 17, 2007, at an option price of $20 per share. A participant exercising an option may pay the exercise price in full in cash, or, if approved by the Board, with previously acquired shares of common stock or a combination thereof.

FBR Asset's Board may at any time terminate, amend, or modify the stock incentive plan; provided that no termination, amendment, or modification may impair the rights of award holders, and no amendment may be made without shareholders' approval to the extent such approval is required by law or stock exchange rules.

On May 28, 1999, FBR Asset's Board granted options to acquire an aggregate of 155,000 shares of the company's common stock to persons it deemed to be key personnel. Information about the grants is set forth in the following table:

                            Individual Grants
-------------------------------------------------------------------------
                      Number
                     of Shares     % of Total                               Potential Realizable Value
                    Underlying   Options Granted   Per Share                 at Assumed Annual Rates of
                     Options      to Individuals   Exercise   Expiration     Stock Price Appreciation
Name                Granted(2)    in Fiscal Year    Price        Date           for Option Term(1)
------------------- ----------   ---------------   ---------  -----------   ---------------------------
                                                                                5%          10%
                                                                                --          ---
Stephen D. Harlan     15,000          9.68%           $20      12/17/2007    $ 17,169   $  182,082
Russell C. Lindner    15,000          9.68%           $20      12/17/2007    $ 17,169   $  182,082
William R. Swanson   100,000         64.51%           $20      12/17/2007    $114,460   $1,213,883
Elaine M. Clancy      25,000         16.13%           $20      12/17/2007    $ 28,615   $  303,471

----------
(1) The amounts shown as potential realizable value on options are based on assumed amortized rates of appreciation in the price of FBR Asset's common stock of 5% and 10% over the term of the options, as required by the rules of the SEC. Actual gains, if any, on the stock option exercises are dependent on future performance of the common stock. There can be no assurance that the potential realizable values reflected in this table will be realized.

(2)   All options are fully vested.

Related Party Transactions

FBR Asset has made investments in companies with which FBR has a relationship. See "FBR & FBR Management--Related Party Transactions."

FBR Asset's Capital Stock

The following summary discusses the material terms of FBR Asset's capital stock. This summary does not purport to be a complete description of FBR Asset's capital stock, and you should not rely on it as if it were. We have filed complete copies of FBR Asset's Charter and Bylaws with the SEC as exhibits to our registration statement and are incorporating the full text of those documents by reference. You may obtain complete copies of the Charter and Bylaws by following the document request procedures set forth in the "Additional Information" section. We encourage you to read each of those documents in its entirety.

General

FBR Asset's Charter provides that FBR Asset may issue up to 250,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock, $.01 par value per share, and 50,000,000 shares of preferred stock, $.01 par value per share. No preferred stock is issued or outstanding.

Common Stock

All of FBR Asset's outstanding common shares are duly authorized, fully paid, and nonassessable. Subject to the preferential rights of any other shares or series of shares of capital stock, FBR Asset's common shareholders are entitled:

      (a) to receive dividends if and when authorized and declared by the Board out of assets legally available therefor and

      (b) to share ratably in the assets legally available for distribution to shareholders in the event of liquidation, dissolution, winding-up, after payment of, or adequate provision for, all known debts and liabilities of the company.

The holders of FBR Asset's common stock are entitled to one vote for each share on all matters submitted to a vote of common shareholders. FBR Asset does not permit cumulative voting, and accordingly, the holders of a majority of the company's outstanding shares have the power to elect all directors to be elected in any given year.

Preferred Stock

FBR Asset may issue preferred stock, in one or more series, as authorized by the Board. Because the Board has the power to establish the preferences and rights of any class or series of preferred stock, it may afford the holders of that stock preferences, powers and rights, voting or otherwise, senior to the rights of common shareholders. The Board can also authorize the issuance of preferred stock with terms and conditions that would have the effect of discouraging takeovers or other transactions that holders of some, or even a majority, of common shares might believe to be in their best interests or in which holders of some, or a majority, of common shares might receive a premium for their shares over the then prevailing market price. FBR Asset has no current plans to issue any preferred stock.

Restrictions on Ownership and Transfer

For FBR Asset to qualify as a REIT under the federal tax laws, it must meet two requirements concerning the ownership of its outstanding shares of capital stock. Specifically, no more than 50% in value of FBR Asset's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a calendar year. For this purpose, individuals include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In addition, FBR Asset must have at least 100 beneficial owners of its shares of stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Requirements for Qualification."

To ensure that FBR Asset meets the stock ownership requirements, subject to the exemptions described below, FBR Asset's Charter restricts the ownership and transfer of FBR Asset's outstanding stock. Specifically, the Charter prohibits any person from owning, or being deemed to own by virtue of the attribution provisions of the federal tax laws, more than 9.9% of the number of outstanding shares of common stock or preferred stock of any series. However, under FBR Asset's Charter, FBR may own up to 20% of the outstanding common stock and the preferred stock of any series, and certain mutual funds and pension trusts may own up to 15% of the outstanding common stock and the preferred stock of any series. FBR Asset's Board of Directors has exempted FBR from the 20% limit applicable to FBR. The exemption allows FBR to own up to 30% of FBR Asset's common stock.

In order to prevent FBR Asset from incurring an entity-level tax if and when it accrues phantom taxable income from REMIC residual interests, FBR Asset's Charter, subject to the exemptions described below, also contains provisions designed to prevent a "disqualified organization," as defined in "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Taxation of FBR Asset," from owning FBR Asset's shares.

Subject to the exemptions described below, shares of common stock or preferred stock the purported transfer of which would:

      o result in any person owning, directly or indirectly, common stock or preferred stock in excess of the limits described above;

      o result in FBR Asset's capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

      o result in FBR Asset being "closely held" within the meaning of the federal tax laws;

      o cause FBR Asset to own, actually or constructively, 10% or more of the ownership interests in a tenant of its real property, within the meaning of the federal tax laws; or

      o cause any common stock or preferred stock to be owned by a "disqualified organization," as defined in "Federal Income Tax Consequences of FBR Asset's Status as a REIT--Taxation of FBR Asset;"

will be transferred automatically to a trust effective on the day before the purported transfer of the common stock or preferred stock.

The record holder of the shares of common stock or preferred stock that are transferred to a trust will be required to submit the stock to FBR Asset for registration in the name of the trust. FBR Asset will designate a trustee of the trust that is not affiliated with FBR Asset. The beneficiary of the trust will be one or more charitable organizations that are named by FBR Asset.

Shares in the trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all dividends and distributions on the shares and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares in the trust. The trustee will designate a permitted transferee of the shares, provided that the permitted transferee purchases the shares for valuable consideration and acquires the shares without the acquisition resulting in a transfer to another trust.

The owner of shares in the trust will be required to repay to the trustee the amount of any dividends or distributions received by the owner (1) that are attributable to shares in the trust and (2) the record date of which was on or after the date that the shares were transferred to the trust. The owner generally will receive from the trustee the lesser of (a) the price per share the owner paid for the shares in the trust, or in the case of a gift or devise, the market price per share on the date of the transfer, or (b) the price per share received by the trustee from the sale of the shares in the trust. Any amounts received by the trustee in excess of the amounts to be paid to the owner will be distributed to the beneficiary of the trust.

Shares in the trust will be deemed to have been offered for sale to FBR Asset, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that created the trust, or in the case of a gift or devise, the market price per share on the date of the transfer, or (b) the market price per share on the date that FBR Asset, or its designee, accepts the offer. FBR Asset will have the right to accept the offer for a period of ninety days after the later of (1) the date of the purported transfer that resulted in the trust or (2) the date FBR Asset determines in good faith that a prohibited transfer has occurred.

For these purposes, the "market price" on any date means the average of the "closing price" of FBR Asset's stock for the five previous consecutive trading days ending on such date. The "closing price" on any date means:

      o the last sale price for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

      o if no sale takes place on the day, the average of the closing bid and asked prices for the stock, as reported on the New York Stock Exchange, NASDAQ, or other principal national securities exchange on which the stock is listed; or

      o if the stock is not listed on any exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in FBR Asset's stock selected by FBR Asset's Board of Directors; or

      o in the event that no trading price is available for the stock, the fair market value of the stock, as determined in good faith by FBR Asset's Board of Directors.

Any person who acquires or attempts to acquire common stock or preferred stock in violation of the restrictions set forth in FBR Asset's Charter, or any person who owned common stock or preferred stock that was transferred to a trust, will be required (1) to give immediately written notice to FBR Asset of that event and (2) to provide to FBR Asset any other information as it may request in order to determine the effect, if any, of the transfer on FBR Asset's status as a REIT.

The ownership limits generally will not apply to the acquisition of common stock or preferred stock by an underwriter that participates in a public offering of that stock. In addition, FBR Asset's Board of Directors, upon receipt of a ruling from the IRS or an opinion of counsel that FBR Asset will not jeopardize its REIT status by granting the exemption and upon such other conditions as the Board of Directors may direct, may exempt a person from the ownership limitations or the restrictions on transfer set forth in the Charter. As discussed above, FBR Asset's Board of Directors has exempted FBR from the 20% ownership limit applicable to FBR.

The foregoing restrictions will not be removed until:

      o the restrictions are no longer required in order to qualify as a REIT, and the Board of Directors determines that it is no longer in the best interests of FBR Asset to retain the restrictions; or

      o the Board of Directors determines that it is no longer in the best interests of FBR Asset to attempt to qualify, or to continue to qualify, as a REIT, and there is an affirmative vote of 80% of the members of the Board of Directors, or in the absence of an 80% vote, there is an affirmative vote of at least two-thirds of the holders of FBR Asset's outstanding shares of common stock.

All certificates representing FBR Asset's common or preferred stock will bear a legend referring to the restrictions described above.

All persons who own, directly or indirectly, more than 5%, or any lower percentage as set forth in the federal tax laws, of FBR Asset's outstanding common stock and preferred stock must, within 30 days after January 1 of each year, provide to FBR Asset a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares owned directly or indirectly, and a description of how the shares are held. In addition, each direct or indirect shareholder must provide to FBR Asset any additional information that FBR Asset requests in order to determine the effect, if any, of such ownership on FBR Asset's status as a REIT and to ensure compliance with the restrictions on ownership and transfer set forth in FBR Asset's Charter.

Transfer Agent & Registrar

American Stock Transfer & Trust Company serves as the transfer agent and registrar for FBR Asset's common stock.

Reports to Shareholders

FBR Asset furnishes its shareholders with annual reports containing audited financial statements certified by independent public accountants and such other periodic reports as it determines to furnish or as is required by law.

FBR Asset's Charter and Bylaws

Notice of Shareholder Proposals

FBR Asset's Bylaws govern shareholder proposals. To advance a proposal, a shareholder must give written notice of the proposal to the company's Secretary. The Secretary must receive the notice at least 90 days before the annual meeting. The notice must:

      o    describe briefly the proposal with supporting reasoning,

      o    contain the shareholder's name and address,

      o state the number of each class of shares the shareholder beneficially owns, and

      o disclose any material interest the shareholder has in the proposed business.

Charter Amendments

FBR Asset's Charter provides that a majority of outstanding shares of common stock must approve an amendment to the Charter. However, as discussed in previous sections, the voting requirements are greater for amending those provisions addressing the number and composition of the Board of Directors and the restrictions pertaining to stock ownership and transfer.

Amendments to Bylaws

Except as set forth below, FBR Asset's Bylaws may be amended by majority vote of FBR Asset's Board or its shareholders. The provisions addressing:

      o    the number, tenure and qualifications of directors,

      o    changes in the numbers of directors,

      o    the removal of directors,

      o    the quorum requirement for director votes, and

      o    the majority approval for certain transactions involving FBR
           Management

require the vote of 80% of the Board of Directors, or two-thirds of the outstanding shares.

Common Stock Available For Future Sale


At August 20, 1999, FBR Asset had outstanding 7,111,836 shares of common stock, excluding 1,021,900 shares reserved for issuance upon exercise of outstanding options. Of the shares outstanding at August 20, 1999, 5,767,750 shares of common stock may be sold in this offering, and if so, will be freely tradable without restriction or further registration under the federal securities laws, unless the shares are purchased by "affiliates" of the company as that term is defined in Rule 144 under the Securities Act of 1933. The remaining 1,344,086 shares have not been registered with the SEC; accordingly, they cannot be sold except as permitted by Rule 144. In general, under Rule 144, a person who beneficially owned shares for at least one year may sell within any three-month period a number of shares that does not exceed 1% of the shares of FBR Asset's common stock outstanding shares or the average weekly trading volume in common stock during the four weeks preceding the date on which notice of the sale is filed with the SEC. A person who is not an affiliate of FBR Asset at any time during the three months before a sale and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144, without regard to the volume limitation described above.


FBR Asset may issue additional shares at any time without shareholder consent. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the common stock.

Principal Shareholders


The following table sets forth some information as of August 20, 1999, relating to the beneficial ownership of FBR Asset's common stock by (a) all persons known by FBR Asset to beneficially own more than 5% of the company's outstanding shares, (b) each director and named executive officer of FBR Asset, and (c) all directors and executive officers of FBR Asset as a group:

                             Principal Shareholders

Name and Address of                                   Number of Shares
Beneficial Owner                                      Beneficially Owned       Percent(3)
----------------                                      ------------------       ----------
Friedman Billings, Ramsey Group, Inc.(1)
1001 Nineteenth Street North
Arlington, VA 22209                                       2,159,891(2)            26.55%

Boston Partners Asset Management
One Financial Center
43rd Floor
Boston, MA 02111                                            772,200                9.49%

Franklin Mutual Advisers, LLC
51 John F. Kennedy Parkway
Short Hills, NJ 07078                                       750,000                9.22%

Oppenheimer Funds
Two World Trade Center
New York, NY 10048                                          543,500                6.68%

Angelo Gordon
245 Park Avenue, 26th Floor
New York, NY 10167                                          525,000                6.45%

Loews Corp.
667 Madison Avenue
New York, NY 10021                                          500,000                6.15%

                             Management Shareholders

Stephen D. Harlan                                            15,000(2)                 (4)
Russell C. Lindner                                           15,000(2)                 (4)
Emanuel J. Friedman                                               0(6)                0%
Eric F. Billings                                            104,700(5)(6)          1.29%
William R. Swanson                                          160,000(2)             1.97%
Elaine M. Clancy                                             27,500(2)                 (4)
Robert S. Smith                                               1,000                    (4)
Kurt R. Harrington                                              750                    (4)
John M. Blassingame                                               0                   0%
                                                          ---------               -----
All directors and officers of FBR Asset                     323,950                3.98%
                                                          =========               =====

--------------
(1)  Held through wholly-owned subsidiaries.
(2)  Includes shares as to which options are held.
(3)  Assumes exercise of options to purchase 1,021,900 shares.
(4)  Less than 1%.
(5) Includes 92,800 shares held by FBR Weston, LP, as to which Mr. Billings may be deemed to have shared voting and dispositive power. Mr. Billings disclaims beneficial ownership of all shares held by Weston in excess of his pecuniary interest.
(6) Does not include shares identified above for Friedman, Billings, Ramsey Group, Inc., of which Messrs. Friedman, Billings, and Ramsey are principal shareholders.

Federal Income Tax Consequences of FBR Asset's Status as a REIT

This section summarizes the federal income tax issues that you, as a shareholder, may consider relevant. Hunton & Williams, our counsel, has reviewed this section and has given us an opinion that this section correctly describes the relevant law and fairly summarizes the federal income tax issues that may be material to FBR Asset and its shareholders. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address all of the tax issues that may be important to shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, (except as discussed below in "--Taxation of Tax-Exempt Shareholders") financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except as discussed below in "--Taxation of Non-U.S. Shareholders").

The statements in this section and the opinion of Hunton & Williams are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to become inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in the common stock and of FBR Asset's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of your investment, and regarding potential changes in applicable tax laws.

Taxation of FBR Asset

FBR Asset elected to be taxed as a REIT under the federal income tax laws commencing with its short taxable year ended December 31, 1997. FBR Asset has operated in a manner intended to qualify as a REIT since its formation in November 1997, and FBR Asset intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders, which laws are highly technical and complex.

Hunton & Williams has given us an opinion that FBR Asset qualified to be taxed as a REIT under the federal income tax laws beginning with its taxable year ended December 31, 1997, and FBR Asset's organization and current and proposed method of operation will enable it to continue to qualify as a REIT. You should be aware that the opinion is based on current law and is not binding upon the IRS or any court. In addition, Hunton & Williams' opinion is based on some assumptions and on our factual representations, all of which are described in the opinion.

FBR Asset's qualification as a REIT depends on its ability to meet on a continuing basis certain qualification tests set forth in the federal tax laws. Those qualification tests involve:

      o    the percentage of income that FBR Asset earns from specified sources;

      o    the percentage of its assets that falls within certain categories;

      o    the diversity of its share ownership; and

      o    the percentage of its earnings that it distributes.

We describe the REIT qualification tests in more detail below. Hunton & Williams will not review FBR Asset's compliance with those tests on a continuing basis. Accordingly, neither we nor Hunton & Williams can assure you that FBR Asset will satisfy those tests in the future. For a discussion of the tax treatment of FBR Asset and its shareholders if FBR Asset fails to qualify as a REIT, see "--Failure to Qualify."

If FBR Asset qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, FBR Asset will be subject to federal tax in the following circumstances:

      o First, FBR Asset will pay federal income tax on taxable income, including net capital gain, that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

      o Second, FBR Asset may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

      o    Third, FBR Asset will pay income tax at the highest corporate rate on
           (1) net income from the sale or other disposition of property acquired through foreclosure that it holds primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from property acquired through foreclosure.

      o Fourth, FBR Asset will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that it holds primarily for sale to customers in the ordinary course of business.

      o Fifth, if FBR Asset fails to satisfy the 75% gross income test or the 95% gross income test, as described below under "--Requirements for Qualification--Income Tests," and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect its profitability.

      o Sixth, if FBR Asset fails to distribute during a calendar year at least the sum of (1) 85% of its REIT ordinary income for that year,
           (2) 95% of its REIT capital gain net income for that year, and (3) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of the required distribution over the amount it actually distributed.

      o Seventh, FBR Asset may elect to retain and pay income tax on its net long-term capital gain.

      o Eighth, if FBR Asset acquires any asset from a C corporation, or a corporation generally subject to full corporate-level tax, in a merger or other transaction in which it acquires a basis in the asset that is determined by reference to the C corporation's basis in the asset, it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires the asset. The amount of gain on which it will pay tax is the lesser of (1) the amount of gain that it recognizes at the time of the sale or disposition and (2) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that FBR Asset makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.

      o Ninth, FBR Asset will pay tax at the highest corporate rate on the portion of any excess inclusion, or phantom taxable income, that it derives from REMIC residual interests equal to the percentage of its stock held by "disqualified organizations." A "disqualified organization" includes the United States, any state or political subdivision thereof, any foreign government, any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code, or any rural electrical or telephone cooperative. For this reason, FBR Asset's Charter prohibits disqualified organizations from owning stock of FBR Asset.

      o Tenth, FBR Asset may be subject to tax at the highest corporate rate on the portion of its allocable share of any Excess Inclusion that a REIT in which it owns an equity interest derives from REMIC residual interests, equal to the percentage of its stock that is held by disqualified organizations. For this reason, FBR Asset's Charter prohibits disqualified organizations from owning the stock of FBR Asset.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

      1.   it is managed by one or more trustees or directors;

      2. its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      3. it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

      4. it is neither a financial institution nor an insurance company subject to certain provisions of the federal income tax laws;

      5. at least 100 persons are beneficial owners of its shares or ownership certificates;

      6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, including specified entities, during the last half of any taxable year;

      7. it elects to be a REIT, or has made a REIT election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

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      8.   it uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the federal income tax laws; and

      9. it meets other qualification tests, described below, regarding the nature of its income and assets.

FBR Asset must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 apply to FBR Asset beginning with its 1998 taxable year. If FBR Asset complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement 6 above, it will be deemed to have satisfied that requirement for that taxable year. For purposes of determining share ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of FBR Asset in proportion to their actuarial interests in the trust for purposes of requirement 6.

FBR Asset has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, FBR Asset's Charter restricts the ownership and transfer of the common stock so that FBR Asset should continue to satisfy requirements 5 and 6. The provisions of the Charter restricting the ownership and transfer of the common stock are described in "FBR Asset's Capital Stock--Restrictions on Ownership and Transfer."

FBR Asset currently does not have corporate subsidiaries, but may have corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the REIT.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. FBR Asset is not currently a partner in any partnership, but it may become a partner in the future.

Income Tests

FBR Asset must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test includes:

      o    "rents from real property;"

      o interest on debt secured by mortgages on real property or on interests in real property; and

      o dividends or other distributions on and gain from the sale of shares in other REITs.

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Second, at least 95% of its gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test described above, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from FBR Asset's sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the income tests to FBR Asset.

Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date FBR Asset acquired the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property.

Interest and Rents

The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person, but includes the following:

      o an amount that is based on a fixed percentage or percentages of receipts or sales; and

      o an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the related property from leasing such property, and only to the extent that the amounts received by the debtor would be qualifying income if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the secured property or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of both gross income tests.

We believe that the interest and original issue discount income that FBR Asset receives from mortgage-backed securities and other mortgage-related assets generally is qualifying income for purposes of both gross income tests. However, the loan amount of a mortgage loan owned by FBR Asset may exceed the value of the real property securing the loan. In that case, a portion of the income from the loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests.

We believe that FBR Asset's income from stock in other REITs is qualifying income for purposes of both gross income tests. However, if a REIT in which FBR Asset owns stock fails to qualify as a REIT in any year, FBR Asset's income from such REIT will be

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qualifying income for purposes of the 95% gross income test, but not the 75%
gross income test. We believe that FBR Asset's income from stock in real estate-related companies that are C corporations is qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition to stock, FBR Asset may own debt securities issued by other REITs or C corporations. Interest income from such debt securities will be qualifying income for purposes of the 95% gross income test. Such interest income will not be qualifying income for purposes of the 75% gross income test unless such debt securities are secured by mortgages on real property or on interests in real property.

FBR Asset currently does not own any real property, but it may acquire real property or an interest therein in the future. To the extent that FBR Asset acquires real property or an interest therein, any rent that FBR Asset receives from the tenants of such real property will qualify as "rents from real property," which is qualifying income for purposes of both gross income tests, only if the following conditions are met:

      o First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

      o Second, neither FBR Asset nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent.

      o Third, all of the rent received under a lease of real property will not qualify as rents from real property unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

      o Finally, FBR Asset generally must not operate or manage its real property or furnish or render services to its tenants, other than through an independent contractor who is adequately compensated and from whom FBR Asset does not derive revenue. However, FBR Asset may provide services directly to its tenants, if the services are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, FBR Asset may provide a minimal amount of services that are not customarily rendered to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property. The U.S. Congress has passed legislation that would allow FBR Asset to own up to 100% of a "taxable REIT subsidiary," which could provide customary and noncustomary services to FBR Asset's tenants. See "--Asset Tests."

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We have represented that we will manage FBR Asset's mortgage assets so that substantially all of the income from those assets will be qualifying income for purposes of both gross income tests. Furthermore, we have represented that we will manage any real property that FBR Asset acquires so that the rent it receives from such property qualifies as rents from real property. In summary, we believe that FBR Asset will be able to satisfy both gross income tests on a continuing basis. However, FBR Asset may receive income not described above that is not qualifying income for purposes of the gross income tests. We will monitor the amount of non-qualifying income that its assets produce and we will manage its portfolio to comply at all times with the gross income tests.

Hedging Transactions

From time to time, FBR Asset may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, or options to purchase those items, and futures and forward contracts. To the extent that FBR Asset enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry assets that are qualifying real estate-related assets under the federal income tax laws, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that FBR Asset hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize FBR Asset's status as a REIT.

Failure to Satisfy Income Tests

If FBR Asset fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under federal income tax laws. Those relief provisions generally will be available if:

      o FBR Asset's failure to meet such tests is due to reasonable cause and not due to willful neglect;

      o we attach a schedule of the sources of its income to its tax return, and

      o any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances FBR Asset would qualify for the relief provisions. In addition, as discussed above in "--Taxation of FBR Asset," even if the relief provisions apply, FBR Asset would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.

Foreclosure Property Rules

REITs generally will incur tax at the maximum corporate rate on any net income from any real property, or an interest in real property, acquired through foreclosure and any personal property incident to such real property that meets the following requirements:

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      o    a REIT acquires the property when the REIT bids in such property at foreclosure, or otherwise reduces such property to ownership or possession by agreement or process of law, after a default or imminent default on a lease of such property or on a debt owed to the REIT that such property secured;

      o the REIT acquired the related loan when default was not imminent or anticipated; and

      o    the REIT elects to treat the property as foreclosure property.

However, that tax does not apply to income that would be qualifying income for purposes of the 75% gross income test.

We do not anticipate that FBR Asset will receive any income from property acquired through foreclosure that is not qualifying income for purposes of the 75% gross income test, but if it does receive any such income, we will make an election to treat the related property as foreclosure property.

If property is not eligible for the election to be treated as foreclosure property because the REIT acquired the related loan when default was imminent or anticipated, income the REIT receives with respect to that property may not be qualifying income for purposes of the 75% or 95% gross income test. We anticipate that any income FBR Asset receives with respect to property that is not eligible for a foreclosure property election will be qualifying income for purposes of both gross income tests.

Prohibited Transaction Rules

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of FBR Asset's assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a sale to customers in the ordinary course of business. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that FBR Asset will avoid owning property that may be characterized as property that it holds primarily for sale to customers in the ordinary course of a trade or business.

Asset Tests

To maintain its qualification as a REIT, FBR Asset also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of:

      o    cash or cash items, including certain receivables;

      o    government securities;

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      o    investments in stock or debt instruments during the one-year period following FBR Asset's receipt of new capital that it raises through equity offerings or offerings of debt with at least a five-year term;

      o    stock in other REITs;

      o interests in real property, including leaseholds and options to acquire real property and leaseholds;

      o    interests in mortgages on real property; or

      o regular or residual interests in a real estate mortgage investment conduit, or "REMIC." However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if FBR Asset held such assets, FBR Asset will be treated as holding directly its proportionate share of the assets of such REMIC.

To the extent that the fair market value of the real property securing a loan equals or exceeds the outstanding principal balance of the loan, the loan will be a qualifying asset for purposes of the 75% asset test described above. However, if the outstanding principal balance of a loan exceeds the fair market value of the real property securing the loan, the portion of such loan in excess of the value of the associated real property likely will not be a qualifying asset for purposes of the 75% asset test described above.

The second asset test has two components:

      o First, of FBR Asset's investments not included in the 75% asset class, the value of its interest in any one issuer's securities may not exceed 5% of the value of its total assets (the "5% asset test").

      o Second, FBR Asset may not own more than 10% of any one issuer's outstanding voting securities.

For purposes of both components of the second asset test, "securities" does not include FBR Asset's stock in other REITs or in any qualified REIT subsidiary or its interest in any partnership.

We also believe that FBR Asset's mortgage loans and mortgage-backed securities are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan will not be a qualifying real estate-related asset under the federal income tax laws. The non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property.

We believe that FBR Asset's stock in other REITs is a qualifying asset for purposes of the 75% asset test. However, if a REIT in which it owns stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, FBR Asset would be subject to both components of the second asset test described above with respect to its investment in such disqualified REIT. We believe that FBR Asset satisfies both components of the second asset test with respect to its stock in real estate-related companies that are C corporations. To the extent that FBR

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Asset owns debt securities issued by other REITs or C corporations which debt securities are not secured by mortgages on real property, such securities will not be qualifying assets for purposes of the 75% asset test. Instead, FBR Asset would be subject to both components of the second asset test with respect to such debt securities. We will monitor the status of FBR Asset's assets for purposes of the various asset tests and we will manage its portfolio to comply at all times with such tests.

The U.S. Congress recently passed legislation (the "Tax Bill") that would allow FBR Asset to own up to 100% of the stock of a "taxable REIT subsidiary" ("TRS"), which could provide services to FBR Asset's tenants and to others and conduct other activities without disqualifying the rent that FBR Asset receives from its tenants. FBR Asset and a subsidiary would elect for the subsidiary to be treated as a TRS. The Tax Bill would limit the deductibility of interest paid or accrued by a TRS to FBR Asset to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the Tax Bill would impose a 100% excise tax on amounts paid by a TRS to FBR Asset that are determined to be excessive or more than arm's length. The Tax Bill also would prevent FBR Asset from owning more than 10% of the voting power or value of the stock of a taxable subsidiary that is not treated as a TRS. Current law only prevents FBR Asset from owning more than 10% of the voting stock of a taxable subsidiary. Overall, no more than 25% of FBR Asset's assets may consist of securities of TRSs and other taxable subsidiaries under the Tax Bill.

If enacted, the TRS provisions of the Tax Bill would apply for taxable years beginning after December 31, 2000. However, a taxable subsidiary in existence on July 12, 1999 would be grandfathered unless and until (i) such corporation engages in a new line of business or acquires a substantial new asset, other than in certain tax-free transactions or pursuant to a binding contract in effect on July 12, 1999, or (ii) FBR Asset acquires, directly or indirectly, additional stock in the taxable subsidiary, other than in certain tax-free transactions or pursuant to a binding contract in effect on July 12, 1999. Existing taxable subsidiaries could be converted into TRSs on a tax-free basis prior to January 1, 2004. FBR Asset would not need the grandfather treatment for its existing taxable subsidiaries, the real estate-related C corporations in which it owns stock, because it currently does not own more than 10% of the voting power or value of the stock of any such subsidiary. There can be no assurance that the Tax Bill will be enacted into law.

If FBR Asset should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (1) it satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If FBR Asset did not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

Each taxable year, FBR Asset must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its shareholders in an aggregate amount at least equal to:

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      o    the sum of (1) 95% of its REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain or loss, and (2) 95% of its after-tax net income, if any, from foreclosure property; minus

      o    the sum of certain items of non-cash income.

FBR Asset must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration. Under the Tax Bill, the 95% distribution requirement discussed above would be reduced to 90%. If enacted, that provision of the Tax Bill would apply for taxable years beginning after December 31, 2000. There can be no assurance that the Tax Bill will be enacted into law.

FBR Asset will pay federal income tax on taxable income, which includes net capital gain, that it does not distribute to shareholders. Furthermore, if it fails to distribute during a calendar year, or by the end of January following such calendar year, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

      o    85% of its REIT ordinary income for such year;

      o    95% of its REIT capital gain income for such year; and

      o    any undistributed taxable income from prior periods;

it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. FBR Asset may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Shareholders." If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. FBR Asset has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, FBR Asset may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. Possible examples include:

      o Because FBR Asset may deduct capital losses only to the extent of its capital gains, it may have taxable income that exceeds its economic income.

      o FBR Asset will recognize taxable income in advance of the related cash flow if any of its subordinated mortgage-backed securities or mortgage loans are deemed to have original issue discount. FBR Asset generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers credit losses until they are actually incurred.

      o FBR Asset may be required to recognize the amount of any payment projected to be made pursuant to a provision in a mortgage loan that entitles FBR Asset to share in the gain from the sale of or the appreciation in the property over the term of the

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           related loan using the constant yield method, even though FBR Asset may not receive the related cash until the maturity of the loan.

      o FBR Asset may recognize taxable market discount income when it receives the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than FBR Asset's tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

      o FBR Asset may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds FBR Asset's basis in the original loan.

      o Although several types of non-cash income are excluded in determining the annual distribution requirement, FBR Asset will incur corporate income tax and the 4% excise tax with respect to those non-cash income items if it does not distribute those items on a current basis.

      o FBR Asset may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that it owns.

As a result of the foregoing, FBR Asset may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In such a situation, it may need to borrow funds or issue preferred stock or additional common stock.

Under some circumstances, FBR Asset may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to its shareholders in a later year. FBR Asset may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although FBR Asset may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends.

Recordkeeping Requirements

FBR Asset must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding stock. FBR Asset has complied, and FBR Asset intends to continue to comply, with such requirements.

Failure to Qualify

If FBR Asset failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, FBR Asset would not be able to deduct amounts paid out to shareholders. In fact, FBR Asset would not be required to

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distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless FBR Asset qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. We cannot predict whether in all circumstances FBR Asset would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As long as FBR Asset qualifies as a REIT, a taxable "U.S. shareholder" must take into account distributions that are made out of FBR Asset's current or accumulated earnings and profits and that FBR Asset does not designate as capital gain dividends or retained long-term capital gain as ordinary income. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of common stock that for U.S. federal income tax purposes is:

      o    a citizen or resident of the United States;

      o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof;

      o an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

      o any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A U.S. shareholder generally will recognize distributions that FBR Asset designates as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held its common stock. FBR Asset generally will designate its capital gain dividends as either 20% or 25% rate distributions. Under the Tax Bill, the 25% rate described in the preceding sentence would be reduced to 23%. If enacted, that provision of the Tax Bill would apply for taxable years beginning after December 31, 1998. There can be no assurance that the Tax Bill will be enacted into law. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

FBR Asset may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of FBR Asset's undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax FBR Asset paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of FBR Asset's undistributed long-term capital gain, minus its share of the tax FBR Asset paid.

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If a distribution exceeds FBR Asset's current and accumulated earnings and profits but does not exceed the adjusted basis of a U.S. shareholder's common stock, the U.S. shareholder will not incur tax on the distribution. Instead, such distribution will reduce the adjusted basis of the common stock. A U.S. shareholder will recognize a distribution that exceeds both FBR Asset's current and accumulated earnings and profits and the U.S. shareholder's adjusted basis in its common stock as long-term capital gain if the common stock has been held for more than one year, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. shareholder. In addition, if FBR Asset declares a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by FBR Asset and received by the U.S. shareholder on December 31 of such year, provided that FBR Asset actually pays the distribution during January of the following calendar year. We will notify U.S. shareholders after the close of FBR Asset's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

FBR Asset's investments may cause it to recognize taxable income in excess of its economic income and to experience an offsetting excess of economic income over its taxable income in later years. As a result, U.S. shareholders may from time to time be required to pay federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Accordingly, if FBR Asset receives phantom income, its U.S. shareholders may incur federal income tax with respect to such income before they realize such income in an economic sense. Taking into account the time value of money, such an acceleration of federal income tax liabilities would cause shareholders to receive an after-tax rate of return on an investment in the common stock that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate phantom income. We will consider the potential effects of phantom income on FBR Asset's taxable U.S. shareholders in managing FBR Asset's investments.

Although FBR Asset does not currently own REMIC residual interests or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt, FBR Asset could acquire assets of that type in the future. If FBR Asset does so, its U.S. Shareholders may suffer the following adverse tax consequences:

      o Those types of assets may produce significant amounts of phantom income; and

      o Those types of assets may cause a portion of the dividends received by U.S. shareholders to be treated as excess inclusion, a type of income that generally cannot be offset by tax losses and is not subject to any exemptions from federal income tax.

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


Taxation of U.S. Shareholders on the Disposition of the Common Stock

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common stock as long-term capital gain or loss if the U.S. shareholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder generally must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from FBR Asset that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss a U.S. shareholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. shareholder purchases other shares of common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of depreciable real property that is treated as "section 1250 property" under the federal income tax laws is 25% to the extent that such gain would have been treated as ordinary income if the property were personal property that is treated as "section 1245 property" under the federal income tax laws. With respect to distributions that FBR Asset designates as capital gain dividends and any retained capital gain that it is deemed to distribute, FBR Asset generally may designate whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. Under the Tax Bill, the maximum tax rate on long-term capital gain from the sale or exchange of section 1250 property would be reduced from 25% to 23%. If enacted, that provision of the Tax Bill would apply for taxable years beginning after December 31, 1998. There can be no assurance that the Tax Bill will be enacted into law.

Information Reporting Requirements and Backup Withholding

FBR Asset will report to its shareholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder either:

      o is a corporation or comes within another exempt category and, when required, demonstrates this fact; or

      o provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide FBR Asset with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, FBR Asset may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to FBR Asset. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to non-U.S. shareholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 2000. See "--Taxation of Non-U.S. Shareholders."

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that FBR Asset distributes to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of the common stock with debt, a portion of the income that it receives from FBR Asset would constitute unrelated business taxable income pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from FBR Asset as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of FBR Asset's stock is required to treat a percentage of the dividends that it receives from FBR Asset as unrelated business taxable income. The percentage of its dividends that the tax-exempt trust must treat as unrelated business taxable income is equal to the gross income FBR Asset derives from an unrelated trade or business, determined as if it were a pension trust, divided by its total gross income for the year in which it pays the dividends. The unrelated business taxable income rule applies to a pension trust holding more than 10% of FBR Asset's stock only if:

      o the percentage of its dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5%;

      o FBR Asset qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of FBR Asset's shares be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding FBR Asset's stock in proportion to their actuarial interests in the pension trust; and

      o either (1) one pension trust owns more than 25% of the value of FBR Asset's stock or (2) a group of pension trusts individually holding more than 10% of the value of FBR Asset's stock collectively owns more than 50% of the value of FBR Asset's stock.

Although FBR Asset does not currently own REMIC residual interests or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt, FBR Asset could acquire assets of that type in the future. If FBR Asset does so, tax-exempt shareholders may be required to treat a portion of their dividends as unrelated business taxable income. Tax-exempt shareholders also may suffer those adverse tax consequences if FBR Asset acquires stock in other REITs that own REMIC residual interests or mortgage loans subject to collateralized mortgage debt.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders are complex. This section is only a summary of such rules. We urge those non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from FBR Asset's sale or exchange of U.S. real property interests (as defined below) and that FBR Asset does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that FBR Asset pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. corporation also may be subject to the 30% branch profits tax . FBR Asset plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

      o a lower treaty rate applies and the non-U.S. shareholder files the required form evidencing eligibility for that reduced rate with FBR Asset; or

      o the non-U.S. shareholder files an IRS Form 4224 with FBR Asset claiming that the distribution is effectively connected income.

The U.S. Treasury Department has issued final regulations that modify the manner in which FBR Asset will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 2000.

Although FBR Asset does not currently own REMIC residual interests or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt, FBR Asset may acquire assets of that type in the future. If FBR Asset does so, or invests in the stock of a REIT that owns assets of that type, a portion of the dividends that are paid by FBR Asset to non-U.S shareholders may be subject to 30% withholding tax, regardless of any reduced rate that otherwise would apply under a tax treaty.

A non-U.S. shareholder will not incur tax on a distribution that exceeds FBR Asset's current and accumulated earnings and profits but does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both FBR Asset's current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because FBR Asset generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that FBR Asset withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

FBR Asset must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which FBR Asset qualifies as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under special provisions of the federal income tax laws. The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders and also might be subject to the alternative minimum tax. A nonresident alien individual also might be subject to special alternative minimum tax. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. FBR Asset must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount FBR Asset withholds.

A non-U.S. shareholder generally will not incur tax under the provisions applicable to distributions that are attributable to gain from the sale of U.S. real property interests on gain from the sale of its common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of FBR Asset's stock. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the common stock at all times during a specified testing period will not incur tax under the provisions applicable to distributions that are attributable to gain from the sale of U.S. real property interests if FBR Asset's common stock is "regularly traded" on an established securities market. If the gain on the sale of the common stock were taxed under those provisions, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to the provisions applicable to distributions that are attributable to gain from the sale of U.S. real property interests if either:

      o the gain is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

      o the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

FBR Asset and/or you may be subject to state and local tax in various states and localities, including those states and localities in which FBR Asset or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the common stock.

ERISA Considerations

This section discusses only issues relevant under the "plan asset regulations" (as defined below) and, as a result, does not address all of the issues that may be important to you under the Employee Retirement Income Security Act of 1974 ("ERISA") and the prohibited transaction provisions of the federal income tax laws. The discussion contained in this section is based on current federal law and interpretations thereof. We cannot assure you that new laws or interpretations thereof, which may take effect retroactively, will not cause any statement in this section to become inaccurate.

This section is a summary of materially relevant law and is not a substitute for careful planning with a professional.

A fiduciary deciding whether to buy common stock on behalf of an employee benefit plan, a tax-qualified retirement plan, or an individual retirement account should consult its own legal advisor regarding the specific considerations arising under ERISA, the prohibited transaction provisions of the federal income tax laws, and state law with respect to an investment in the common stock by such plan or individual retirement account. A fiduciary also should consider the entire discussion under the heading "Federal Income Tax Consequences of FBR Asset's Status as a REIT," because the discussion in that section is relevant to a plan or individual retirement account's decision to purchase common stock.

Department of Labor Regulations defining plan assets (the "plan asset regulations") generally provide that when an ERISA investor acquires an equity interest in an entity, the ERISA investor's assets include both the equity interest and an undivided interest in each of the underlying assets of the issuer of such equity interest, unless one or more exceptions specified in the plan asset regulations are satisfied. An "ERISA investor" includes:

      o a pension, profit sharing, or other employee benefit plan subject to Title I of ERISA;

      o a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees; and

      o    an individual retirement account or an individual retirement annuity.

One exception under the plan asset regulations provides that an ERISA investor's assets will not include any of the underlying assets of an entity if at all times ERISA investors own less than 25% of the value of each class of equity interests in the entity (the "insignificant participation exception"). Another exception provides that an ERISA Investor's assets will not include the underlying assets of an entity if the class of equity interests in which the ERISA investor invests meets the following requirements and, as a result, is "publicly-offered":

      o it is held by 100 or more investors who are independent of the issuer and each other;

      o    it is freely transferable; and

      o it is part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

The plan asset regulations list restrictions on transfer that ordinarily will not prevent securities from being "freely transferable." Such restrictions include any restriction on or prohibition against a transfer that would result in the termination or reclassification of an entity for federal or state tax purposes.

FBR Asset's Charter provides that before the date that either (1) the common stock is "publicly offered" or (2) FBR Asset qualifies for another exception to the plan asset regulations (other than the insignificant participation exception), FBR Asset must satisfy the insignificant participation exception. FBR Asset's common stock is held by 100 or more shareholders who are independent of FBR Asset and each other. In addition, we believe that the restrictions on transfer of the common stock imposed under FBR Asset's Charter do not prevent the common stock from being "freely transferable." Furthermore, FBR Asset will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 at the same time that this registration statement becomes effective under the Securities Act of 1933. Accordingly, the common stock should be "publicly offered" securities, and FBR Asset's assets should not be deemed to be "plan assets" of any ERISA investor that owns common stock. As a result, the requirement described above that FBR Asset satisfy the insignificant participation exception no longer applies as of the time that this registration statement becomes effective under the Securities Act of 1933. However, if at any time FBR Asset fails to qualify for an exception from the plan asset regulations, the assets of an ERISA investor that invests in the common stock will include an undivided interest in FBR Asset's assets. In such event, FBR Asset's assets, transactions involving its assets, and the persons with authority or control over and that provide services with respect to its assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of the federal income tax laws.

Selling Shareholders

The shareholders listed below and the beneficial owners of the common stock and their transferees, pledgees, donees, or other successors are the selling shareholders under this prospectus. The following table sets forth as of a recent practicable date, the respective number of common shares owned by each selling shareholder that may be offered pursuant to this prospectus.


Selling Shareholder                                                                  Number of Shares
-------------------                                                                  ----------------
AG Long Term SuperFund, LP......................................................          200,000
AGMM LP.........................................................................           15,000
AG SuperFund, LP................................................................          150,000
Angelo Gordon Co., LP...........................................................           35,000
Norman and Gail Antin...........................................................              250
Don Stephen Aron................................................................            1,250
Aqua Fund, LP...................................................................            5,000
Don and Kathy Bavely............................................................            5,000
Bay Brook Partners..............................................................           10,000
Thomas E. Beach.................................................................           45,000
Raymond L. Benson, IRA..........................................................            2,500
Roger L. Benson.................................................................            2,500
Roger Lewis Benson, IRA.........................................................            2,500
Jacobo Benzaquen................................................................            5,000
Paul Berger.....................................................................            5,000
Dr. Michael & Rose Bernstein....................................................            3,000
Berl Biderman...................................................................            2,500
Boston Partners Asset Management, LP............................................          575,500
Branchard Tucker Revocable Trust................................................            2,500
Spencer Browne..................................................................            2,500
Charles and Nancy Byrd..........................................................           10,000
Cahnman Family Trust General Partnership........................................            5,000
Ray Cahnman.....................................................................            5,000
Joseph P. Cohen.................................................................            2,500
Colony Partners, A CA General Partnership.......................................            5,000
Computech, Inc..................................................................            1,250
Continental Casualty Company....................................................          483,100
Alfred Degaetano................................................................            1,000
Diversified Long Term Growth Fund, L.P..........................................            5,000
Drake Associates, LP............................................................           15,000
Mark Ein........................................................................            1,000
Elsa Benson, Inc................................................................            3,500
Cecilia Fireworker as custodian for David E. Fireworker.........................            1,750
Cecilia Fireworker as custodian for Elliott Fireworker Ugma.....................            1,750
Max M. Fisher Revocable Trust UAD 8/13/88.......................................           50,000
The Frances R. Ford Family Ltd. Partnership.....................................            5,000
Frank and Nancy Frangione.......................................................            2,000
Frank Russell Investment Company................................................           61,200
Michael L. Gordon...............................................................           16,200
Sally Gordon....................................................................            6,300
Gross Foundation, Inc...........................................................           35,000
Robert Haft.....................................................................           50,000
Rodney L. Hale..................................................................            5,000

Selling Shareholder                                                                  Number of Shares
-------------------                                                                  ----------------
David H. Hancock, IRA...........................................................           25,000
Ira Hershmann Revocable Trust UAD DTD 1/4/85....................................            1,000
Robert G. Hisaoka...............................................................            2,500
John C. Jackson.................................................................            5,000
E. Ann Marie Johnson Trust......................................................            1,250
Edward J. Katz IRA..............................................................            5,000
Harry Katz......................................................................            2,500
Julian E. and Elizabeth Kulas...................................................            5,000
Lakeshore Capital, Inc..........................................................           15,500
Richard A. Larkin, Jr., IRA, SEP................................................            1,250
LH Rich Companies...............................................................            5,000
Patrick Little..................................................................              500
Lyonshare Venture Capital.......................................................           10,000
Martinique Hotel, Inc...........................................................           50,000
Mark and Tracy Mason, Joint Tenants.............................................            5,000
Dennis Mykytyn, IRA, SEP........................................................           12,500
Eve Mykytyn, IRA, SEP...........................................................           12,500
Joseph A. Niznik................................................................            5,000
Northern Trust Co. as Master Trustee of the Teachers Retirement System of the
  State of Illinois.............................................................           20,000
Nutmeg Partners, LP.............................................................           80,000
Oppenheimer Capital Income Fund.................................................          500,000
Mark Ordan......................................................................            5,000
Mark Palmer.....................................................................            2,000
Ralph Pastore Pension Plan......................................................            5,000
Craig L. Patterson, Sr..........................................................            1,000
Richard Allen Patterson.........................................................            2,500
PFF Bancorp, Inc................................................................          200,000
Geoffrey P. Pohanka.............................................................           12,500
John J. Pohanka Declaration of Trust U/A DTD 3/3/95.............................           25,000
Robert Potoker..................................................................            1,250
Prospect Street High Income Portfolio Inc.......................................           25,000
Provident Financial Holdings, Inc...............................................           25,000
Rath Foundation, Inc............................................................          100,000
Salomon Smith Barney Asset Management...........................................          176,800
Jill Sorensen Robert and Joseph E. Robert, Jr...................................            2,500
Joseph E. Robert, Jr............................................................           22,500
David Roberts...................................................................            2,500
Robert Rosenthal................................................................           25,000
Susan Pohanka Schantz Declaration of Trust......................................           12,500
Karyn Sherwood..................................................................            1,000
Gordon V. and Helen C. Smith Foundation.........................................            2,500
Richard B. Stewart Family Limited Partnership...................................            5,000
Chil Scheinwexler...............................................................            2,500
Steve Schlam....................................................................           10,000
John K. Schulte.................................................................            1,000
Peter N. Stathis................................................................            2,500
Chaya Unger.....................................................................            5,000
Paul Von Kuster.................................................................           10,000
Lorraine V. Urethane, Employees Pension Plan....................................           10,000
Lorraine V. Urethane, Pension Plan Allocated Acct...............................            5,000
Mark Warner.....................................................................          125,000
Julia A. Wingard Trust..........................................................              750

Selling Shareholder                                                                  Number of Shares
-------------------                                                                  ----------------
Donato B. Zucco.................................................................              500
Others..........................................................................        2,437,400
                                                                                        ---------
     Total......................................................................        5,767,750
                                                                                        =========


To FBR Asset's knowledge, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with FBR Asset or any of its predecessors or affiliates. Because the selling shareholders may, pursuant to this prospectus, offer all or some portion of their shares of common stock, no estimate can be given as to the number of shares that will be held by the selling shareholder upon the termination of any sales. In addition, the selling shareholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares, since the date of which they provided the information regarding their shares, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

Only selling shareholders identified above who beneficially own the shares set forth opposite their name in the foregoing table on the effective date of the Registration Statement of which this prospectus forms a part may sell the shares pursuant to the Registration Statement. Prior to any use of this prospectus in connection with an offering of shares by any holder not identified above, this prospectus will be updated to set forth the name and number of shares beneficially owned by the selling shareholder intending to sell the shares, and the number of shares to be offered. The prospectus will also disclose whether any selling shareholder selling in connection with this prospectus has held any position or office with, been employed by or otherwise has had a material relationship with, FBR Asset or any of its affiliates during the three years prior to the date of the prospectus.

Use of Proceeds

The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from the sale of these shares.

Plan of Distribution

The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

      o    in the over-the-counter market;

      o on any stock exchange on which shares of the common stock may be listed at the time of sale;

      o    in negotiated transactions; or

      o    in a combination of any of the above transactions.

The selling shareholders may offer their shares of common stock at any of the following prices:

      o    fixed prices that may be changed;

      o    market prices prevailing at the time of sale;

      o    prices related to prevailing market prices; or

      o    at negotiated prices.

The selling shareholders may sell their shares of common stock by one or more of the following methods, without limitation:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o a broker or dealer may purchase as principal and resell for its own account pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

      o face-to-face transactions between the selling shareholders and purchasers without a broker-dealer.

In effecting sales, brokers or dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately prior to the sale. The selling shareholders, such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with such sales, and any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act. Any broker-dealer selling shares of common stock offered by this prospectus off-the-shelf cannot receive compensation (calculated as the difference between the purchase and resale price of the shares) in excess of 8% on principal transactions, or in excess of normal, ordinary brokerage commissions, which in any event may not exceed 5% of the sales price for any agency transaction. Friedman, Billings, Ramsey & Co., Inc., a registered broker-dealer and an affiliate of FBR Management, may act as an agent on behalf of selling shareholders in connection with this offering.

If and when a selling shareholder notifies us that he or she has entered into a material arrangement with a broker-dealer for the sale of shares of common stock through a block trade, special offering or secondary distribution, or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (1) the name of the selling shareholder and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares of common stock were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

Each selling shareholder reserves the sole right to accept and, together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market-making activities with respect to those shares of common stock for a period of five business days prior to the completion of the distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market-marking activities with respect to the common stock.

We will pay substantially all of the expenses incident to the registration of the shares of common stock, estimated to be approximately $600,000.

Other Matters

Legal

We have based the description of federal income tax consequences in "Federal Income Tax Consequences of FBR Asset's Status as a REIT" upon the opinion of Hunton & Williams, Richmond, Virginia.

Independent Accountants

The audited financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods stated in their reports and are included herein in reliance upon the authority of Arthur Andersen as experts in giving those reports.

Additional Information

From FBR Asset

You can obtain complete copies of the documents to which we refer in this prospectus, free of charge, by writing or calling:

Elaine Clancy, Chief Financial Officer
FBR Asset Investment Corporation
1001 Nineteenth Street North
Arlington, Virginia 22209
(703) 469-1000 phone
(703) 312-9602 fax

From the SEC

This prospectus is part of a Registration Statement that we have filed with the SEC. You can read and copy that Registration Statement, and the exhibits attached to it, at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms.

After the offering, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. You will be able to read and copy those documents at the SEC's public reference rooms too.

You can also obtain copies of all documents that we file with the SEC on the SEC's website (http://www.sec.gov).

Index to Financial Statements

                                                                                    Page
                                                                                    ----
Report of Independent Public Accountants.............................................F-2

Financial Statements:

     Statements of Financial Condition as of December 31, 1997 and 1998 and as
        of June 30, 1999 (unaudited).................................................F-3

     Statements of Income for the Period from December 15, 1997 (Inception), through December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1998 and 1999 (unaudited)..................F-4

     Statements of Changes in Shareholders' Equity for the Period from December
        15, 1997 (Inception), through December 31, 1997, the Year Ended December
        31, 1998, and the Six Months Ended June 30, 1999 (unaudited).................F-5

     Statements of Cash Flows for the Period from December 15, 1997 (Inception), through December 31, 1997, the Year Ended December 31, 1998, and the Six
        Months Ended June 30, 1998 and 1999 (unaudited)..............................F-6

Notes to Financial Statements........................................................F-8

Report of Independent Public Accountants

To FBR Asset Investment Corporation:


We have audited the accompanying statements of financial condition of FBR Asset Investment Corporation (the "Company", a Virginia corporation) as of December 31, 1997 and 1998, and the related statements of income, changes in shareholders' equity and cash flows for the period from December 15, 1997 (inception) through December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FBR Asset Investment Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from December 15, 1997 (inception), through December 31, 1997, the year ended December 31, 1998 and the six months ended June 30, 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
Vienna, VA

February 12, 1999

FBR Asset Investment Corporation

Statements of Financial Condition as of December 31, 1997 and 1998, and June 30, 1999 (unaudited)*
================================================================================

                                                                  As of December 31                      As of June 30
                                                       -----------------------------------------     --------------------
                                                             1997                    1998                    1999
                                                       ------------------      -----------------     --------------------
                                                                                                          (unaudited)

  Assets

          Mortgage-backed securities, at fair value                  -         $  161,418,739         $   140,943,202
          Cash and cash equivalents                     $  163,223,199             41,144,326              20,336,693
          Investments in equity securities, at
            fair value                                      23,318,750             70,983,050              73,515,801
          Notes receivable                                   3,000,000             19,082,921              17,235,059
          Due from affiliate                                   545,827                      -                       -
          Dividends receivable                                 434,717                870,477                 728,735
          Prepaid expenses                                           -                454,746                 227,373
          Organization costs, net of accumulated
            amortization of $3,733, $5,329 and
            $6,127, respectively                                 7,909                  6,313                   5,515
          Interest receivable                                    8,000              1,970,048                 958,315
                                                       ---------------         --------------         ---------------
               Total assets                            $   190,538,402         $  295,930,620         $   253,950,693
                                                       ===============         ==============         ===============

  Liabilities and Shareholders' Equity
    Liabilities:
        Repurchase agreements                          $             -         $  128,550,000         $   113,794,000
        Interest payable                                             -                310,096                 181,085
        Dividends payable                                      510,950              2,563,058               2,702,498
        Management fees payable                                 58,623              1,275,514                 146,054
        Accounts payable and accrued expenses                   12,000                224,933                 139,448
        Due to custodian-mortgage securities                         -             11,929,614                       -
        Due to clearing broker                                       -                      -              10,000,000
        Deferred revenue                                       190,000                172,826                   6,429
                                                       ---------------         --------------         ---------------
           Total liabilities                           $       771,573         $  145,026,041         $   126,969,514
                                                       ===============         ==============         ===============

    Shareholders' equity:
        Preferred stock, par value $.01 per                          -                      -                       -
          share, 50,000,000 shares authorized
        Common stock, par value $.01 per share,
          200,000,000 shares authorized,
          10,218,999, 10,415,827 and
          10,415,827 shares issued as of
          December 31, 1997 and 1998, and June
          30, 1999, respectively                       $       102,190         $      104,158        $        104,158
        Additional paid-in capital                         189,528,668            194,097,193             194,097,193
        Accumulated other comprehensive loss                         -             (9,800,530)            (15,896,077)
        Retained earnings (deficit)                            135,971             (9,425,579)             (8,339,757)
        Treasury stock, at cost, 1,872,300
          shares and 3,303,991 shares as of
          December 31, 1998 and June 30, 1999,                       -            (24,070,663)            (42,984,338)
          respectively
                                                       ---------------         --------------         ---------------
           Total shareholders' equity                  $   189,766,829         $  150,904,579         $   126,981,179
                                                       ---------------         --------------         ---------------
               Total liabilities and shareholders'
               equity                                  $   190,538,402         $  295,930,620         $   253,950,693
                                                       ===============         ==============         ===============

================================================================================
*The accompanying notes are an integral part of these statements.

FBR Asset Investment Corporation

Statements of Income for the Period from December 15, 1997 (Inception) through December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1998 and 1999 (unaudited)*

================================================================================


                                                      December 15,
                                                          1997
                                                       (Inception)
                                                         through           Year Ended             Six Months Ended June 30,
                                                      December 31,        December 31,      -----------------------------------
                                                          1997                1998                1998                1999
                                                      --------------     ---------------    ----------------   ----------------
                                                                                                                    (unaudited)
  Income:
  Interest                                            $    18,040        $13,656,097         $  4,817,569        $   7,745,578
  Dividends                                               434,717          4,271,405              833,749            2,838,852
  Other income                                            268,520                  -                    -                    -
                                                      -----------        -----------         ------------        -------------
       Total Income                                       721,277         17,927,502            5,651,318           10,584,430
                                                      -----------        -----------         ------------        -------------

  Expenses:
  Interest expense                                              -          5,359,633              552,783            3,382,129
  Management fee expense                                   58,623          1,520,725              469,139              678,706
  Professional fees                                        12,000            440,185              132,035              414,780
  Insurance                                                     -             52,769               26,384               17,416
  Amortization of stock options issued to manager               -            454,746                    -              227,373
  Amortization of organization costs                        3,733              1,596                  798                  798
  Other                                                         -            139,806                4,538               76,389
                                                      -----------        -----------         ------------        -------------
       Total expenses                                      74,356          7,969,460            1,185,677            4,797,591
                                                      -----------        -----------         ------------        -------------

  Realized gain on sale of mortgage securities                  -            176,048                    -                    -
  Realized gain on sale of equity investments                   -                  -                    -              743,353
  Realized loss on equity investment                            -         (6,615,000)                   -                    -
  Realized loss on interest rate hedge                          -         (1,930,855)                   -                    -
                                                      -----------        -----------         ------------        -------------

  Net income                                          $   646,921        $ 1,588,235         $  4,465,641        $   6,530,192
                                                      ===========        ===========         ============        =============

  Basic and diluted earnings per share                $      0.06        $      0.16         $       0.43        $        0.81
                                                      ===========        ===========         ============        =============

  Weighted-average common and equivalent shares        10,218,999         10,044,483           10,399,515            8,109,353
                                                      ===========        ===========         ============        =============



================================================================================
*The accompanying notes are an integral part of these statements.

FBR Asset Investment Corporation

Statements of Changes in Shareholders' Equity for the Period from December 15, 1997 (Inception) through December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1999 (unaudited)*

================================================================================

                                                                                         Accumulated
                                           Additional       Retained                       Other
                              Common         Paid in        Earnings        Treasury    Comprehensive                Comprehensive
                               Stock         Capital        (Deficit)        Stock      Income (Loss)    Total       Income (Loss)
                            ------------  ------------   -------------   ------------  -------------- ------------- ---------------
Balance, December 15, 1997     $      -   $          -    $          -   $          -    $          -  $          -     $         -
  Issuance of common stock      102,190    189,528,668               -              -               -   189,630,858               -
  Net income                          -              -         646,921              -               -       646,921         646,921
                                                                                                                        -----------
  Comprehensive income                -              -               -              -               -             -     $   646,921
                                                                                                                        ===========
  Dividends                           -              -        (510,950)              -               -     (510,950)
                               --------   ------------    ------------   ------------    ------------  ------------
Balance, December 31, 1997      102,190    189,528,668         135,971              -               -   189,766,829
                               --------   ------------    ------------   ------------    ------------  ------------
  Issuance of common stock        1,968      3,659,033               -              -               -     3,661,001
  Stock options issued to
    manager                           -        909,492               -              -               -       909,492
  Repurchase of common
    stock                             -              -               -    (24,070,663)              -   (24,070,663)
  Net income                          -              -       1,588,235              -               -     1,588,235     $ 1,588,235
  Other comprehensive
   income (loss)--
    Change in unrealized
      loss on available-
      for-sale securities             -              -               -              -      (9,800,530)   (9,800,530)     (9,800,530)
                                                                                                                        -----------
  Comprehensive loss                  -              -               -              -               -             -     $(8,212,295)
                                                                                                                        ===========
  Dividends                           -              -     (11,149,785)             -               -   (11,149,785)
                               --------   ------------    ------------   ------------    ------------  ------------
Balance, December 31, 1998     $104,158   $194,097,193    $ (9,425,579)  $(24,070,663)   $ (9,800,530) $150,904,579
                               --------   ------------    ------------   ------------    ------------  ------------


Repurchase of common stock            -              -               -    (18,913,675)              -   (18,913,675)
Net Income                            -              -       6,530,192              -               -     6,530,192     $ 6,530,192
Other comprehensive
  income (loss)--
   Change in unrealized
     loss on available-
     for-sale securities              -              -               -              -      (6,095,547)   (6,095,547)     (6,095,547)
                                                                                                                        -----------
Comprehensive loss                    -              -               -              -               -             -     $   434,645
                                                                                                                        ===========
Dividends                             -              -      (5,444,370)             -               -    (5,444,370)
                               --------   ------------    ------------   ------------    ------------  ------------
Balance, June 30, 1999         $104,158   $194,097,193    $ (8,339,757)  $(42,984,338)   $(15,896,077) $126,981,179
                               ========   ============    ============   ============    ============  ============

================================================================================

*The accompanying notes are an integral part of these statements.

FBR Asset Investment Corporation


Statements of Cash Flows for the Period from December 15, 1997 (Inception) through December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1998 and 1999 (unaudited)*

================================================================================

                                             December 15, 1997
                                                (Inception)                               For the Six Months Ended June 30
                                                  through             Year Ended         ----------------------------------
                                             December 31, 1997     December 31, 1998          1998                 1999
                                            -------------------    ------------------    --------------       -------------
                                                                                                                (unaudited)
  Cash flows from operating activities:
    Net income                                 $     646,921        $    1,588,235          $ 4,465,641       $   6,530,192
     Adjustments to reconcile net
       income to net cash (used in)
      provided by operating activities--
       Realized loss on equity
         securities                                        -             6,615,000                    -                   -
       Realized gain on sale of
         mortgage-backed and equity
         securities                                        -             (176,048)                    -            (743,353)
       Unrealized gain on equity
         investments                                (268,520)                    -                    -                   -
       Amortization of organization
        costs and stock options                        3,733               456,342                  798             228,171
        issued to manager
       Premium amortization on
         mortgage-backed securities                        -               777,179              137,518             385,264
       Changes in operating assets and
         liabilities:
         Due from affiliate                         (545,827)              545,827              545,609                   -
         Dividends receivable                       (434,717)             (435,760)             178,169             141,742
         Interest receivable                          (8,000)           (1,962,048)          (1,895,099)          1,011,733
         Prepaid expenses                                  -                     -              (26,385)                  -
         Organization costs                          (11,642)                    -                    -                   -
         Management fees payable                      58,623             1,216,891              207,912          (1,129,460)
         Accounts payable and accrued
           expenses                                   12,000               212,933               69,349             (85,485)
         Interest payable                                  -               310,096              552,783            (129,011)
         Due to custodian                                  -             2,041,230              167,402          (2,041,230)
         Deferred revenue                            190,000               (17,174)            (145,340)           (166,397)
                                               -------------        --------------       --------------       -------------
        Net cash (used in) provided by
          operating activities                 $    (357,429)       $   11,172,703           $4,258,357       $   4,002,166
                                               =============        ==============       ==============       =============
  Cash flows from investing activities:
     Purchase of mortgage-backed securities                -          (221,156,241)        (221,156,241)         (9,888,384)
     Investments in equity securities          $ (23,050,230)       $  (64,876,250)      $  (55,295,839)      $  (1,454,320)
     Investments in notes receivable,
       net of repayments                          (3,000,000)          (16,000,000)         (15,000,000)          1,847,862
     Proceeds from sale of mortgage-backed
       securities                                          -            48,533,267                    -                   -
     Proceeds from sale of equity securities               -                     -                    -           6,690,173
     Receipt of principal payments on
       mortgage-backed securities                          -            21,204,987            2,226,225          16,969,474
                                               -------------        --------------       --------------       -------------
       Net cash (used in) provided by
             investing activities              $  26,050,230)       $ (232,294,237)      $ (289,225,855)      $  14,164,805
                                               -------------        --------------       --------------       ------------

  Cash flows from financing activities:
     Repurchase of common stock                $           -        $  (24,070,663)                           $ (18,913,675)
     Proceeds from issuance of common stock      189,630,858             3,661,001            3,661,001            -
     Proceeds from (repayments of)
     repurchase agreements, net                            -           128,550,000          181,287,958         (14,756,000)
     Dividends paid                                        -            (9,097,677)          (2,594,115)         (5,304,929)
                                               -------------        --------------       --------------       -------------
       Net cash provided by (used in)
             financing activities              $ 189,630,858        $   99,042,661       $  182,354,844       $ (38,974,604)
                                               =============        ==============       ==============       =============


================================================================================

FBR Asset Investment Corporation


Statements of Cash Flows for the Period from December 15, 1997 (Inception) through December 31, 1997, the Year Ended December 31, 1998, and the Six Months Ended June 30, 1998 and 1999 (unaudited)* (Continued)
================================================================================

                                             December 15, 1997
                                                (Inception)                                  For the Six Months Ended June 30
                                                  through              Year Ended         ----------------------------------------
                                             December 31, 1997      December 31, 1998            1998                 1999
                                             -------------------  ----------------------  -------------------   ------------------
                                                                                                                   (unaudited)
  Net increase (decrease) in cash and cash
     equivalents                              $  163,223,199        $   (122,078,873)     $  (102,612,654)        $  (20,807,633)
  Cash and cash equivalents, beginning of
     the period                                            -             163,223,199          163,223,199             41,144,326
                                              --------------        ----------------      ---------------         --------------
  Cash and cash equivalents, end of the
     period                                   $  163,223,199        $     41,144,326      $    60,610,545         $   20,336,693
                                              --------------        ----------------      ---------------         --------------
  Supplemental disclosure of non-cash
     investing activities:
                                              --------------        ----------------      ---------------         --------------
         Securities purchased but not
           settled                                         -        $      9,888,384                    -         $   10,000,000


================================================================================
*The accompanying notes are an integral part of these statements.

Notes to Financial Statements

Note 1  Organization and Nature of Operations

FBR Asset Investment Corporation ("FBR Asset" or the "Company") was incorporated in Virginia on November 10, 1997. FBR Asset commenced operations on December 15, 1997, upon the closing of a private placement of equity capital (the "Private Placement") (see Note 3).

FBR Asset is organized as a real estate investment trust ("REIT") whose primary purpose is to invest in mortgage loans and mortgage-backed securities issued or guaranteed by instrumentalities of the U.S. Government or by private issuers that are secured by real estate (together the "Mortgage Assets"). FBR Asset also acquires indirect interests in those and other types of real estate-related assets by investing in public and private real estate companies, subject to the limitations imposed by the various REIT qualification requirements. Funds not immediately allocated will generally be temporarily invested in readily marketable, interest-bearing securities. To create yields commensurate with its investment objectives, FBR Asset leverages its assets and mortgage loan portfolio primarily with collateralized borrowings. FBR Asset uses derivative financial instruments to hedge a portion of the interest rate risk associated with its borrowings.

Note 2  Summary of Significant Accounting Policies

Investments in Mortgage-Backed Securities

FBR Asset invests primarily in mortgage pass-through certificates that represent a 100 percent interest in the underlying conforming mortgage loans and are guaranteed by the Government National Mortgage Association ("Ginnie Mae"), the Federal Home Loan Mortgage Corporation ("Freddie Mac"), and the Federal National Mortgage Association ("Fannie Mae").

Mortgage-backed security transactions are recorded on the date the securities are purchased or sold. Any amounts payable for unsettled trades are recorded as "due to custodian--mortgage securities" in FBR Asset's Statement of Financial Condition.

FBR Asset accounts for its investments in mortgage-backed securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires FBR Asset to classify its investments as either trading, available-for-sale or held to maturity. FBR Asset does not hold its mortgage-backed securities for trading purposes, but may not hold such investments to maturity, and has classified these investments as available-for-sale. Securities classified as available for sale are reported at fair value, with temporary unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. Realized gains and losses on mortgage-backed securities transactions are determined on the specific identification basis.

Unrealized losses on mortgage-backed securities that are determined to be other than temporary are recognized in income. Management regularly reviews its investment portfolio for other than temporary impairment. There were no such adjustments for mortgage-backed investments.

The fair value of FBR Asset's mortgage-backed securities are based on market prices provided by certain dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts FBR Asset could realize in a current market exchange.

Income from investments in mortgage-backed securities is recognized using the effective interest method, using the expected yield over the life of the investment. Income includes contractual interest accrued and the amortization or accretion of any premium or discount recorded upon purchase. Changes in anticipated yields result primarily from the changes in actual and projected cash flows and estimated prepayments. Changes in the yield that result from changes in the anticipated cash flows and prepayments are recognized over the remaining life of the investment with recognition of a cumulative catch-up at the date of change from the date of original investment.

During 1998, FBR Asset received proceeds of $48.5 million from the sale of mortgage-backed securities. The Company recorded $176,048 in realized gains related to this sale.

The following table summarizes FBR Asset's mortgage-backed securities as of December 31, 1998:


                                                                                Total Mortgage
                               Freddie Mac       Fannie Mae       Ginnie Mae        Assets
                               -----------       ----------       ----------        ------
Mortgage-backed
   securities, available
   for sale-principal          $93,278,879       $48,386,870      $16,294,168    $157,959,917

Unamortized premium                512,080         1,415,625          780,216       2,745,323
                               -----------       -----------      -----------    ------------
Amortized cost                  93,790,959        49,802,495       17,074,384     160,705,240

Gross unrealized gains             682,949           196,615          135,862         978,024

Gross unrealized losses            (89,511)         (156,584)         (18,430)       (264,525)
                               -----------       -----------      -----------    ------------
Estimated fair value           $94,384,397       $49,842,526      $17,191,816    $161,418,739
                               ===========       ===========      ===========    ============


The following table summarizes FBR Asset's mortgage-backed securities as of June 30, 1999:

                                                                                Total Mortgage
                               Freddie Mac       Fannie Mae       Ginnie Mae        Assets
                               -----------       ----------       ----------        ------
Mortgage-backed
   securities, available
   for sale-principal          $85,126,237       $42,619,956      $13,244,252    $140,990,445

Unamortized premium                438,721         1,214,706          706,629       2,360,056
                               -----------       -----------      -----------    ------------
Amortized cost                  85,564,958        43,834,662       13,950,881     143,350,501

Gross unrealized gains                   -                 -                -               -

Gross unrealized losses         (1,525,642)         (655,132)        (226,525)     (2,407,299)
                               -----------       -----------      -----------    ------------
Estimated fair value           $84,039,316       $43,179,530      $13,724,356    $140,943,202
                               ===========       ===========      ===========    ============

Repurchase Agreements

FBR Asset has entered into short-term repurchase agreements to finance a significant portion of its mortgage-backed investments. The repurchase agreements are secured by FBR Asset's mortgage-backed securities and bear interest at rates that have historically related closely to LIBOR for a corresponding period. As of December 31, 1998, FBR Asset had $128.6 million outstanding under repurchase agreements with a borrowing rate of 5.08% as of the end of the period and a weighted-average remaining maturity of 73 days. At December 31, 1998, mortgage-backed securities pledged had an estimated fair value of $136.2 million. At December 31, 1998, the repurchase agreements had remaining maturities of between 69 and 74 days.

At June 30, 1999, FBR Asset had $113.8 million outstanding under repurchase agreements with a weighted average borrowing rate of 5.06% as of the end of the period and a remaining term to maturity of 19 days. At June 30, 1999, mortgage-backed securities pledged had an estimated fair value of $117.4 million.

Interest Rate Swaps

During 1998, FBR Asset entered into two interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. The interest rate swap agreements are structured such that FBR Asset receives payments based on a variable interest rate and makes payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on the three-month LIBOR. The Company's repurchase agreements, which generally have maturities of 60 to 90 days, carry interest rates that correspond to LIBOR rates for those same periods. The swap agreements effectively fix the Company's borrowing cost and are not held for speculative or trading purposes. As a result of these factors, the Company has accounted for these agreements as hedges.

The fair value of interest rate agreements that qualify as hedges are not recorded. The differential between amounts paid and received under the interest rate swap agreements is recorded as an adjustment to the interest expense incurred under the repurchase agreements. In the event of early termination of an interest rate agreement, a gain or loss is recorded and the Company receives or makes a payment based on the fair value of the interest rate agreement on the date of termination.

In October 1998, in connection with the sale of mortgage assets and repayment of certain repurchase agreements, the Company terminated one of its swap agreements. The Company realized a loss of $1.9 million upon termination. The remaining interest rate agreement has a notional amount of $50 million, a fair value of $(910,535) and $16,745 at December 31, 1998, and June 30, 1999,
respectively, and matures on June 1, 2001.

Investments in Equity Securities

Investments in securities that are listed on a national securities exchange (or reported on the Nasdaq National Market) are stated at the last reported sale price on the day of valuation. Listed securities for which no sale was reported are stated at the mean between the closing "bid" and "asked" price on the day of valuation. Other securities for which quotations are not readily available are valued at fair value as determined by FBR Asset's investment adviser, Friedman, Billings, Ramsey Investment Management, Inc.

("FBR Management"). FBR Management may use methods of valuing securities other than those described above if it believes the alternative method is preferable in determining the fair value of such securities.

At December 31, 1997, FBR Asset classified its only three equity portfolio investments as trading securities in accordance with SFAS No. 115. In January 1998, consistent with the intention to have the Company operate as a REIT, management reevaluated its investment objectives for these investments and concluded that these investments were being held for long-term yield, capital appreciation, and cash flow. Accordingly, management reclassified such investments as available for sale. The transfer of these securities between categories was accounted for at fair value, and there was no change to FBR Asset's net assets as a result of this change in classification.

Realized gains and losses are recorded on the date of the transaction using the specific identification method. The difference between the purchase price and market price (or fair value) of investments in securities is reported as an unrealized gain or loss and a component of comprehensive income.


Management regularly reviews any declines in the market value of its equity investments for declines and impairments that are other than temporary. Such declines are recorded in operations when determined. In 1998, management recorded a charge to operations for $6.6 million associated with an other than temporary decline in the value of its investment in Chastain Capital Corporation.


Notes Receivable


On December 23, 1997, FBR Asset entered into an Interim Financing and Security Agreement with Prime Capital Holdings, LLC ("Prime Capital"). The agreement allows for up to a $20 million bridge loan to Prime Capital. The note accrues interest at an annualized rate of 12-17% depending upon the funding period. All amounts due under the bridge loan were due on June 30, 1999. As of December 31, 1998, $11.5 million had been drawn against the bridge loan. From inception through December 31, 1998, and for the six months ended June 30, 1999, $1.0 million and $1.2 million in interest income has been recorded on this note. FBR Asset further extended the maturity date on the remaining $10.2 million balance until September 30, 1999. On August 4, Prime Capital paid $315,500 in principal payments to reduce the outstanding balance to $9.9 million. Prime Capital is a Delaware limited liability company formed in August 1997 and is an early stage mortgage origination company.


On February 5, 1999, FBR Asset loaned Prime Group Realty, an affiliate of Prime Group Inc., $7 million. The loan bore interest at a rate of 15% per annum and was secured by real property. The note was repaid on July 14, 1999.

On June 3, 1998, FBR Asset entered into a promissory note agreement with Kennedy-Wilson, Inc. for $10 million. The note accrued interest at a rate of 12 percent per annum, which was payable monthly. The agreement called for the repayment of the advanced principal amount upon the earlier of, the closing of a public offering of common stock by Kennedy-Wilson, or December 3, 1998. On November 30, 1998, Kennedy-Wilson paid the note down to $7,500,000, and FBR Asset and Kennedy-Wilson entered into an amended promissory note agreement increasing the interest rate to 17% and extending the repayment date to June 3, 1999. Kennedy-Wilson is a U.S. real estate marketing and investment firm specializing in innovative marketing programs for various types of properties and financial instruments. From inception through December 31, 1998, and for the six months ended June 30, 1999, interest income of $0.7 million and $0.5 million, respectively, has been recorded on this note. The note was repaid on May 17, 1999.

On January 25, 1999, the Company loaned Brookdale Living Community, Inc. $5 million in subordinated debt. The debt bore interest at 13 percent per annum and was due on April 26, 1999. FBR Asset agreed to extend the maturity date on this loan and was repaid on May 14, 1999.

Credit Risk

FBR Asset has limited its exposure to credit losses on its mortgage-backed portfolio of mortgage-backed securities by purchasing securities only from Freddie Mac, Fannie Mae, or Ginnie Mae. The payment of principal and interest on the Freddie Mac and Fannie Mae mortgage-backed securities are guaranteed by those respective agencies and the payment of principal and interest on the Ginnie Mae mortgage-backed securities is backed by the full-faith-and-credit of the U.S. Government. At December 31, 1998, and June 30, 1999, all of FBR Asset's mortgage-backed securities have an implied "AAA" rating.

Cash and Cash Equivalents

All investments with original maturities of less than three months are cash equivalents. As of December 31, 1998, cash and cash equivalents consisted of $14.4 million of cash deposited in two commercial banks and $26.7 million in two separate domestic money market funds. As of June 30, 1999, cash and cash equivalents consisted of $4.1 million of cash deposited in two commercial banks and $16.2 million in two separate domestic money market funds. The money market funds invest primarily in obligations of the U.S. Government. The carrying amount of cash equivalents approximates their fair value.

New Accounting Pronouncements

During the period, FBR Asset adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a financial reporting methodology that includes certain financial information that historically has not been recognized in the calculation of net income. FBR Asset's only component of other comprehensive income is the net unrealized loss on investments classified as available for sale in accordance with SFAS No. 115.


In June 1998, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement is effective for all fiscal years beginning after June 15, 2000, and generally requires that an entity recognize derivative financial instruments as assets or liabilities and measure them at fair value. Management is currently evaluating the impact of adopting the requirements of SFAS 133.

Net Income Per Share

FBR Asset has adopted SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic and diluted earnings per share. SFAS No. 128 specifies that basic earnings per share excludes potential dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would share in earnings. The potentially dilutive securities did not impact the computation of earnings per share for any period presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Income Taxes

FBR Asset has elected to be taxed as a REIT under the Internal Revenue Code. To qualify for tax treatment as a REIT, FBR Asset must meet certain income and asset tests and distribution requirements. FBR Asset generally will not be subject to federal income tax at the corporate level to the extent that it distributes at least 95 percent of its taxable income to its shareholders and complies with certain other requirements. Failure to meet these requirements could have material adverse impact on FBR Asset's results or financial condition. Furthermore, because FBR Asset's investments include stock in other REITs, failure of those REITs to maintain their REIT status could jeopardize FBR Asset's qualification as a REIT. No provision has been made for income taxes in the accompanying financial statements, as FBR Asset believes it has met the prescribed distribution and other requirements.

Reclassifications

Certain amounts in the financial statements as of December 31, 1997, have been reclassified to conform with 1998 presentation.

Note 3  Stockholders' Equity

On December 15, 1997, FBR Asset completed a private placement of equity capital. FBR Asset received net proceeds of $189.7 million from the issuance of 10,218,999 shares of common stock.

On January 15, 1998, FBR purchased 196,828 shares of FBR Asset for $3.7 million pursuant to a stock option awarded in connection with the private placement offering.

FBR Asset has paid the following dividends:

Declaration Date                       Payable Date                  Dividend
----------------                       ------------                  --------
December 31, 1997                      January 22, 1998               $.055(1)
April 6, 1998                          April 22, 1998                 $.200
June 24, 1998                          July 14, 1998                  $.295
October 13, 1998                       October 20, 1998               $.360
December 31, 1998                      January 15, 1999               $.300
March 31, 1999                         April 14, 1999                 $.325
June 14, 1999                          July 15, 1999                  $.380

(1) Includes $0.005 divided declared in June 1998 and paid in July 1998 to shareholders of record as of December 31, 1997.


In September 1998, the Board of Directors authorized the repurchase of up to 2,000,000 shares of FBR Asset's common stock. Through December 31, 1998, FBR Asset had repurchased 1,872,300 shares for a cost of $24 million, or $12.86 average cost per share. On March 30, 1999, the Board of Directors authorized the repurchase of up to an additional 2,000,000 shares of FBR Asset's common stock. Between December 31, 1998 and June 30, 1999, the Company repurchased an additional 1,431,691 shares of its common stock at an average price of $13.21 per share.


FBR Asset had outstanding, as of December 31, 1998, and June 30, 1999, 1,021,900 options to purchase common stock. These options have terms of eight to ten years and have an exercise price of $20 per share.

Note 4  Management and Performance Fees

FBR Asset has entered into a management agreement with Friedman, Billings, Ramsey Investment Management, Inc. ("FBR Management"), for an initial term expiring on December 15, 1999. FBR Management will perform portfolio management services on behalf of FBR Asset. Such services shall include, but are not limited to, consulting with FBR Asset on purchase and sale opportunities, collection of information and submission of reports pertaining to FBR Asset's assets, interest rates, and general economic conditions, and periodic review and evaluation of the performance of FBR Asset's portfolio of assets.

FBR Management is entitled to a quarterly "base" management fee equal to the sum of (1) 0.25 percent per annum (adjusted to reflect a quarterly period) of the average invested mortgage assets of FBR Asset during each calendar quarter and,
(2) 0.75 percent per annum (adjusted to reflect a quarterly period) of the remainder of the average invested assets of FBR Asset during each calendar quarter. FBR Management also received 1,021,900 options to purchase FBR Asset's common stock at $20 per share. The estimated value of these options is $909,492, based on a discounted Black-Scholes valuation, and is being amortized over the initial term of the Management Agreement. FBR Management assigned options to acquire 51,045 shares to Blackrock in connection with the execution of the sub-management agreement. The unamortized value of these options has been recorded as prepaid expenses in the accompanying statements of financial condition. In addition, FBR Management agreed to the rescision of 155,000 options to purchase common shares in connection with the establishment of FBR Asset's stock incentive plan.

FBR Management is also entitled to receive incentive compensation based on the performance of FBR Asset. On December 31, 1998, and each subsequent year thereafter, FBR Management is entitled to an incentive fee calculated as: funds from operations (as defined), plus net realized gains or losses from asset sales, less the threshold amount (all computed on a weighted average share outstanding basis), multiplied by 25 percent. The threshold amount is calculated as the weighted average per share price of all equity offerings of FBR Asset, multiplied by a rate equal to the ten-year U.S. Treasury rate plus five percent per annum.

FBR Management has engaged BlackRock Financial Management, Inc. ("BlackRock") to manage FBR Asset's mortgage asset investment program (the "Mortgage Portfolio") as a sub-adviser. BlackRock is a majority owned subsidiary of PNC Bank Corporation who is a 4.9 percent owner of FBR Management's parent company. As compensation for rendering services, BlackRock will be entitled to share the management fees of FBR Management, calculated based on the average gross asset value managed by BlackRock, with a minimum annual fee of $100,000, payable quarterly. The agreement may be terminated by either party with thirty days advance notice.

Note 5  Related Parties

As of December 31, 1998, a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. ("FBR Group") owned 1,344,086 shares or 15.73% of the outstanding common stock of FBR Asset. As of June 30, 1999, that same subsidiary owned 1,344,086 or 18.90% of the outstanding common stock of FBR Asset. FBR Group is the parent company of FBR Management and FBR & Co.

Note 6  Equity Investments

As of December 31, 1997, the Company's equity investments had an aggregate cost basis of $23 million, a fair value of $23.3 million and unrealized gains of $0.3 million. As of December 31, 1998, the Company's equity investments had an aggregate cost basis of $81.2 million, fair value of $71.0 million, unrealized losses of $12.3 million, realized losses of $6.6 million, and unrealized gains of $2.1 million.


At June 30, 1999, the Company's equity investments had an aggregate cost basis of $86.7 million, a fair value of $73.5 million, unrealized losses of $14.8 million and unrealized gains of $1.6 million.

                                         Amount of          Market Value at       Market Value at
Equity Investments                     Investment(1)       December 31, 1998       June 30, 1999
---------------------------            -------------       -----------------      ---------------
Anthracite Capital, Inc.               $  18,334,496        $  12,358,170          $ 10,380,864
Capital Automotive REIT                   25,000,000           26,657,711            23,745,524
Chastain Capital Corporation(2)            3,150,000            3,150,000             4,637,500
Imperial Credit Commercial Mortgage
   Inv. Corp.                             13,050,230            8,437,500             9,731,250
Imperial Credit Industries, Inc.(3)       10,000,000                   -             10,000,000
Prime Retail, Inc.                         1,201,317            1,211,844             1,072,906
Prime Retail, Inc., pfd(3)                 1,454,320                    -             1,553,104
Resource Asset Investment Trust            5,292,516            3,790,325             4,350,259
Building One Services Corporation(4)       4,053,180           10,437,500             2,811,894
East-West Bank                             5,200,000            4,940,000             5,232,500
                                       -------------        -------------          ------------
     Total                             $  86,736,059        $  70,983,050          $ 73,515,801
                                       =============        =============          ============

(1)   As of June 30, 1999
(2) Reflects realized loss of $6.6 million recorded in 1998 for other than temporary impairment in the value of Chastain Capital Corporation (3) Purchased in 1999.
(4) In April 1999, FBR Asset sold 297,341 shares of Building One Services Corporation and realized a gain of $743,353.

Imperial Credit Commercial Corporation ("ICMI")


FBR Asset purchased 900,000 shares of ICMI common stock in December 1997. ICMI is a Maryland corporation that has elected REIT status. It invests primarily in performing multifamily and commercial term loans and interests in commercial and residential mortgage-backed securities. ICMI also invests in various classes of non-investment grade mortgage-backed securities. ICMI's common stock is publicly traded.

Building One Services Corporation ("BOSS")

FBR Asset purchased 500,000 shares of BOSS (formerly Consolidated Capital Corporation) common stock in December 1997. BOSS is a Delaware corporation that was founded in February 1997 to build consolidated enterprises through the acquisition and integration of multiple businesses in one or more fragmented industries. BOSS has undertaken to consolidate facilities management companies and may select companies in this or related industries in which to make future investments. BOSS's common stock is publicly traded. Pursuant to BOSS's tender offer, which expired in April 1997, FBR Asset sold 297,341 of its BOSS common shares for a price of $22.50 per share, or $6.7 million in April 1999.

Capital Automotive REIT ("CAR")

On February 13, 1998, FBR Asset acquired 1,792,115 shares of common stock in CAR in a private transaction, concurrent with CAR's initial public stock offering at a price of $13.95 per share. CAR is a self-administered and self-managed Maryland REIT formed to invest in the real property and improvements used by operators of multisite, multifranchised motor vehicle dealerships and motor vehicle related businesses located in major metropolitan areas throughout the United States. CAR primarily acquires real property and simultaneously leases back this property for use by dealers. CAR's common stock is publicly traded.

Resource Asset Investment Trust ("RAS")

On February 19, 1998, FBR Asset acquired 300,000 shares of common stock in RAS, a Maryland REIT, for a cost of $4,599,000 or $15.33 per share. RAS's principal business activity is the acquisition and/or financing of loans secured by mortgages on real property (or interests in such loans) in situations that, generally, do not conform to the underwriting standards of institution lenders or sources that provide financing through securitization. RAS believes that its anticipated financing activity provides it with an underserved niche market in the real estate industry. RAS's common stock is publicly traded.

On June 24th and 25th, 1998, FBR Asset acquired an additional 44,575 shares of RAS for a cost of $693,516 or $15.55 average cost per share.

Anthracite Capital, Inc. ("AHR")

On March 27, 1998, FBR Asset purchased 716,846 shares of common stock in AHR, a Maryland REIT, for a cost of approximately $10 million or $13.95 per share. AHR was organized in November 1997 to invest in a diversified portfolio of multifamily, commercial and residential mortgage loans, mortgage-backed securities, and other real estate related assets in the United States and non-U.S. markets. AHR seeks to achieve strong investment returns by maximizing the spread of investment income earned on its real estate assets over the cost of financing and hedging these assets and/or liabilities. AHR's common stock is publicly traded.

During September and October, 1998, FBR Asset purchased an additional 865,000 shares of AHR for $8,334,496 or $9.64 average cost per share.

Chastain Capital Corporation ("CHAS")

On April 29, 1998, FBR Asset purchased 700,000 shares of common stock in CHAS, a Georgia REIT, for a cost of $9,765,000 or $13.95 per share. CHAS was organized in December 1997 to invest in commercial and multifamily mortgage and real estate related assets located in major metropolitan markets throughout the United States. CHAS emphasizes, in particular, origination of commercial mortgage loans for the purpose of securitizing and the retainage of subordinated interests in these loans.

In 1998, FBR Asset recorded a charge to operations in the amount of $6,615,000 to reflect management's determination that the decline in the market value of the stock was more than temporary. On May 14, 1999, CHAS announced that its Board of Directors had voted to sell all of CHAS' assets, either through a plan of liquidation or through a sale of the company.

East-West Bancorp ("EWB")

On June 30, 1998, FBR Asset purchased, through a private placement offering, 520,000 shares of EWB, a Southern California commercial bank, for a cost of $5,200,000 or $10.00 per share. EWB's strategy is to become the premier commercial bank in California serving the unique personal and business banking needs of customers engaged in business and having family ties with or origins from the Asia Pacific region, with experienced personnel having the language capability and cultural sensitivity appropriate for the region.

Prime Retail, Inc. ("PRT")


In September 1998, FBR Asset purchased an aggregate of 122,300 shares of PRT, for a total of $1,191,832, or $9.74 average cost per share. On October 18, 1998, FBR Asset purchased an additional 1,200 shares of PRT's common stock for $9,485 or $7.90 per share. PRT is a Maryland REIT that is engaged primarily in the ownership, development, construction, acquisition, leasing, marketing and management of factory outlet centers. PRT's common stock is publicly traded.


On April 22, 1999, FBR Asset purchased 78,400 shares of PRT's preferred stock for a cost of $1,454,320 or $18.55 average cost per share. PRT's preferred stock is publicly traded.

Kennedy-Wilson, Inc. ("KWIC")

FBR Asset owns warrants to acquire 131,096 shares of Kennedy-Wilson common stock at a price of $7.5526 per share. The warrants expire in June 2003.

Imperial Credit Industries, Inc. ("ICII")

On June 30, 1999, FBR Asset privately purchased 400,000 shares of ICII's preferred stock for $25.00 per share. ICII is a commercial and consumer finance holding company specializing in non-conforming residential mortgage banking, business and consumer lending and commercial leasing.

================================================================================

     We have not authorized any dealer, salesperson or any other person to give any information or make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the company or the selling stockholders. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the shares offered by this prospectus nor does it constitute an offer to sell or a solicitation of an offer or to buy the shares offered hereby in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has not been a change in the affairs of the company since the date hereof.


            ---------------


        SUMMARY TABLE OF CONTENTS

                                                Page
                                                ----

Summary...........................................1
Risks of Investing in FBR Asset...................4
Organization & Relationships.....................18
FBR & FBR Management.............................19
FBR Asset's Business.............................28
Selected Financial Data..........................44
Management's Discussion & Analysis...............45
FBR Asset's Directors & Officers.................65
FBR Asset's Capital Stock........................72
Common Stock Available For Future Sale...........77
Principal Shareholders...........................78
Federal Income Tax Consequences of FBR Asset's
  Status as a REIT...............................79
ERISA Considerations.............................98
Selling Shareholders............................100
Use of Proceeds.................................103
Plan of Distribution............................104
Other Matters...................................106


For a period of 25 days after the registered securities are first offered to the public pursuant to this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.

================================================================================


================================================================================


                              FBR Asset Investment
                                   Corporation

                                  Common Stock
                                5,767,750 Shares


                             -----------------------

                                   PROSPECTUS

                             -----------------------













                                 August 26, 1999


================================================================================

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates.

                                        Amount To Be Paid
                                        -----------------

              SEC registration fee                            $   45,888
              NASD filing fees                                $   11,500
              Printing and mailing expenses                   $   10,000
              Legal fees and expenses                         $  400,000
              Accounting fees and expenses                    $  100,000
              Transfer agent and custodian fees               $    5,000
              Miscellaneous                                   $    3,000
                                                              ----------
              Total                                           $  575,388
                                                              ==========



Item 32.  Sales to Special Parties.

There are none, except to the extent that shares may be acquired pursuant to the exercise of options as described under "FBR & FBR Management--The Management Agreement--Options Owned by FBR Management" and "FBR Asset's Directors & Officers--Executive Compensation & Other Benefits--Stock Options."

Item 33.  Recent Sales of Unregistered Securities.

On November 25, 1999, the Registrant sold one share of common stock, $.01 par value, to Eric F. Billings in exchange for $20. The foregoing share was sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

On December 1, 1997, the Registrant sold 537,634 shares of common stock, $.01 par value per share, to FBR Holdings, Inc., for $18.60 per share, or $10,000,000 in the aggregate. The foregoing shares were sold without registration under the Securities Act, in reliance on the exemption provided by Section 4(2) thereof.

On December 17, 1997, the Registrant sold 9,681,365 shares of common stock, $.01 par value per share, to purchasers who were either "Qualified Institutional Buyers," as defined in Rule 144A under the Securities Act, or "accredited investors," as defined in Rule 501(a) under the Securities Act, or to purchasers who were non-U.S. persons, as defined in Regulation S under the Securities Act pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S. The foregoing shares were sold without registration under the Securities Act in reliance on the exemption provided by Section 4(2) thereof and Regulation D and Regulation S thereunder. The purchasers in the offering paid $20.00 per share, or $193,627,300 in the aggregate. The shares were initially sold to Friedman, Billings, Ramsey & Co., Inc., as the initial purchaser in the offering (the "Initial Purchaser"), for a purchase price of $18.60 per share, or $180,073,389 in the aggregate. The Initial Purchaser's discount in the offering was $1.40 per share, or $13,553,911 in the aggregate.

On January 22, 1998, the Registrant sold 196,828 shares of common stock, $.01 par value per share, to purchasers who were either "Qualified Institutional Buyers," as defined in Rule 144A under the Securities Act, or "accredited investors," as defined in Rule 501(a) under the Securities Act, or to purchasers who were non-U.S. persons, as defined in Regulation S under the Securities Act pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S. The foregoing shares were sold without registration under the Securities Act in reliance on the exemption provided by Section 4(2) thereof and Regulation D and Regulation S thereunder. The purchasers in the offering paid $20.00 per share, or $3,936,560 in the aggregate. The shares were initially sold to Friedman, Billings, Ramsey & Co., Inc., as the initial purchaser in the offering (the "Initial Purchaser"), for a purchase price of $18.60 per share, or $3,661,008.8 in the aggregate. The Initial Purchaser's discount in the offering was $1.40 per share, or $275,559.20 in the aggregate.

Item 34.  Indemnification of Officers and Directors.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its Articles a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law of any federal or state securities law. The Articles of the Registrant contain such a provision that eliminates such liability to the maximum extent permitted by Virginia law.

The Articles of the Registrant authorize it, to the maximum extent permitted by Virginia law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any or former director or officer or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason or his status as a present or former director or officer of the Registrant. The Virginia Stock Corporation Act requires a corporation (unless its Articles provides otherwise, which the Registrant's Articles do not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The Virginia Stock Corporation Act permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, when conducting themselves in good faith, unless it is established that (a) in their official capacities, they did not believe they acted in the best interests of the corporation, (b) in their non-official capacities, they acted against the best interests of the corporation or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that the director or officer was judged liable to the corporation or that the director or officer received improper benefit. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met, unless the individuals making advances know that the information in
(a) or (b) is false.

Item 35.  Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36.  Financial Statements and Exhibits.

(a)      Financial Statements included in the prospectus.

(b)      Exhibits

                  3.1      Amended and Restated Charter of Registrant*

                  3.2      Bylaws of Registrant*

                  4        Form of stock certificate*

                  5        Opinion of Hunton & Williams*

                  8 Opinion of Hunton & Williams with respect to tax matters*

                  10.1 Management Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Investment Management, Inc.*

                  10.2 License Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Group, Inc.*

                  10.3 Stock Option Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Investment Management, Inc.*

                  10.4 Sub-management Agreement, dated as of December 17, 1997, by and between Friedman, Billings, Ramsey Investment Management, Inc., and BlackRock Financial Management, Inc.*

                  10.5 Assignment Agreement, dated as of December 17, 1998, by and between Friedman, Billings, Ramsey Investment Management, Inc., and BlackRock Financial Management, Inc.*

                  10.6     Stock Incentive Plan of Registrant*

                  10.7     Form of Interest Rate Swap Agreement*

                  10.8     Form of Repurchase Agreement*

                  23.1     Consent of Arthur Andersen LLP

                  23.2     Consent of Hunton & Williams (included in Exhibit 5)*

                  25 Power of Attorney of Officers and Directors of Registrant (included on signature pages of the Registration Statement)

                  27.1     Financial Data Schedule

         *  Previously filed.

Item 37. Undertakings.

         (a)      The undersigned Registrant hereby undertakes as follows:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 242(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on August 26, 1999.


                                            FBR ASSET INVESTMENT CORPORATION
                                            (Registrant)

                                            By: /s/ Elaine M. Clancy
                                                -----------------------------
                                                Elaine M. Clancy
                                                Chief Financial Officer

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 27, 1999. Each of the directors and/or officers of FBR Asset Investment Corporation whose signature appears below hereby appoints Eric F. Billings and Elaine M. Clancy, and both of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable FBR Asset Investment Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

             Signature                             Title
             ---------                             -----

/s/ Emanuel J. Friedman
--------------------------             Chairman of the Board of Directors
Emanuel J. Friedman

/s/ Eric F. Billings
--------------------------             Vice Chairman, President, Chief Executive
Eric F. Billings                       Officer and Director
                                       (Principal Executive Officer)

/s/ William R. Swanson
--------------------------             Chief Operating Officer and Director
William R. Swanson

/s/ Elaine M. Clancy
--------------------------             Chief Financial Officer
Elaine M. Clancy                       (Principal Financial Officer)

/s/ Stephen D. Harlan
--------------------------             Director
Stephen D. Harlan

/s/ Russell C. Lindner
--------------------------             Director
Russell C. Lindner

                                  EXHIBIT INDEX


            Exhibit Number                           Exhibit
            --------------                           -------

                  3.1                    Amended and Restated Charter of
                                         Registrant*

                  3.2                    Bylaws of Registrant*

                  4                      Form of stock certificate*

                  5                      Opinion of Hunton & Williams*

                  8                      Opinion of Hunton & Williams with
                                         respect to tax matters*

                 10.1 Management Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Investment Management, Inc.*

                 10.2 License Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Group, Inc.*

                 10.3 Stock Option Agreement, dated December 17, 1997, by and between FBR Asset Investment Corporation and Friedman, Billings, Ramsey Investment Management, Inc.*

                 10.4 Sub-management Agreement, dated as of December 17, 1997, by and between Friedman, Billings, Ramsey Investment Management, Inc., and BlackRock Financial Management, Inc.*

                 10.5 Assignment Agreement, dated as of December 17, 1998, by and between Friedman, Billings, Ramsey Investment Management, Inc., and BlackRock Financial Management, Inc.*

                 10.6                    Stock Incentive Plan of Registrant*

                 10.7                    Form of Interest Rate Swap Agreement*

                 10.8                    Form of Repurchase Agreement*

                 23.1                    Consent of Arthur Andersen LLP

                 23.2                    Consent of Hunton & Williams (included
                                         in Exhibit 5)*

                 25 Power of Attorney of Officers and Directors of Registrant (included on signature pages of the Registration Statement)

                 27.1                    Financial Data Schedule


         *  Previously filed.